UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-1/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
MINNERGY, LLC
(Name of small business issuer in its charter)

Minnesota State or jurisdiction of incorporation or organization	2860 Primary Standard Industrial Classification Code Number	74-3176709 I.R.S. Employer Identification No.
8 North Front Street NW, P.O. Box 86
Eyota, Minnesota 55934
(507) 545-0197
(Address and telephone number of principal executive offices and principal place of business)
Daniel H. Arnold, Chairman
8 North Front Street NW, P.O. Box 86
Eyota, Minnesota 55934
(507) 545-0197
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Miranda L. Hughes
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class	Maximum number of	Proposed maximum	Proposed maximum
of securities to be	units to be	offering price per	aggregate offering	Amount of
registered	registered	unit	price	registration fee
Membership Units	89,000,000	$1.00	$89,000,000	$3,497.70 (1)

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2008, and Rule 457(o) of Regulation C.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus, Dated April 25, 2008

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

MINNERGY, LLC
a Minnesota Limited Liability Company
[Effective Date]
     The Securities being offered by MinnErgy, LLC are Limited Liability Company Membership Units.

Minimum Offering Amount	$58,000,000	Minimum Number of Units	58,000,000
Maximum Offering Amount	$89,000,000	Maximum Number of Units	89,000,000
Offering Price: $1.00 per Unit
Minimum Purchase Requirement: 20,000 Unit(s) ($20,000)
Additional Purchases in Increments of 5,000 Unit(s)
     We are offering limited liability company membership units in MinnErgy, LLC, a development stage Minnesota limited liability company (“MinnErgy”). We intend to use the offering proceeds to develop, construct and operate a 55 million gallon per year dry mill corn-processing ethanol manufacturing plant expected to be located in southeastern Minnesota near Eyota or Utica, however our board of governors reserves the right to change the location of the plant site in their sole discretion for any reason. We estimate the total project, including operating capital, will cost approximately $133,000,000. We expect to use debt financing plus any grants, bond financing and/or other incentives we may be awarded to complete project capitalization. The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return offering proceeds to investors. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” beginning on page 12. You should consider these risk factors before investing in us.
•	Your investment in us will be an investment in securities subject to restrictions on transfer;

•	We will need to obtain significant debt financing to fund construction of our proposed ethanol plant;

•	Our governors and officers will be selling our units without the use of an underwriter;

•	Investors may not receive any cash distributions even though they may incur tax liability;

•	Overcapacity within the ethanol industry may limit our ability to operate profitably;

•	Availability and costs of products and raw materials, particularly corn, natural gas and an adequate water supply may limit our ability to operate profitably;

•	Changes in the costs of construction and equipment will influence the total cost of the project; and

•	Changes and advances in ethanol production technology may render our facility obsolete.

Page
Dissolution	106

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	106
Partnership Status	107
Publicly Traded Partnership Rules	107
Tax Treatment of Our Operation, Flow-Through Taxable Income and Loss; Use of the Calendar Year	109
Tax Consequences to Our Unit Holders	109
Tax Treatment of Distributions	109
Initial Tax Basis of Units and Periodic Basis Adjustments	109
Deductibility of Losses; At-Risk and Passive Loss Limitations	110
Passive Activity Income	110
Alternative Minimum Tax	110
Allocations of Income and Losses	111
Tax Consequences Upon Disposition of Units	111
Effect of Tax Code Section 754 Election on Unit Transfers	111
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind	112
Reporting Requirements	112
Tax Information to Members	112
Audit of Income Tax Returns	112
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties	113
State and Local Taxes	113

LEGAL MATTERS	114

EXPERTS	114

TRANSFER AGENT	114

ADDITIONAL INFORMATION	114

INDEX TO FINANCIAL STATEMENTS	F-1

EXHIBITS
Articles of Organization	Appendix A
Second Amended and Restated Member Control Agreement	Appendix B
Subscription Agreement	Appendix C
Amended and Restated Escrow Agreement
Sublease
Promissory Note
Negative Pledge Agreement
Loan Agreement
Guarantor Agreement
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Guaranty
Consent of McGladrey & Pullen LLP

PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, the financial statements, and attached exhibits before you decide whether to invest.
The Company
     MinnErgy, LLC was formed as a Minnesota limited liability company on March 31, 2006, for the purpose of developing a project to build and operate a 55 million gallon dry mill corn-processing ethanol plant expected to be located at one of two potential sites in southeastern Minnesota near Eyota or Utica. We are a development stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 8 North Front Street NW, PO Box 86, Eyota, Minnesota 55934. Our telephone number is (507) 545-0197.
The Offering

Minimum number of units offered	58,000,000 units

Maximum number of units offered	89,000,000 units

Purchase price per unit	$ 1.00

Minimum purchase amount	$20,000

Additional purchases	5,000 unit increments

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 55 million gallon dry mill ethanol plant expected to be located in southeastern Minnesota.

Offering start date Offering end date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the SEC.

The offering will end no later than [twelve month date]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return offering proceeds to investors.

Subscription procedures	Before purchasing units, you must: (1) read and complete the subscription agreement; (2) draft a check payable to “Winona National Bank, Escrow Agent for MinnErgy, LLC” in the amount of not less than 10% of the amount due for units for which subscription is sought, which amount will be deposited in the escrow account; (3) sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and (4) deliver to us these items and an executed copy of the signature page of our amended and restated member control agreement. Anytime after we receive subscriptions for the minimum offering amount of $58,000,000 and before the [twelve month date], we will mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $58,000,000, you will be required to pay the full purchase price immediately upon subscription. In the event we have not reached the minimum offering amount within the twelve month term of the offering period the balance of the promissory notes will not become due and any subscription proceeds in the escrow account will be returned to investors pursuant to the terms of the escrow agreement.

Escrow procedures	Proceeds from the subscriptions for the units will be deposited in an interest bearing account that we have established with Winona National Bank as escrow agent under a written escrow agreement and may be invested in short-term securities issued by the United States government. We will not release funds from the escrow account until the following conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $58,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $41,800,000 to $72,800,000, depending on the amount necessary to fully capitalize the project; (3) we have signed a definitive design-build agreement with Fagen, Inc.; (4) we have been issued the environmental permits necessary to construct the ethanol plant; (5) we elect, in writing, to terminate the escrow agreement; (6) Winona National Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied and shall have provided to the Commissioner of the Minnesota Department of Commerce documentation that the foregoing conditions have been met; and (7) we obtain consents to releasing funds from escrow from each state securities department from which such consent is required provided; however, that none of the funds, regardless of the state of residence of the investor contributing such funds, shall be released until the Commissioner of the Minnesota Department of Commerce has provided written express authorization to release the escrow proceeds.

Units issued and outstanding if min. sold	62,979,920[1]

Units issued and outstanding if max. sold	93,979,920[1]

States in which we plan to register	Iowa, Minnesota and Wisconsin

Risk Factors	See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

[1]	Includes 3,479,920 seed capital units, and 1,500,000 founder units currently issued and outstanding from our previous private placements.
     We may offer or sell our units in other states in reliance upon exemptions from the registration requirements of the laws of those other states. The governors and officers identified on page 31 of this prospectus will offer the securities on our behalf directly to investors without the use of an underwriter.
The Project
     If we are able to fully capitalize the project as described below, we intend to use the offering proceeds to build and operate a 55 million gallon per year dry mill corn-processing ethanol manufacturing plant in southeastern Minnesota. Ethanol is an alcohol that can be burned in engines like gasoline. Ethanol can be blended with gasoline as an oxygenate to decrease harmful emissions and meet clean air standards. We plan to build an ethanol plant with a name plate capacity of manufacturing 55 million gallons of denatured ethanol (fuel-grade ethanol) per year. Ethanol plants grind up the entire corn kernel, sending the non-fermentable corn oil, protein and fiber to the distillery along with the starch. These components, which make up a third of the kernel, remain after the starch is converted to alcohol and are dried and sold as distillers grains, also known by the acronyms DDG or DDGS (Distillers Dried Grains or Distillers Dried Grains with Solubles). Distillers grains are typically sold as a nutrient-rich ingredient for animal feed. According to the engineering specifications from our anticipated technology provider, ICM, Inc. (ICM), we anticipate that on an annual basis the plant may be able to process approximately 19.7 million bushels of corn into approximately 55 million gallons of denatured ethanol, 176,800 tons of distillers grains, and 166,400 tons of carbon dioxide. While we believe our production estimates are reasonable, it is possible that we will produce in excess of our estimated production of 55 million gallons per years. However, we can offer no assurances that our plant will produce in excess of 55 million gallons of ethanol per year.

     We have entered into a non-binding Letter of Intent, as amended, with Fagen, Inc. (Fagen) for the design and construction of our proposed ethanol plant for a price of approximately $83,400,000. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our Letter of Intent with Fagen.
     Construction of the project is expected to take approximately 16 to 20 months after construction commences. Fagen’s commitments to build other plants may also delay construction of our plant and postpone our start-up date. Except for our non-binding Letter of Intent with Fagen, we do not have any binding or non-binding agreements with any other contractor or supplier for labor or materials necessary to construct the plant.
     Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide; however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market a portion of our distillers grains to the local livestock markets surrounding the plant, and we will market the remaining distillers grains through an experienced distillers grains marketer.
     The site options, related to one of our potential locations, provide property in excess of the immediate ethanol plant needs due to transportation requirements. The site may be developed to allow for our use and to allow for the sale or lease of excess properties to businesses with complimentary products or with similar rail access or site requirements. In order to reduce debt levels, we may also exercise our options and then market the excess properties to private or public property development groups or to local economic development entities.
Our Anticipated Construction Schedule

▪	Spring 2008– Commence equity drive

▪	June 2008 – Negotiate and close debt financing

▪	August 2008 – Commence plant construction

▪	August 2008 – February 2010 – Manage plant construction

▪	February 2010 – Plant completion and commencement of operations

     This construction schedule is only an estimate and could be delayed for a variety of reasons including our inability to raise sufficient equity or obtain the debt financing necessary to commence plant construction as anticipated.
Most Significant Risk Factors
▪	Your investment in us will be an investment in illiquid securities;

▪	We will need to obtain significant debt financing to fund construction of our proposed ethanol plant;

▪	The initial board of governors will serve until the first annual meeting following the date on which substantial operations of the proposed ethanol plant commences, which is not expected until February 2010;

▪	Our governors and officers are inexperienced in the ethanol business;

▪	We may experience overcapacity within the ethanol industry which may limit our ability to operate profitably;

▪	Actual ethanol and distillers grains production may vary from our current expectations;

▪	There may be limitations to the availability and costs of products and raw materials, particularly corn, natural gas and an adequate water supply which may limit our ability to operate profitably;

▪	Adverse changes in the price and market for ethanol, corn and distillers grains may limit our ability to operate profitably;

▪	Our reliance on third parties to market our products may limit our ability to market our products;

▪	Railroad and highway access for input of corn and outgoing distillers grains and ethanol may limit our ability to market our products;

▪	Changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices such as national, state or local energy policy; federal ethanol tax incentives; or environmental laws and regulations that apply to our plant operations and their enforcement may limit our ability to operate the proposed plant;

▪	Adverse changes in the weather or general economic conditions impacting the availability and price of corn will increase price risk for our feedstock;

▪	Fluctuations in petroleum prices will influence the price at which we are able to sell ethanol;

▪	Changes in plant production capacity or technical difficulties in operating the plant may limit our ability to profitably operate the plant;

▪	Changes in costs of construction and equipment will influence the total cost of the project;

▪	Changes in interest rates or the availability of credit may limit our ability to obtain the necessary debt financing;

▪	Limitations on our ability to generate free cash flow to invest in our business and service our debt may limit our long term performance;

▪	Our ability to attract and retain key employees and maintain labor relations will influence our ability to succeed;

▪	Changes and advances in ethanol production technology may render our facility obsolete;

▪	Competition from alternative fuels and alternative fuel additives may limit our ability to operate profitability; and

•	Other factors described elsewhere in this registration statement may pose risks to subscribers.
Our Financing Plan
     We estimate the total project will cost approximately $133,000,000. This is a preliminary estimate based primarily upon the experience of our anticipated general contractor, Fagen, with other plants they have built. Since we have only a non-binding Letter of Intent, as amended, with Fagen, to construct the plant, the total project costs and expenses may change as we continue to develop the project. As a result, our estimate of the total project cost is not a firm estimate and may change from time to time. These changes could be significant.
     We expect to capitalize our project using a combination of equity and debt to supplement our seed capital proceeds. We raised approximately $2,240,000 of seed capital equity in three private placements to fund our development, organizational and offering expenses as well as paying for preliminary design and engineering work necessary to build the plant on schedule. We intend to raise a minimum of $58,000,000 and a maximum of $89,000,000 of additional equity through this offering. In addition, we have been awarded a federal matching grant from the USDA and we may apply for additional grants and matching grants from city, county, state or federal entities in the future. See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION – Project Capitalization.”
     Depending on the level of equity raised in this offering and the amount of any bond financing and/or grants we may be awarded, we will need to obtain debt financing ranging from approximately $41,800,000 to $72,800,000 in order to supplement our seed capital proceeds of approximately $2,240,000 and fully capitalize the project. We do not currently have a debt commitment from any financial institution or other lender for our debt financing to construct and operate the plant. We have started identifying and interviewing potential lenders; however, we have not signed any commitment for debt financing for plant construction and operation. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the approximately $2,240,000 we raised as seed capital from the estimated total project cost. Even if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement], receive a debt financing commitment to construct and operate the plant, execute a construction agreement and obtain the permits required to begin construction, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds after we determine that construction cannot be completed for some reason.

     The following table describes our anticipated uses of equity and debt proceeds.

		% of
Use of Proceeds	Amount	Total
Plant construction	$83,400,000	62.75%
Material escalation clause	4,170,000	3.15
CCI contingency	1,668,000	1.25
Land cost	3,675,000	2.76
Site development costs	2,682,000	2.01
Natural gas pipeline (1)	8,000,000	6.02
Electrical service extension	1,163,000	0.88
Construction contingency	1,305,000	0.98
Construction performance bond	500,000	0.36
Construction insurance costs	300,000	0.23
Construction manager fees	162,000	0.12
Administrative building	400,000	0.30
Office equipment	75,000	0.05
Computers, software, network	175,000	0.13
Railroad	6,000,000	4.51
Rolling stock	400,000	0.30
Fire protection and water supply	5,300,000	3.98
Capitalized interest	3,000,000	2.26
Start up costs:
Financing costs	700,000	0.53
Organization costs (2)	1,375,000	1.03
Pre-production period costs	800,000	0.60
Working capital	3,750,000	2.82
Inventory — corn	1,100,000	0.83
Corn hedging costs	250,000	0.19
Inventory — chemicals and ingredients	400,000	0.30
Inventory — ethanol	1,250,000	0.94
Inventory — DDGS	500,000	0.36
Spare parts — process equipment	500,000	0.36

Total (3)	$133,000,000	100.00%

(1)	Represents a standby letter of credit.

(2)	Includes estimated offering expenses of $710,000.

(3)	Includes the letter of credit included in (1) above.

Financial Information
     We are a development stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in MinnErgy and Our Amended and Restated Member Control Agreement
     If you complete the purchase of the minimum units required in this offering and your subscription agreement is accepted by us, you will become a member in MinnErgy and your rights as a member will be governed by our amended and restated member control agreement. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the member control agreement, and electing future governors. Generally we will allocate our profits and losses based upon the ratio each unit holder’s units bear to total units outstanding.
     In the opinion of our counsel, Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. of Des Moines, Iowa, we will be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders. Our unit holders must then include that income in their taxable income.

     The transfer of units is restricted by our amended and restated member control agreement, which, except in limited circumstances, does not allow unit transfers until the plant is operational. Once we are operational, certain unit transfers will be permitted. However, our units will not be listed on any national exchange and may not be readily traded due to certain restrictions imposed by tax and securities laws. Please see “SUMMARY OF OUR MEMBER CONTROL AGREEMENT” and “FEDERAL TAX CONSEQUENCES OF OWNING OUR UNITS.”
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Due to the high degree of risk, you cannot invest in this offering unless you meet the following suitability tests, which vary depending on the state in which you reside as follows:
     For investors that reside in states other than Iowa, the following suitability standard applies:
(1)	You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 (exclusive of home, furnishings and automobiles); or (2) you have a net worth of at least $150,000 (exclusive of home, furnishings and automobiles).
     For Iowa investors the following suitability standard applies:
(2)	Iowa investors must have a net worth of $70,000 (exclusive of home, furnishings and automobiles) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home, furnishings and automobiles).
     For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     With the exception of the specific suitability requirements for investors from Iowa, we determined our suitability standards based on the North American Securities Administrators Association (“NASAA”) Statement of Policy Regarding Unsound Financial Condition. This Statement defines an issuer in unsound financial condition as one with a going concern qualification on its financial statements and an accumulated deficit, negative stockholders’ equity, an inability to satisfy current obligations as they come due or negative cash flow/no revenue from operations. Because we are a development-stage company with no revenue history, we are classified as an issuer in unsound financial condition. Thus, we have imposed the above suitability standards for investors, and Iowa has additional investor suitability requirements for investors from their state.
     Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of governors reserves the right to reject any portion or all of your subscription for any reason, including if the board determines that the units are not a suitable investment for you. See “PLAN OF DISTRIBUTION – Suitability of Investors.”
Subscription Period and Procedures
     The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve months from the effective date of this registration statement]. In addition, if we abandon the project for any reason prior to [twelve months from the effective date of this registration statement], we will terminate the offering and return offering proceeds to investors, including nominal interest on your investment less fees. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.
     Before purchasing any units, you must read and complete the subscription agreement, draft a check payable to “Winona National Bank, Escrow Agent for MinnErgy, LLC” in the amount of not less than 10% of the amount due for units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our amended and restated member control agreement.

     Pursuant to our amended and restated member control agreement, no person may become a member without the approval of the board of governors. Membership units will be issued to members when the funds are released from escrow. We will not issue units to subscribers if there is an outstanding balance on the promissory note executed by the subscriber. Therefore, the membership units will be fully paid when issued. It is the issuance of membership units by the board that grants to the subscriber all the rights of membership and shifts the status of the subscriber to that of a member of MinnErgy.
     Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel this agreement. Any time after we sell the minimum aggregate offering amount of $58,000,000, we may give written demand for payment and you will have 20 days to pay the balance of the purchase price due pursuant to the promissory note and security agreement. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in MinnErgy. If we acquire sufficient equity cash proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase. See “PLAN OF DISTRIBUTION – Subscription Period” and “PLAN OF DISTRIBUTION – Subscription Procedures.”
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Winona National Bank, as escrow agent, under a written escrow agreement and may be invested in short-term securities issued by the United States government. Our Chairman, Dan Arnold, currently serves on the board of directors of Winona National Bank.
     We will not release funds from the escrow account until the following conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $58,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $41,800,000 to $72,800,000 depending on the amount necessary to fully capitalize the project; (3) we have signed a definitive design-build agreement with Fagen; (4) we have been issued the environmental permits necessary to construct the ethanol plant; (5) we elect, in writing, to terminate the escrow agreement; (6) Winona National Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied and shall have provided to the Commissioner of the Minnesota Department of Commerce documentation that the foregoing conditions have been met; and (7) we obtain consents to releasing funds from escrow from each state securities department from which such consent is required provided; however, that none of the funds, regardless of the state of residence of the investor contributing such funds, shall be released until the Commissioner of the Minnesota Department of Commerce has provided an express written authorization for the release of the escrow proceeds.
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
If we fail to sell the minimum number of units, the offering will fail and your investment will be returned to you with nominal interest or no interest.
     We may not be able to sell the minimum number of units required to close on this offering. We must sell at least $58,000,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $58,000,000 by [twelve months from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest. This means that from the date of your investment, you may earn a nominal rate of return on the money you deposit with us in escrow. We do not expect the termination date to be later than [twelve months from effective date of this prospectus].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.

     We are making this offering as a direct primary offering, which means that we will not use an underwriter or placement agent and if we are unsuccessful in selling the minimum aggregate offering amount by [twelve months from the effective date of this registration statement], we will be required to return your investment. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors by registering our securities in the states of Iowa, Minnesota and Wisconsin. We may hold informational meetings in each of these states. Our governors have significant responsibilities in their primary occupations or other full-time outside commitments in addition to trying to raise capital. See “BUSINESS EXPERIENCE OF OUR GOVERNORS AND OFFICERS.”
     Each of our governors involved in the sale of our units believes that he will be able to devote a significant portion (up to 10-20 hours per week) of his or her time to the offering. Nonetheless, the time that governors will spend on our activities may prove insufficient to result in a successful equity offering.
     Most of these individuals have no broker-dealer experience or any experience with public offerings of securities. There can be no assurance that our governors will be successful in securing investors for the offering.
Proceeds of this offering are subject to promissory notes due after the offering is closed and investors unable to pay the 90 % balance on their investment may have to forfeit their 10 % cash deposit.
     As much as 90% of the total proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [twelve months from the effective date of this registration statement], we will be able to break escrow without closing the offering. The promissory note will become due within 20 days after the subscribers receipt of written notice. Nonetheless, we will not be able to release funds from escrow until the cash proceeds in escrow equal or exceed $58,000,000, we have signed a definitive design build agreement with Fagen, we have been issued the environmental permits necessary to construct the ethanol plant, we have received a written debt financing commitment, we elect in writing to terminate the escrow agreement, the escrow agent provides an affidavit to the securities department of each state in which we have registered stating that the escrow agreement requirements have been satisfied, and we have received consent to release the funds on deposit from the state securities commissioners that condition escrow termination on our receipt of such consent.
     The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. We may choose to wait to call the balance on the notes for a variety of reasons related to construction and development of the project. Under the terms of the offering, we may wait until the tenth day of the 11th month to call the balance. If we wait to call the balance on the notes for a significant period of time after we sell the minimum, the risk of nonpayment on the notes may increase. In order to purchase units in this offering, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 20 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $58,000,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 20 days of our notice, you may have to forfeit your 10 % cash deposit and we may pursue a judgment against you. Accordingly, the success of the offering depends on the payment of these amounts by the obligors.
Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by MinnErgy. We do not anticipate making a rescission offer. You should only invest in us if you are willing to have your investment be unavailable until we break escrow, which could be up to one year after the effective date of our registration statement. If our offering succeeds, and we convert your cash investment into units, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw and demand a cash payment from us. Therefore, your investment may be unavailable to you for an indefinite period of time.
The sale of the minimum offering amount, while necessary to the business operations of the issuer, is not designed as a protection to investors, or to indicate that their investment decision is shared by other unaffiliated investors.
     Because there may be substantial purchases by affiliates of the issuer, or other persons who will receive fees or other compensation or gain dependent upon the success of the offering, no individual investor should place any reliance on the sale of the specified minimum as an indication of the merits of this offering. Each investor must make his own investment decision as to the merits of this offering.
     Units may be purchased by our affiliates, or by other persons who will receive fees or other compensation or gain dependent upon the success of this offering. Such purchases may be made at any time, and will be counted in determining whether the required minimum level of purchases has been met.
     Investors therefore should not expect that the sale of sufficient units to reach the minimum offering amount, or in excess of that minimum, indicates that such sales have been made to investors who have no financial or other interest in the offering, or who otherwise are exercising independent investment discretion.
Because the majority of the Governors on our board must be elected, with the consent of our Members, the maximum number of subscription agreements we can accept from investors subscribing for at least $7.5 million in this offering may be limited to 6, which means we may be required to reject subscriptions for substantial investments.
     Our Second Amended and Restated Member Control Agreement provides investors subscribing for $7.5 million or more in Units in this offering with a special right of appointment to appoint one Governor to our board. The Agreement also provides that at the first annual meeting of the Members following the date on which substantial operations of our plant commence, the number of Governors on our board becomes fixed at 7, plus any Governors appointed pursuant to the special right of appointment. However, the number of Governors elected by our Members shall always represent a majority of the board. Therefore, the maximum number of subscriptions from investors investing at least $7.5 million in Units in this offering that we could accept, without increasing the number of Governors allowed on our board is 6. Due to this limitation on the composition of our board, if our Members do not consent to expansion of the number of governors on our board, we may be unable to accept all subscriptions from investors that wish to invest $7.5 million or more in the Company unless such investor agrees to waive the special right of appointment. If we are required to reject subscriptions from such investors, we may be unable to raise the amount of equity necessary to close the offering and our project may fail.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units and is $1.00 per unit. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any national securities exchange. As a result, you will not be able to readily sell your units.
Public investors will experience immediate and substantial dilution as a result of this offering.
     Our founders originally paid $4.00 per unit and our seed capital investors originally paid $6.00 per unit in two of our previous private placement offerings. On November 27, 2006, our board of governors determined that is was in our best interests to split our units 12:1, resulting in a reduction in value per unit. Pursuant to the split, founders units were revalued at $0.33 per unit and seed capital units were revalued $0.50 per unit, which is substantially less per unit for our membership units than the current public offering price of $1.00 per unit. The split resulted in the issuance of additional units to our founders and seed capital members. In addition, we raised an additional $740,000 through a third private placement offering in which we issued 1,480,000 seed capital units to investors at a price of $0.50 per unit. Therefore, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (58,000,000) at the public offering price of $1.00 per unit, you will incur immediate dilution of approximately $0.06 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (89,000,000) at the public offering price of $1.00 per unit, you will incur immediate dilution of approximately $0.04 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
     The units are subject to substantial transfer restrictions pursuant to our amended and restated member control agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, you may not be able to liquidate your investment in the units and, therefore, may be required to assume the risks of investment in us for an indefinite period of time. See “SUMMARY OF OUR MEMBER CONTROL AGREEMENT.”
     To help ensure that a secondary market does not develop, our amended and restated member control agreement prohibits transfers without the approval of our board of governors. The board of governors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:
•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
     A qualified matching service is qualified only if: (1) it consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy; (2) matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest; (3) the seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records; (4) the closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed; (5) the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price; (6) the seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and (7) the sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed 10% of the total interests in partnership capital or profits. See “Publicly Traded Partnership Rules,” below.
There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our amended and restated member control agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement, possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units. As of December 31, 2007, our most recent audited financial statements, we did not have any debt. Once we have executed a debt financing loan, our membership units will be subordinated in right of payment to all of our debt.

You may have limited access to information regarding our business because of our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.
     Except for our duty to deliver audited annual financial statements to our members pursuant to our member control agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. We also will not be required to furnish proxy statements to security holders and our governors, officers and beneficial owners will not be required to report their beneficial ownership of units to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more unit holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. However, as of the effective date of our registration statement, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying. Except during the fiscal year that our registration statement becomes effective, these reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs after the fiscal year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.
The presence of members holding 50 % or more of the outstanding units is required to take action at a meeting of our members.
     In order to take action at a meeting, a quorum of members holding at least 50% of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR MEMBER CONTROL AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 50% quorum protects our company from actions being taken when less than 50% of the members have not considered the matter being voted upon. The requirement of a 50% quorum also means that members will not be able to take actions which may be in our best interests if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 50% or more of the outstanding units.
After the plant is substantially operational, our amended and restated member control agreement provides for staggered terms for our governors.
     The terms of our initial governors expire at the first annual meeting following substantial completion of the ethanol plant. At that time, our members will elect governors for staggered three-year terms. Because our governors will serve on the board for staggered terms, it will be difficult for our members to replace our board of governors. In that event, your only recourse to replace these governors would be through an amendment to our amended and restated member control agreement which could be difficult to accomplish.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and MinnErgy and the potential loss of your investment.
     Our financing plan requires a significant amount of debt financing. We do not have contracts or commitments with any bank, lender, governmental entity, underwriter or financial institution for debt financing to construct and operate our plant.
     We will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest. Depending on the level of equity raised in this offering, we expect to require approximately $41,800,000 to $72,800,000 (less any grants we are awarded and any bond financing we can procure) in senior or subordinated long term debt from one or more commercial banks or other lenders. Because the amounts of equity, bond financing and grant funding are not yet known, the exact amount and nature of total debt is also unknown. If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds. The subprime mortgage lending crisis has contributed to a generally unfavorable credit environment. We can offer no assurances or guarantees that we will be able to obtain the requisite debt financing to fully capitalize this project or that it will be on favorable terms. If we are unable to obtain debt financing, or if the debt financing is at unfavorable terms, we may be forced to abandon the project.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment to construct and operate the plant prior to releasing funds from escrow, and there is no guarantee that we will be able to identify a lender who will grant us a debt financing commitment. Even if we do obtain a debt financing commitment, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
We do not have any bond financing commitments or contracts and if we are unable to obtain bond financing or if the bond financing is provided on unfavorable terms, our financial performance may suffer and the value of your investment may be reduced.
     We may use bond financing to help capitalize the project; however, we do not have contracts or commitments with any lender, bank, financial institution, governmental entity or underwriter to provide bond financing for our project. There is no assurance that we will be able to use bond financing or that bond financing, if available, will be secured on terms that are favorable to us. If we do not use bond financing, we may be charged a higher interest rate or our secured lenders may require a greater amount of equity financing in order to complete project capitalization. If bond financing is not available or is only available on terms that are not favorable to us, our financial performance may suffer and your investment could lose value.
If we are able to obtain debt financing, we may not be able to borrow at the prime rate of interest plus loan fees and this will reduce the value of your investment.
     Because we are a development stage company, and have no credit rating or history of debt regarding payments, we may not be able to obtain our debt financing. Creditors are reluctant to lend capital to developing companies, especially when those companies are in a developing sector such as the ethanol industry. If we are able to obtain debt financing, we may not be able to borrow at the prime interest plus loan fees or at a rate of interest close to prime. A high rate of interest will be an added expense that will reduce the value of your investment.
If we do not repay our existing interim debt financing obligations when they come due, we may default on our obligations which could adversely affect our business and the value of your investment.
     We entered into a debt arrangement to borrow $2,040,000 in connection with our purchase of the real estate that makes up a portion of our anticipated plant site. The obligation is personally guaranteed by ten of our governors and All American Cooperative. We are required to make an interest only payment on May 11, 2008 and the entire obligation comes due on June 11, 2008. Fagen has also agreed to loan us up to $250,000 for expenses we may incur prior to financial closing. If we choose to borrow some or all of these funds, we have agreed to repay the obligation plus interest on the earlier of July 31, 2008 or financial closing of the debt and equity needed to complete our project.
     If we do not have sufficient funds to repay our obligations by the date they come due, we will have to request an extension of the maturity dates in order to avoid a default. There is no assurance that our lenders will agree to extend these loans. Failure to extend the maturity date or repay either of these debts on or before the date they are due, could adversely affect our business and the value of your investment.
Risks Related to MinnErgy as a Development Stage Company
We have no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that MinnErgy can manage the start-up process effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage the start-up process effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which increases the risk of our inability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our founding members, who also serve as our initial governors. Most of these individuals are experienced in business generally, but most have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. None of our governors has expertise in the ethanol industry. See “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.” In addition, certain governors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such governors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of governors.
The majority of our executive officers and governors lack significant experience in financial accounting and preparation of reports under the Securities Exchange Act.
     Only one of our governors has served as a board member of a publicly reporting company and another one of our governors currently serves as an officer with a company that is required to file reports under the Securities Exchange Act as we will be required to do. As a result, we may not be able or qualified to efficiently and correctly deal with our financial accounting issues and preparation of the Exchange Act reports.
We will depend on Fagen for expertise in beginning our operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We will be dependent on our relationship with Fagen and its employees. Any loss of this relationship with Fagen, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
     If we fail to finalize critical agreements, such as the design-build agreement, ethanol and co-product marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.

     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains and any other co-product we are able to market. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sale of ethanol and distillers grain and other co-products since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
     From our inception on March 31, 2006 through December 31, 2007, we have accumulated a deficit of $278,695. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of governors and until the plant is built, your only recourse to replace these governors will be through amendment to our member control agreement.
     Our amended and restated member control agreement provides that the initial board of governors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of governors could serve for an extended period of time. In that event, your only recourse to replace these governors would be through an amendment to our amended and restated member control agreement which could be difficult to accomplish.
We currently have no full-time employees, and we may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.
     We are a development stage company, and therefore, we currently have no full-time employees. If we are not able to hire additional employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.
Risks Related to Construction of the Ethanol Plant
We will depend on Fagen and ICM to design and build our ethanol plant. However, we currently have no binding agreement with Fagen or ICM and the failure of either party to perform could force us to abandon our business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen and ICM to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a non-binding Letter of Intent with Fagen for various design and construction services. We subsequently amended this Letter of Intent. Fagen has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen to construct the plant. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, or if Fagen terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement design-builder. Any such event may force us to abandon our business.
We are relying on Fagen and ICM to supply all of the technology necessary for the construction of our plant and the production of fuel-grade ethanol and distillers grains and we expect they will either own this technology or obtain a license to utilize it.
     We will be dependent upon Fagen and/or ICM for all of the technology used in our plant that relates to construction of the plant and the plant’s production of fuel-grade ethanol and distillers grains. We expect that Fagen or ICM will provide us with the necessary technology license for the plant. If either Fagen or ICM fails to provide the necessary technology, we may not be able to build our plant or successfully operate it.
We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     Fagen estimates that they will be able to construct the plant for a contract price of approximately $83,400,000 based on the plans and specifications in the Letter of Intent, as amended. We have based our capital needs on a design for the plant that will cost approximately $83,400,000, and additional start-up and development costs of approximately $49,600,000 for a total project completion cost of approximately $133,000,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher or lower. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. In addition, shortages of steel or other building materials could affect the final cost and final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Project construction costs may increase with the cost of construction materials which may result in a devaluation of our units.
     Under our Letter of Intent as amended, the contract price of approximately $83,400,000 may be further increased if we are unable to provide Fagen with a valid Notice to Proceed prior to June 1, 2008. In the event we fail to issue a valid Notice to Proceed prior to June 1, 2008, the contract price will be adjusted by the percentage increase of the construction cost index (“CCI”) published by Engineering News-Record Magazine between February 2007 (7879.54) and the CCI reported in the month in which we issue the Notice to Proceed to Fagen. As of March 2009, the CCI was reported at 8109.00, which is 2.91% higher than the February 2007 level stated in the Letter of Intent. We have estimated a CCI contingency of $1,668,000 (or 2% of the contract price in our use of proceeds for the project) to account for a possible increase of the contract price in the event we are unable to issue a valid Notice to Proceed to Fagen by June, 1, 2008. Computation of the CCI contingency based on the March 2008 CCI would result in an amount that exceeds our budgeted contingency by approximately $758,940. If we are unable to issue a valid Notice to Proceed by June 1, 2008, the CCI remains at the current level or increases after June 1, 2008 and our contract price increases accordingly, we may be unable to proceed with the project.
     In addition to the CCI adjustment, if we are unable to provide Fagen with a valid Notice to Proceed prior to June 1, 2008, the contract price will be adjusted upward by a surcharge of 0.5% for each month between June 2008 and the month in which a valid Notice to Proceed is given to Fagen. Thus, we have included a material escalation contingency of $4,170,000 in our use of proceeds for the project to account for the possibility of the contract price increase due to this surcharge. These contingencies may not be sufficient to offset any upward adjustment in our construction cost. We anticipate that under the design-build agreement, our expenses will also increase for any change orders we may approve.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its co-products are similarly delayed.
     We currently expect our plant to be complete and operating within 16 to 20 months after construction commences; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, Fagen’s involvement in the construction of other plants while constructing our plant could cause delays in our construction schedule. Also, any changes in interest rates or the credit environment, our ability to obtain debt financing, or any changes in political administrations at the federal, state or local level that result in policy changes toward ethanol or this project, could also cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of your units.
Fagen and ICM may have current or future commitments to design and build other ethanol manufacturing facilities ahead of our plant and those commitments could delay construction of our plant and our ability to generate revenues.

     We do not know how many ethanol plants Fagen and ICM have currently contracted to design and build. It is possible that Fagen and ICM have outstanding commitments to other facilities that may cause the construction of our plant to be delayed. It is also possible that Fagen and ICM will continue to contract with new facilities for plant construction and with operating facilities for expansion construction. These current and future building commitments may reduce the available resources of Fagen and ICM to such an extent that construction of our plant is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment will be reduced.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its co-products as anticipated, or could put us at increased risk for fire or an explosion.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value or your units. In addition, defects in materials or workmanship could put us at an increased risk of loss due to fire or an explosion. A loss due to fire or an explosion could cause us to slow or halt production which could reduce the value of your investment.
Our plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     There can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. While we have not performed a Phase I environmental assessment, there have been no identified environmental hazards at the site. We do not anticipate that our contractors will be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, our contractors may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, our contractors will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.
The ethanol industry is a feedstock limited industry. An inadequate supply of corn, our primary feedstock, could cause the price of corn to continue to increase and threaten the viability of our plant and cause you to lose some or all of your investment.
     The number of ethanol manufacturing plants either in production or in the planning or construction phases continues to increase at a rapid pace. This increase in the number of ethanol plants will affect both the supply and the demand for corn. As more plants develop and go into production there may not be an adequate supply of feedstock to satisfy the demand of the ethanol industry and the livestock industry, which uses corn in animal rations. Consequently, the price of corn may rise to the point where it threatens the viability of our project, or significantly decreases the value of your investment or threatens your investment altogether. Over the past year, corn prices reached record highs exceeding $5.40 a bushel. Over the same period, ethanol prices fell to a low of $1.55 a gallon. This resulted in the inability of some ethanol plants to operate profitably, and caused some plants to delay construction of their projects or scale back production at existing plants. If the current trend of rising corn prices and low ethanol prices continues, we may face a similar decision and be forced to halt construction. If we are operational, we may be forced to reduce or cease production until market conditions improve or cease operations permanently. See “Plan of Operations Until Start-Up of Ethanol Plant.”
Risks Related to Conflicts of Interest
We will have no independent governors which means that the agreements we enter into may not be negotiated on as favorable terms as they might have been if we had independent governors.
     Our board will have no independent governors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements we enter into, including those with Fagen will not be approved by independent governors since there are none at this time.

Our governors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Since our project is currently managed by the board of governors rather than a professional management group, the devotion of the governors’ time to the project is critical. However, the governors and officers have other management responsibilities and business interests apart from our project. As a result, our governors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the governors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicting financial interests with Fagen, and ICM, which could cause Fagen and ICM to put their financial interests ahead of ours.
     Fagen and ICM and their affiliates may have conflicts of interest because Fagen, ICM and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen or ICM to devote their full time or attention to our activities. As a result, Fagen and ICM may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
Affiliated investors may purchase additional units and influence decisions in their favor.
     We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. These investors may influence our business in a manner more beneficial to themselves than to our other investors. For example, these investors may own enough units to establish quorum for any membership meeting at which they wish to vote on transactions in which they are financially interested. In addition, it is possible that these investors would have the voting power necessary to amend our member control agreement so that its provisions would be more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.
Risks Related to the Production of Ethanol
We may not be able to purchase the necessary amounts of corn in the area surrounding our ethanol plant or the purchase may not be cost-effective due to the limited corn supply in our geographical area, potential disease, agricultural risks, and competition with other new and existing plants.
     Ethanol production at our ethanol plant will require significant amounts of corn. Our corn availability study prepared by PRX Geographic, Inc. indicates that adequate corn is available in the area surrounding our potential site for the plant. The corn availability study may not be accurate and may overstate the availability of corn in the southeastern Minnesota area. We currently have no corn origination agreements, and if an adequate supply of corn is unavailable we may be forced to pay more for corn than our competitors, which may lead to a reduction in our profitability and may ultimately cause our project to fail.
     Additionally, corn supplies, as with most other crops, can be subject to interruption or shortages caused by weather, transportation difficulties, disease and other various planting, growing or harvesting problems. A significant reduction in the quantity of corn harvested due to these factors could result in increased corn costs, which will reduce our profitability and the value of your units.
     According to the Renewable Fuels Association (RFA), there are currently 21 ethanol plants in operation or under construction or expansion in the state of Minnesota. We expect to compete with these plants for corn. Other new ethanol plants may be developed in the state of Minnesota or other nearby states. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our costs of corn and harm our financial performance and the value of your investment.
We expect to be heavily dependent on rail as our primary mode of transporting our product to distribution terminals.
     Most ethanol producers ship ethanol by rail to distribution terminals, which then send the ethanol on a barge or truck to blenders. Increased production of ethanol has created a bottleneck between producers and blenders, and the rail system’s capacity is strained to meet demand. According to a study by the U.S. Department of Agriculture, almost 75% of new rail car orders are to transport ethanol. In addition, there is a backlog in rail tank car orders, which could discourage growth in the ethanol industry. Railroads are also facing pressure from increased corn production, and have found it difficult to meet the demand to transport the grain to storage facilities. If the nation’s rail system cannot keep pace with the production of ethanol and corn, we may be forced to pay higher prices for rail cars in order to compete with other plants for access to transportation. The lack of rail infrastructure may prevent us from shipping our ethanol to target markets and may even cause our plant to slow or halt production. This could lead to a decrease in our profitability and you could lose some or all of your investment.
Growth in the sale and distribution of ethanol is dependent on the changes in and expansion of related infrastructure which may not occur on a timely basis, if at all, and our ability to operate profitably could be adversely affected by infrastructure disruptions and your investment could lose value as a result.
     Substantial development of infrastructure by persons and entities outside our control will be required for our operations and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	Expansion of refining and blending facilities to handle ethanol;

•	Growth in service stations equipped to handle ethanol fuels;

•	Growth in the fleet of flexible fuel vehicles capable of using E85 fuel;

•	Additional storage facilities for ethanol;

•	Additional rail capacity; and

•	Increase in truck fleets capable of transporting ethanol within localized markets.

     Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes in or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise harm our financial performance and reduce the value of your investment. Our business will depend on the continuing availability of infrastructure and any infrastructure disruptions could significantly harm our ability to generate revenues and operate profitably thereby causing your investment to lose value.
The expansion of domestic ethanol production in combination with state bans on Methyl Tertiary Butyl Ether (MTBE) and/or state renewable fuels standards may place strains on destination terminal and blender infrastructure such that our ethanol cannot be marketed and shipped to the blending terminals that would otherwise provide us the best cost advantages.
     If the volume of ethanol shipments continues to increase with the nation’s increased production capacity and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure and its capacity to transport ethanol such that our product cannot reach its target markets. In addition, ethanol destination terminals may not have adequate capacity to handle the supply of ethanol, and will have to quickly adapt by building more tanks to hold increased inventory before shipping ethanol to the blenders. Many blending terminals may need to make infrastructure changes to blend ethanol instead of MTBE and to blend the quantities of ethanol that are being produced. Refineries may be unwilling to spend large amounts of capital to expand infrastructure, or may be disinclined to blend ethanol absent a legislative mandate to increase blending. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make this switch, or are reluctant to make such large capital expenditures to blend ethanol, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance.
The gallons of production required under the Renewable Fuels Standard (RFS) which is driving ethanol demand will likely be met in the near future.
     The RFS is a key driver of ethanol demand. The newly enacted Energy Independence and Security Act of 2007 (the “Energy Act of 2007”) increases the RFS standard to 20.5 billion gallons in 2015 and 36 billion gallons in 2022. For 2008, the Energy Act of 2007 set the RFS at nine billion gallons. According to the Renewable Fuels Association, current production capacity is at 7.75 billion gallons, and the completion of plant constructions and expansions will result in over 13 billion additional gallons of production capacity. The Energy Act of 2007 encourages the use of advanced biofuels such as cellulosic ethanol and ethanol derived from waste materials such as crop residue and animal waste. The RFS for conventional biofuel, which includes the corn-derived ethanol that we intend to produce, will plateau at 15 billion gallons in 2015. At that time, it is likely that conventional biofuel production capacity will far exceed 15 billion gallons. Because we expect to produce our ethanol from corn, we anticipate that the increase in the RFS may not increase the demand for our ethanol. Thus, we believe that an increase in voluntary private usage will be essential for our long-term sustainability. Unless ethanol demand from other sources increases appreciably in the upcoming years, we may be unable to sell our ethanol at a profitable price which would negatively impact our financial performance.
Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on the results of our contemplated operations.
     Under the Energy Act of 2007, the President, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency (“EPA”) determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on the results of our contemplated operations and financial condition.
Our financial performance will be significantly dependent on corn and natural gas prices and market prices for ethanol and distillers dried grains, and the value of your investment in us will be directly affected by changes in these market prices.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control.
     The availability and price of corn will significantly influence our financial performance. We will purchase our corn in the cash market and expect to hedge corn price risk through futures contracts and options to reduce short-term exposure to price fluctuations. See “DESCRIPTION OF BUSINESS-Corn Feedstock Supply” for a table illustrating corn prices and the amount of corn produced in the seven county area surrounding our proposed plant location. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high corn prices. Hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
     Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If the current period of high corn prices is sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.
     Our revenues will be greatly affected by the price at which we can sell our ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment. See “DESCRIPTION OF BUSINESS-Distillers Grains Pricing” for a table illustrating the price of distillers grains.
     The price of ethanol has historically been much higher than its 10-year average; however, since 2005 the price of ethanol dropped from about $2.00 per gallon to a low of near $1.55 per gallon. See “DESCRIPTION OF BUSINESS-Ethanol Pricing” for comparison charts of average ethanol and gasoline rack prices and a chart of the ten year history of the market price for ethanol. Increased production from new and existing ethanol plants has lead to lower prices for ethanol. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those co-products. For example, the increased production of ethanol has resulted in increased demand for corn. This has resulted in higher prices for corn and corn production, creating lower profits for ethanol producers. In the past year, corn prices have increased drastically, largely due to the demand for ethanol production, and demand may continue to increase with expanded ethanol production. There can be no assurance as to the price of ethanol or distillers grains in the future. If ethanol and distillers grains prices continue to stay low or decrease even further, it may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.

     We rely on third parties for our supply of natural gas, which is consumed in the production of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions, overall economic conditions and foreign and domestic governmental regulations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition. See “DESCRIPTION OF BUSINESS-Utilities” for a table illustrating the price of natural gas in recent years.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire or contract with a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect any third-party marketing firm we contract with to market a portion of our distillers grains by selling to local livestock markets. If the local markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect the third-party marketing firm to market and sell a portion or all of our distillers grains elsewhere. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.
Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
We may engage in hedging transactions and other price mitigation strategies that could harm our results.
     In an attempt to partially offset the effects of volatility of ethanol prices and corn costs, we may enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures and options contracts for corn from time to time. We intend to hire a third-party professional broker to engage in such hedging activities. The price of unleaded gasoline also affects the price we may receive for our ethanol under indexed contracts. If we do not hire a third-party, we may not obtain the same level of service from an in-house employee. The financial statement impact of these activities will be dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn for which we may have futures contracts. Hedging arrangements also will expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and an increased cash price for ethanol. We do not assure you that we will not experience hedging losses in the future. We also intend to vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or decreases in the price of ethanol or unleaded gasoline.
Our ability to successfully operate is dependent on the availability of water at anticipated costs.

     To produce ethanol, we will need a significant supply of water. We have not yet negotiated, reviewed or executed any agreements with utility companies to provide water to any of our proposed sites. Depending upon the sites we select, and once we have assessed our water needs and available supply, we may drill high capacity wells or construct new water lines to potential sites to provide for our water needs. If we are unable to access sufficient well water supply or unable to drill necessary wells for any reason, we may utilize nearby surface water or rural water to meet one or more of our plants’ water needs. We may have to expend a large sum of capital to ensure an adequate supply and quality of water for operations. Such an expenditure of capital may reduce the value of your investment.
Risks Related to the Ethanol Industry
Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. Although currently in the experimental stage, future large-scale biobutanol production may increase competition for agricultural feedstocks or provide a competitive advantage to pipeline owners. Additionally, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like ethanol, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.
Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the United States Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. In addition, the enactment of the Energy Act of 2007 mandates that over half of the Renewable Fuels Standard be met by renewable fuels, other than corn-derived ethanol, in the year 2022. The legislation also provides funding for grants for research and development and production of advanced biofuels such as cellulosic ethanol.
     If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. At this time, we do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.
As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 (the “Energy Act of 2005”) and the Energy Act of 2007 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. According to the RFA’s Ethanol Industry Outlook 2008, ethanol production increased to a record high of 7.8 billion gallons in 2007, up from 1.9 billion gallons per year in December 31, 2001 . The RFA estimates that, as of February 2008, approximately 5.24 billion gallons per year of additional production capacity is under construction or expansion at new and existing facilities. This estimate does not include our plans to add a total of approximately 55 million gallons of capacity through the construction of our plant.
     Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial condition. As these new plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, the price for ethanol may decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
Consumer resistance to the use of ethanol based on the belief that ethanol is expensive, adds to air pollution, harms engines, reduces fuel efficiency, takes more energy to produce than it contributes and leads to increased food prices which may affect the demand for ethanol and could affect our ability to market our product, reducing the value of your investment.
     Media reports in the popular press indicate that some consumers believe that use of ethanol will have a negative impact on gasoline prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. It is also widely reported that ethanol products such as E85 significantly reduce fuel economy and cause overall fuel costs to substantially increase. E85 fuel is a blend of 85% ethanol and 15% gasoline. Researchers have published studies reporting that the production of ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. In addition, recent high corn prices have added to consumer backlash against ethanol and criticism of the recent passage of the Energy Act of 2007, as many consumers blame ethanol for high food prices. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.
Increased production of ethanol may have widespread environmental and agricultural effects, which may hinder our ability to successfully market our products.
     Corn demand and corn prices have risen which some believe is due to the rapid expansion of the ethanol industry. According to the USDA Economic Research Service, market adjustments due to ethanol expansion reach well beyond the corn sector, as they believe increased corn production will alter the agricultural mix of crops grown across the U.S. As a result of increased acreage devoted to corn, ethanol may also indirectly cause increased soybean prices as soybean crops have declined. Higher corn prices also reduce the profitability of meat production due to corn’s use for livestock feed. The USDA projects that red meat and poultry production will decline as a result.
     According to a 2007 report by the National Academy of Sciences entitled “Water Implications of Biofuels Production in the United States,” the Academy believes the ethanol industry may also impact water resources. Corn, the main feedstock for ethanol production, requires significant amounts of water. In many parts of the country, irrigation is required to grow corn, which depletes water resources. The National Academy of Science believes that crop production for renewable fuels such as ethanol will have a significant regional impact where water resources are already stressed. Further, of the potential feedstocks for biofuels, corn has the highest applications rates of both fertilizer and pesticides. Fertilizer and pesticide runoff from irrigation may lead to contamination of the nation’s water supplies.
     Ethanol production may be an indirect cause of soil erosion. The National Academy of Science believes that one of the most likely causes of increased erosion in the near future may be a result of withdrawal of lands from the USDA’s voluntary Conservation Reserve Program (CRP). Wildlife and environmental advocates have indicated that if the value of an acre of corn exceeds the value of CRP payments, farmers may desert the CRP. CRP compensates farmers for not cultivating certain acres of farmland that are at high risk for soil erosion. Supporters of the CRP state that livestock owners are also contemplating terminating their CRP contracts in order to grow crops for animal feed, as corn animal feed prices have increased dramatically in recent years. If less acreage is devoted to the CRP, wildlife could suffer and soil erosion could increase. Soil erosion moves higher amounts of sediments and agricultural pollutants into groundwater supplies, which negatively impacts water quality.
     In addition to the above concerns, a recent study has raised concerns that the feeding of distillers grains to cattle may be a cause of the increase of E coli found in beef products in the country. In a study conducted by researchers at Kansas State University, researchers indicated that cattle fed with 25% distillers’ grains had higher prevalence of E coli than cattle fed a diet without dried distillers’ grains. However, there has been no reported link between cases of E. coli infection reported to the USDA and the use of distillers’ grains in cattle feed. We cannot assure you of the overall impact that our plant, our feedstocks, and the ethanol industry as a whole will have on the environment and agricultural practices, but the impact could be negative and could decrease the value of your investment.
The inability of retailers to obtain pump certifications and availability of flex fuel vehicles for use by consumers could prevent retailers from selling E85, which could decrease the overall demand for ethanol and could reduce the value of your investment.

     The demand for E85 is driven by both the use of flex fuel vehicles by consumers and by the availability of E85 at retail stations. Distributing E85 to consumers through retail stations depends, in part, on the ability of retailers to obtain quality certifications for E85 pumps. Recently, a private product-safety testing group suspended its approval of various internal component parts of E85 pumps and its issuance of E85 pump certifications pending its own research on the ability of various component parts to withstand the corrosive properties of ethanol. As a result, two stations in Ohio recently shut down E85 pumps and it is currently unclear whether more pumps will be shut down due to pending pump certifications. If additional E85 pumps are shut down the distribution of E85 could be curtailed and the value of your investment in us may be reduced.
     According to the National Ethanol Vehicle Coalition, there are currently about 6.0 million FFVs capable of operating on E85 in the United States, and 31 models from varying automakers will be available in 2008. Currently only a few automobile manufacturers are producing flex fuel vehicles. Recently Daimler-Chrysler, Ford and General Motors pledged to double annual production of vehicles capable of running on renewable fuels to approximately two million cars and trucks by 2010. However, this was only a pledge by the automakers. If the automakers do not actually increase production of flex fuel vehicles, the lack of demand for E85 could significantly reduce the amount of ethanol we are able to sell, which could result in a loss of your investment.
Competition from ethanol imported from Caribbean Basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Typically, imported ethanol is subject to a 54 cent per gallon tariff. However, ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Due in part to the phase-outs of MTBE, Brazil has experienced a dramatic increase in ethanol production and trade in recent years, and the United States is the country’s largest importer. According to the RFA’s Ethanol Industry Outlook 2007, Brazil produced approximately 4.5 billion gallons of ethanol in 2006. In addition, according to the RFA, Brazil exported 400 million gallons of ethanol into the United States in 2006. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting United States ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from major oil companies may prevent the expansion of ethanol use and blending of gasoline and ethanol, as the oil companies’ cooperation is needed to blend ethanol with oil at their refineries.
     The ethanol industry is dependent upon oil companies to blend ethanol with gasoline at their refineries. Blenders receive a tax credit of 51 cents for every gallon of ethanol blended into gasoline. Despite this tax credit, the oil industry lobbied against legislative mandates for blending ethanol contained in the Energy Act of 2007. In addition, the RFA believes that oil companies have resisted installing E85 pumps at retail fueling stations that they own or lease. Even though this legislation increased the mandates of the RFS it is possible that oil refineries will only blend the amount of ethanol that they are required to blend. Because ethanol production is expected to exceed the RFS requirement in 2008 if construction and expansions are completed, excess capacity may result if oil companies are unwilling to blend more than the RFS mandates. If the oil industry refuses to blend the increased capacity of ethanol above the RFS, it is possible that it will affect our profitability and you may lose some or all of your investment.
Risks Related to Regulation and Governmental Action
Government incentives for ethanol production, including federal tax incentives, may be eliminated in the future, which could hinder our ability to operate at a profit and reduce the value of your investment in us.

     Renewable Fuels Standard. The ethanol industry is assisted by various federal ethanol production and tax incentives, including those set forth in the Energy Act of 2005 and the Energy Act of 2007. The Energy Act of 2005 created a national renewable fuels standard (RFS). The Energy Act of 2007 amended the RFS to set the volume at 9 billion gallons in 2008 and will increase to 36 billion gallons in 2022. The RFS requires that gasoline sold by refiners, importers and blenders must contain an increasing amount of renewable fuel, such as ethanol. The Energy Act of 2007 expanded the renewable fuels that can be used to meet the RFS, and the RFS must be met by an increasing amount of “advanced biofuels” and “cellulosic biofuels” each year. Ethanol derived from corn starch, such as the ethanol we intend to produce, falls under the definition of a “conventional biofuel.” The RFS for conventional biofuel is 9 billion gallons in 2008 and will increase to 15 billion gallons in 2015. From 2015 through 2022, the RFS for conventional biofuel will remain at 15 billion gallons. The nation’s current production capacity, including ethanol plants under construction or expansion, exceeds 13 billion gallons. The RFS has helped to support a market for ethanol that might have otherwise disappeared without this incentive; however, the RFS, even as amended, may not continue to support the production of corn-based ethanol. In addition, waiver of RFS minimum levels of renewable fuels included in gasoline could have a material adverse effect on our results of operations.
     In April 2007, the EPA issued final regulations for a comprehensive, long-term RFS program which became effective in September 2007. The Energy Act of 2007 directed the EPA to continue to implement the rules of the RFS program until January 1, 2009, at which time the regulations may be revised to ensure that transportation fuel sold or introduced into commerce in the United States contains the required volume of renewable fuels. The rules contain compliance tools and a credit and trading system which allows renewable fuels to be used where they are most economical, while providing a flexible means for industry to comply with the standard. Advanced biofuels, cellulosic biofuels and conventional biofuels can be used to meet the requirements of the RFS program. The RFS must be met by any party that produces gasoline in the contiguous U.S. or exports renewable fuels, including refiners and blenders (collectively the “obligated parties”). All obligated parties were expected to meet the RFS beginning in 2007. In order to comply with the RFS, each batch of renewable fuel produced is assigned a unique Renewable Identification Number (RIN). Obligated parties may then use the trading system to comply with the RFS by purchasing RINs which can be traded and transferred to other parties to meet the expected annual requirements.
     Volumetric Ethanol Excise Tax Credit. On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004 (JOBS Bill), which includes the provisions of the Volumetric Ethanol Excise Tax Credit (VEETC). The VEETC provides a credit of 51 cents per gallon on 10% ethanol blends. This tax credit is received by gasoline refiners and blenders for blending ethanol into their fuel. The credit took effect in 2005 and is set to expire in 2010.
     Small Ethanol Producer Tax Credit. Another important provision of the Energy Act of 2005 involved an expansion in the definition of who qualified as a small ethanol producer. Historically, small ethanol producers were allowed a 10 cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Act of 2005, the size limitation on the production capacity for small ethanol producers increased from 30 million to 60 million gallons. Due to the expansion of the definition of a small producer to encompass our 55 million gallon per year ethanol plant, we anticipate that we will qualify for this tax credit. However, we may choose to forego use of this tax credit if our production should increase and exceed the 60 million gallon threshold. If we do not qualify for the credit, it may be difficult to compete with those companies who are eligible for the credit. The small ethanol producer tax credit is set to expire December 31, 2010. As with the VEETC, legislation was introduced in the first 2007 session of Congress which proposes to make the small ethanol producer credit permanent; however, there is no guarantee that this proposed legislation will be adopted.
     The elimination or reduction of tax incentives to the ethanol industry, such as the Volumetric Ethanol Excise Tax Credit (VEETC) available to gasoline refiners and blenders, could also reduce the market demand for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
Changes in environmental regulations or violations of the regulations could be expensive and reduce our profit and the value of your investment.
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we require. If for any reason, any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our profit and the value of your investment.
Carbon dioxide may be regulated in the future by the EPA as an air pollutant requiring us to obtain additional permits and install additional environmental mitigation equipment, which could adversely affect our financial performance.
     The Supreme Court recently determined that carbon dioxide is an air pollutant under the Clean Air Act for the purposes of vehicle emissions. Similar lawsuits have been filed seeking to require the EPA to regulate carbon dioxide emissions from stationary sources such as our proposed ethanol plant under the Clean Air Act. Our proposed plant will produce a significant amount of carbon dioxide that we plan to vent into the atmosphere. If the EPA regulates carbon dioxide emissions by plants such as ours, we may have to apply for additional permits or we may be required to install carbon dioxide mitigation equipment or take other as yet unknown steps to comply with these potential regulations. Compliance with any future regulation of carbon dioxide, if it occurs, could be costly and may prevent us from operating the ethanol plant profitably which could decrease or eliminate the value of our units.
The lack of any available Minnesota ethanol supports or tax incentives may damage our competitive position in the ethanol industry and may weaken our financial performance relative to other ethanol plants operating in other states.
     The state of Minnesota has codified its ethanol production goals. The state’s ethanol production goal for 2007 was 420 million gallons. According to the Minnesota Department of Agriculture, Minnesota produced 550 million gallons of ethanol in 2006 and the projected production for 2007 was 620 million gallons, In 2008 and subsequent years, the Minnesota goal increases to 480 million gallons per year. To help achieve these goals, the legislature enacted an ethanol production incentive. Through June 30, 2010, the ethanol production incentive is $0.20 per gallon of ethanol produced in Minnesota. Appropriated funds have temporarily reduced this incentive to $0.13 per gallon for fiscal year’s 2004 through 2007. However, this incentive only applies to qualified ethanol production facilities that began production on or before June 30, 2000, so we are ineligible. Annual payments are limited to $3 million to any one producer. This may cause our plant to be less competitive than ethanol plants in Minnesota that receive this incentive. In addition, our plant may be less competitive than ethanol plants in other states that provide more ethanol supports or tax incentives.
Risks Related to Tax Issues
IRS classification of MinnErgy as a corporation rather than as a partnership, would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are a Minnesota limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute to our Unit holders.
The IRS may classify your investment as a passive activity, resulting in your inability to deduct losses associated with your investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
     Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors to determine how ownership of our units will affect your personal investment, legal, and tax situation.
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
     Investing in our units involves significant risk. Please see “RISK FACTORS” to read about important risks you should consider before purchasing our units. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     These securities have not been registered under the securities laws of any state other than the states of Iowa, Minnesota and Wisconsin and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our amended and restated member control agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (507) 858-0022, or at our business address: MinnErgy, LLC, 8 North Front Street NW, PO Box 86, Eyota, Minnesota 55934. Also, you may contact any of the following governors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Dan Arnold	Chairman of the Board and Governor	(507) 858-0022
Ron Scherbring	President/CEO and Governor	(507) 545-0197
Chris Arnold	Secretary/CFO and Governor	(507) 858-0051
Dave Arnold	Governor	(507) 858-0052
Mike Daley	Governor	(507) 858-0053
Harland Knight	Governor	(507) 858-0054
Bea Koch	Governor	(507) 858-0055
Glen Lutteke (1)	Governor	(507) 858-0056
Rich Mikrut	Governor	(507) 858-0057
Bob Pennington	Governor	(507) 858-0058
Tony Wasinger	Governor	(507) 858-0059

(1)	Glen Lutteke is the representative selected by All American Cooperative to represent the Cooperative on the board of governors.
FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS,” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:
•	Our limited operating history;

•	Our ability to build our plant as planned or at all;

•	Our ability to complete this offering and to secure additional debt financing;

•	The availability and adequacy of our cash flow to meet its requirements, including repayment of loans;

•	Economic, competitive, demographic, business and other conditions in our local and regional markets;

•	Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	Actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	Competition in the ethanol industry and our ability to compete in the industry;

•	Overcapacity within the ethanol industry;

•	Availability and fluctuations in costs of products and raw materials, particularly corn and natural gas;

•	Fluctuations in petroleum and ethanol prices;

•	Changes and advances in ethanol production technology;

•	The loss of any license or permit;

•	The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	Changes in our business strategy, capital improvements or development plans;

•	Changes in the availability of credit;

•	The availability of additional capital to support capital improvements and development; and

•	Other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios generally acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offerings to our founders and seed capital investors. In the founders and seed capital offerings, units were originally priced at $4.00 per unit and $6.00 per unit, respectively. On November 27, 2006, our board of governors voted to split our units in a 12:1 unit split, which resulted in the revaluation of our founders and seed capital units to $0.33 per unit and $0.50 per unit, respectively, and the issuance of additional units to the current investors based on such split. The board approved the unit split to set a public offering price per unit of $1.00. In addition, we held a third private placement in which we raised $740,000 through the issuance of 1,480,000 units at a price of $0.50 per unit. Due to the price at which these units were previously issued, units issued in this offering may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
     As of December 31, 2007, we had 4,979,920 units outstanding. Prior to the November 27, 2006 unit split, we issued approximately 125,000 units to our founders for $4.00 per unit and 166,660 to our seed capital investors for $6.00 per unit. The split resulted in the revaluation of our founders units from $4.00 to $0.33 per unit and the issuance of approximately 1,375,000 additional units to our founders and the revaluation of our seed capital units from $6.00 to $0.50 per unit and the issuance of approximately 1,850,000 additional units to our seed capital investors. In May 2007, we sold an additional 1,480,000 units to our seed capital investors and founders at a purchase price of $0.50 per unit for aggregate proceeds of $740,000. The private sale closed on May 7, 2007. Therefore, as of the date of this prospectus, we have a total of 4,979,920 units outstanding. The following chart sets forth the units issued since our inception through the date of the prospectus:

Issuance Event	Number of Units Issued (After 12:1 Split)
Founders’ Private Placement	1,500,000
First Seed Capital Private Placement	1,999,920
Second Seed Capital Private Placement	1,480,000

TOTAL:	4,979,920

     The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. As of December 31, 2007, the net tangible book value for all outstanding units (4,979,920) is $1,577,607, ($1,936,065 members’ equity minus $358,458 in deferred offering costs). Therefore, the as adjusted net tangible book value per unit, is approximately $0.32 as of the date of this prospectus.
     The offering price of $1.00 per unit exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize, on average, an immediate increase of approximately $0.62 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and an increase of approximately $0.64 per unit if the maximum is sold at a price of $1.00 per unit. Purchasers of units in this offering will realize an immediate dilution of at least approximately $0.06 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.00 per unit, and a decrease of approximately $0.04 per unit if the maximum is sold at a price of $1.00 per unit.

     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by our founders and our seed capital investors in our previous private unit sales. We have sold units to our founders and seed capital investors at prices below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold.

	Minimum	Maximum
Net tangible book value at December 31, 2007	$1,577,607	$1,577,607
Pro forma net tangible book value after the sale of 58,000,000 (minimum) and 89,000,000 (maximum) units at $1.00 per unit(1)	$59,226,065	$90,226,065
Dilution per unit to new investors in this offering	$(0.06)	$(0.04)

(1)	The minimum and maximum number of units represents the minimum offering amount of $58,000,000 and maximum offering amount of $89,000,000, less estimated remaining offering costs of $351,542. Total offering costs for the registered offering are estimated at $710,000. These amounts, together with net tangible book value at December 31, 2007, result in pro forma net tangible book value.

     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering.
     The tables below set forth as of December 31, 2007, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum	%	Maximum	%
Existing unit holders	4,979,920	7.91%	4,979,920	5.30%
New investors	58,000,000	92.09%	89,000,000	94.70%

Total	62,979,920	100.00%	93,979,920	100.00%

	Total Proceeds from Units Purchased
	Amount	Minimum (%)	Average	Amount	Maximum (%)	Average
Existing unit	$2,239,960	3.72%	$0.45	$2,239,960	2.45%	$0.45
New investors	58,000,000	96.28%	$1.00	89,000,000	97.55%	$1.00

Total	$60,239,960	100.00%	$0.96	$91,239,960	100.00%	$0.97
CAPITALIZATION
     We have issued a total of 4,979,920 units to our founders and seed capital investors. We received total proceeds from our three private placements of approximately $2,240,000. If the minimum offering amount of $58,000,000 is attained, we will have total membership proceeds of approximately $60,240,000 at the end of this offering, less offering expenses. If the maximum offering of $89,000,000 is attained, we will have total membership proceeds of approximately $91,240,000 at the end of this offering, less offering expenses.

Capitalization Table
     The following table sets forth our capitalization at December 31, 2007, on an actual and pro forma basis to reflect the units offered in this offering.

		Pro Forma
	Actual	Minimum	Maximum
Short-term debt (1)	$0	$8,500,000	$8,500,000
Long-term debt (1)	$0	$64,300,000	$33,300,000
Unit holders’ equity (2)	2,214,760	59,504,760	90,504,760
Accumulated deficit(3)	(278,695)	(278,695)	(278,695)

Total unit holder’s equity	1,936,065	59,226,065	90,226,065
Total capitalization	$1,936,065	$132,026,065	$132,026,065

(1)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $41,800,000 to $72,800,000 depending on the amount raised in this offering less any grants we are awarded and any bond financing we can obtain. Our estimated long-term debt requirements are based upon our anticipated equity investments, preliminary discussions with lenders and our independent research regarding capitalization requirements for ethanol plants of similar size. Our estimated short-term debt requirements are based upon an anticipated working capital line of credit which will be used to fund the operating expenses of the project identified in the Use of Proceeds table.

(2)	Pro Forma amounts are adjusted to reflect gross proceeds from this offering, less estimated offering costs of $710,000.

(3)	Accumulated deficit as of December 31, 2007.

     Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the purchaser was an accredited investor and that the securities were being acquired for investment for such purchaser’s own account. Each purchaser also agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser further agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate revenues until the proposed ethanol plant is operational, which is expected to occur approximately 16 to 20 months after construction commences. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of governors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders, including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
     The following table summarizes important financial information from our audited December 31, 2006 and 2007 financial statements. You should read this table in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATING.” “ESTIMATED USE OF PROCEEDS” and the financial statements and the notes included elsewhere in this prospectus.

	Period From		Period From
	Inception		Inception (March
	(March 31, 2006) to	Year ended	31, 2006) to
Income Statement Data:	December 31, 2006	December 31, 2007	December 31, 2007
Net Sales	$—	$—	$—
Operating Expenses:
Professional fees	55,031	78,520	133,551
General and administrative	137,853	71,464	209,317

Total Operating Expenses	192,884	149,984	342,868

Operating Loss	(192,884)	(149,984)	(342,868)

Interest income	33,198	30,975	64,173

Net Loss	$(159,686)	$(119,009)	$(278,695)

Net Loss Per Unit	$(0.05)	$(0.03)	$(0.07)

Weighted average units outstanding	3,003,000	4,461,000	3,836,000

	December 31, 2006	December 31, 2007
Balance Sheet Data:
Current Assets:
Cash and Cash Equivalents	$1,012,989		$148,881
Grant receivable	—		5,692
Prepaid and other	14,515		14,172

Total current assets	1,027,504		168,745

Land Options	192,500		325,000
Property and Equipment, net	162,077		1,210,606
Deferred Offering Costs	65,641		358,458

Total Assets	$1,447,722		$2,062,809

Liabilities and Members’ Equity:
Current Liabilities		$
Accounts payable	$127,448		122,759
Accrued expenses	—		3,985

Total current liabilities	127,448		126,744

Commitments and Contingencies
Members’ Equity
Members contributions, 3,499,920 and 4,979,920 units outstanding, respectively	1,479,960		2,214,760
Deficit accumulated during development stage	(159,686)		(278,695)

Total members’ equity	1,320,274		1,936,065

Total Liabilities and Members’ Equity	$1,447,722		$2,062,809

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are a development stage Minnesota limited liability company formed on March 31, 2006, for the purpose of constructing a 55 million gallon per year ethanol plant expected to be located in southeastern Minnesota near Eyota or Utica, approximately 100 miles southeast of Minneapolis, Minnesota. We do not expect to generate any revenue until the plant is completely constructed and operational. For more information about our potential plant site, please refer to “Description of Business — Project Location and Proximity to Markets.” Our board of governors reserves the right to change the location of the plant site, in their sole discretion, for any reason. We anticipate the final plant site will have access to both truck and rail transportation.
     Based upon engineering specifications produced by Fagen, we expect the plant to annually consume approximately 19.7 million bushels of corn and annually produce approximately 55 million gallons of fuel grade ethanol and approximately 176,800 tons distillers dried grain. We currently estimate that it will take approximately 16 to 20 months after construction commences to complete plant construction.
     We expect the project will cost approximately $133,000,000 to complete. Based on our Letter of Intent with Fagen, as amended,, Fagen will construct the plant for a contract price of approximately $83.4 million based on the plans and specifications in the design-build agreement, which does not include the anticipated cost of our water treatment facility we intend to construct, any change orders, or increases in the costs of materials provided by the CCI costs escalator provision contained in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $83,400,000, and additional start-up and development costs of approximately $49,600,000 for a total project completion cost of approximately $133,000,000. Except for our Letter of Intent, as amended, with Fagen, we do not have any binding or non-binding agreements for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 months focused on three primary activities: (1) project financing; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we anticipate our seed capital offering proceeds and our interim financing arrangements will supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We currently rent office space located at 8 North Front Street NW in Eyota, Minnesota for $600 per month.
Project Financing
     We will not close the offering until we have raised the minimum offering amount of $58,000,000. We have until [twelve month date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [twelve month date], we may decide to continue selling units until we sell the maximum number of units or [twelve month date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [twelve month date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $58,000,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $41,800,000 to a maximum of $72,800,000 depending on the level of equity raised and the amount of bond financing and any grant funding we may receive. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the approximately $2,240,000 contributed by our founders and seed capital investors from the estimated total project cost of $133,000,000. We anticipate that our debt financing will contain both long and short term debt components. We anticipate that the short-term debt component will consist of a working capital line of credit which will be used for operational expenses including inventory and hedging costs.
     We have not yet obtained any commitments for equity or bond financing. We have started identifying and interviewing potential lenders; however, we have not signed any commitment or contract for debt financing to construct and operate our plant. Completion of the project relies entirely on our ability to attract these loans and close on this offering.

     A senior debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account and possibly invest the funds in short-term securities issued by the United States government while we seek another debt financing source; or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen will not begin any substantial plant construction and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. However, in the unlikely event that the lending institution permits us to spend equity proceeds prior to closing the loan and obtaining loan proceeds, we may decide to spend equity proceeds on project development expenses, such as securing critical operating contracts or owner’s construction costs such as site development expenses. If we decide to proceed in that manner, we expect the minimum aggregate offering amount would satisfy our cash requirements for approximately six months and the maximum aggregate offering amount would satisfy our cash requirements for approximately eight months. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could result in a partially completed ethanol plant with no ability to obtain funds to complete the project. As a result, you could lose all or part of your investment.
     We also do not expect to hold the equity funds indefinitely in an interest-bearing account and may possibly invest the funds in short-term securities issued by the United States government while we seek another debt financing source because it is likely that Fagen would not be willing to renew its Letter of Intent with us until we had secured a debt financing source. If we fail to find a new debt financing source and Fagen refuses a renewal or extension of its Letter of Intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses. Please refer to the section of the prospectus entitled, “RISK FACTORS — Risks Related to Our Financing Plan,” on page 16 for a discussion of the risks involved in project capitalization.
Site Acquisition and Development
     During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed ethanol plant, the acquisition and development of a plant site in southeastern Minnesota, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and co-product marketing, utility and other contracts. We plan to fund these activities and initiatives using the approximately $2,240,000 of seed capital. In May, 2007 we issued to our current investors approximately 1,500,000 seed capital units at a price of $0.50 per unit for total offering proceeds of $740,000, a portion of which was used to pay the remaining $400,000 commitment fee owed to Fagen, Inc. pursuant to the Letter of Intent we executed on March 28, 2007 and the remainder of which will be used to fund our preliminary activities through the end of this offering, and to pay other additional organizational and developmental expenses we may incur prior to the conclusion of the offering covered by our prospectus and securing senior debt financing including payment. If we are unable to close on this offering before our equity has been expended on such items, we may need to delay or abandon operations.
     On April 11, 2008, we purchased approximately 175 acres of farmland and buildings located thereon from Gary D. Allen and Linda M. Allen, husband and wife, and Dana Allen, a single person for the purchase price of $2,200,000. Gary and Linda Allen are members of the Company. The real estate makes up a portion of our anticipated plant site and is located adjacent to the DM & E railroad and the VonWald parcel. We borrowed $2,040,000 to purchase the real estate from Winona National Bank. We are required to make one interest-only payment on May 11, 2008 and the entire balance of principal, and interest accruing thereon, is due on June 11, 2008. We also executed a Negative Pledge Agreement on the real estate which provides that, during the term of the loan, we will not permit any liens, encumbrances or mortgages to be placed upon the real estate and we will not sell, assign or otherwise transfer the real estate without prior written consent of Winona National Bank. Winona National Bank required personal guaranties in the amount of $1,950,000 for the issuance of the loan to the Company. Ten (10) of our governors and one of our members, All American Cooperative, each executed a Guaranty with Winona National Bank. Each guarantor personally guaranteed a portion of the loan. These guarantors also entered into an agreement with us wherein each agreed to provide the personal guaranty for such funds in exchange for our payment of a fee equal to 7% of the amount of their respective guaranty. No fees will be paid by us to any guarantor under the agreement unless and until we have reached financial closing of the debt financing and equity offering needed for the plant. We are currently involved in negotiations with Winona National Bank to restructure this loan to provide for a longer repayment term. We anticipate that in connection with the loan extension we will be required to execute a mortgage on the real estate in favor of Winona National Bank. There is no assurance that we will finalize negotiations and restructure the loan with Winona National Bank. If we are unable to enter into an extension of the term of the loan obligation with Winona National Bank, the entire amount of interest and principal will become due on June 11, 2008.

     On May 12, 2006 we executed a real estate option agreement with Steven C. VonWald granting us an option to purchase 145 acres of land near Eyota, Minnesota. Under the terms of the option agreement, we paid $5,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 we paid $45,000 to extend this option for one year. We have the option to purchase the land, including any buildings, for $1,450,000. On May 10, 2007 we paid $50,000 to extend this option to May 12, 2008. The purchase option may be further extended for an additional one year period upon written notice and payment of an additional $50,000 for each extension. If we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     On May 17, 2006 we executed a real estate option agreement with Isabelle O. Timm granting us an option to purchase 138 acres of land near Utica, Minnesota. Under the terms of the option agreement, we paid $3,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 we paid $27,000 to extend this option for one year. We have the option to purchase the land, including any buildings, for $1,380,000. On May 16, 2007 we paid $30,000 to extend this option to May 17, 2008. The purchase option may be further extended for two additional one year periods upon written notice and payment of $30,000 for each extension. If we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     On May 26, 2006 we executed a real estate option agreement with Dakota Minnesota and Eastern Railroad Corporation (DM&E) granting us an option to purchase 12.73 acres of land near Eyota, Minnesota. Under the terms of the option agreement, we paid $2,500 for the option and have the option to purchase the land for $25,000. The purchase option must be either exercised or extended within one year after the effective date of May 26, 2006. On May 17, 2007 we paid $2,500 to extend this option to May 23, 2008. The purchase option may be further extended for two additional one year periods upon written notice and payment of $2,500 for each extension. If we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     We may acquire all four parcels of land, resulting in two potential building sites, the 138 acre Utica site and the 332.73 Eyota site. The final plant site will have access to both interstate and local roads and the DM&E rail line for our transportation requirements.
     On May 30, 2006, we entered into an agreement with Natural Resource Group, Inc. (NRG), a Minnesota corporation, to provide professional environmental services at our request. NRG estimated the cost of its services at $5,500, plus travel time and expenses, for each site evaluation. The cost for each additional site will be reduced by 10%. Subsequent to the execution of that agreement, we submitted our first work order under the agreement to NRG. Under this work order, NRG did not identify any environmental fatal flaws that may significantly impact the intended use of the land at two locations in Minnesota. NRG evaluated the sites for the presence of recognized environmental conditions.
     Pursuant to the agreement NRG will also perform: (1) a review of published soil surveys; (2) a review of published wetland information; (3) evaluation of water source and water discharge options; (4) a review of attainment status and any large neighboring air emission sources; (5) a review of air toxics emissions and potential air emission risk analysis (AERA) concerns, if applicable; (6) a review of fuel source availability; (7) a review of needed transportation construction and existing modifications for rail and roads; (8) a review of the facility’s potential to be permitted as a synthetic minor source, assuming that the total facility emissions will be below the Prevention of Significant Deterioration (PSD) and Part 70 major source thresholds (100 tons per year) or other applicable thresholds in non-attainment areas, initially.
     NRG is also required to conduct an extensive regulatory review including a review of air permit rules related to ethanol production facilities and a confirmation of attainment status. NRG will assist us in preparing permit applications and has agreed to work with the engineering and construction firms to ensure that the permit requirements are incorporated into the plant design and construction.
     On July 19, 2006 we entered into an engagement with TranSystems Corporation (“TranSystems”) for development of a conceptual railway service plan for the plant. Pursuant to the engagement letter, TranSystems will develop a plan which will be in accordance with the standards and specifications of the DM&E railroad and the Iowa, Chicago and Eastern Railroad (ICE). We

anticipate entering into a future consulting agreement that will include final design and construction documents for railway services. The lump sum price for the rail service design and construction documents is $88,000. We have paid TranSystems approximately $6,000 for these services related to the original agreement
     On August 10, 2006 we executed a proposal from NRG for MPCA/DNR Environmental Permitting and Environmental Assessment Services. The original estimate for the proposed services was $142,000. Pursuant to the proposal, NRG will provide services regarding the air pollution control application, environmental assessment worksheet, NPDES permitting, water appropriation permitting, and an aboveground storage tank permit. The scope of the work has expanded to include additional requirements by the various governmental units involved. We have paid NRG approximately $337,000 for services. Pursuant to the proposal, NRG will provide the following services:
1.	Air Pollution Control Application:
•	Complete MPCA operation permit application

•	Review of all regulatory requirements applicable to the facility

•	Complete Non-PSD Permit Application
2.	Environmental Assessment Worksheet
•	Prepare an EAW for use with the MPCA describing the project in detail

•	Evaluate the project’s impact on air, water, soil, wildlife, etc.

•	Provide consultation letters on behalf of the Company to the State Historical Preservation Officer, DNR Natural Heritage and Non-Game Research Program, and United States Fish and Wildlife Service

•	Provide discussion of other analyses required by Minnesota, including odor best management practices plan

•	Perform Air Emission Risk Analysis
3.	NPDES Permitting
•	Secure national pollution discharge elimination system permit for utility water streams

•	Complete Notice of intent and SW3P if needed, for a Construction Stormwater Discharge Permit
4.	Water Appropriation Permitting
•	Complete hydro geologic evaluation

•	Prepare DNR water permit application

•	Identify wells within 1.5 miles of the project site and gather information regarding these wells

•	Assist with startup and monitor of pumping test
5.	Aboveground Storage Tank Permit
•	Preparation and submission of application forms to MPCA
     On September 20, 2006, we authorized Yaggy Colby Associates (“Yaggy”) to proceed with work identified in their Proposal for Professional Services dated August 31, 2006. The Proposal provides that Yaggy’s work under the Proposal will be divided into two phases: design survey and land survey. The design survey includes gathering detailed topographic surface and utility features to provide the basis of design for the project and the land survey includes property research, determination of boundaries, setting property pins and a certificate of survey. The estimated cost for the design survey work is $22,000 and the estimated cost for the land survey work is $4,000. Either party may terminate the agreement for cause upon thirty (30) days written notice, or we may terminate the agreement for convenience at any time upon receipt of notice by Yaggy.
     On October 31, 2006, we authorized Yaggy to proceed with work identified in an additional Proposal for Professional Services dated October 25, 2006. The services provided pursuant to the Proposal include annexation and zone changes, construction plans and specifications for a water main, streets and parking, a grading plan, drainage report and on-site septic design. The total estimated costs for these services are $40,200. Either party may terminate the agreement for cause upon thirty (30) days written notice, or we may terminate the agreement for convenience at any time upon receipt of notice by Yaggy.
     On October 31, 2006, we accepted a proposal from American Engineering Testing, Inc. (“AET”) for geotechnical services. Pursuant to the Proposal, AET will perform soil borings at the proposed sites, soil sample testings and preparation of an engineering report regarding grading procedures for the building and structural supports, foundation types and depths, ground floor slab support, backfilling procedures and preparation of subgrade for pavement and rail road spurs. The estimated fee for such services will range from $13,000 to $17,000. Either party may terminate the Agreement upon seven (7) days written notice for justifiable reasons. On May 17, 2007, we accepted another proposal from AET for additional subsurface exploration and geotechnical review services for the Eyota, Minnesota site. AET will further explore subsurface conditions at the site based upon a redesigned plant layout. The fees for the additional services will range from $11,000 to $15,000.
     On November 28, 2006 we authorized Brookfield Resources, Inc. (“Brookfield”) to proceed with work pursuant to the Scope of Services Cost Estimate which they provided to us. Pursuant to the estimate, Brookfield is to conduct surface geophysical surveys to identify sinkholes. The estimated cost for such services is $14,510.
     In November 2006, Yaggy entered into a proposal for services on our behalf with Lawler Environmental, Inc. (“Lawler”). Pursuant to such Proposal, Lawler is to provide field delineation of wetland and field review with wetland regulatory agencies. The estimated cost for such services is between $1,500 and $2,500.
     On December 6, 2006 we authorized Yaggy to proceed with work identified in a Proposal for Professional Services dated December 4, 2006. The Proposal provides that Yaggy will conduct a traffic study for the proposed site plan. The total estimated fees for such services are $7,900. Either party may terminate the agreement for cause upon thirty (30) days written notice, or we may terminate the agreement for convenience at any time upon effective receipt of notice by Yaggy.
On June 5, 2007 we entered into an Energy Management Agreement with U.S. Energy Services, Inc. (“U.S. Energy”). U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the project. The services commence as of June 1, 2007 and will continue until twelve months after the plant’s completion date. The agreement will automatically renew for one-year additional terms thereafter unless U.S. Energy or MinnErgy terminate the Agreement upon sixty days prior written notice. We are required to pay U.S. Energy a monthly retainer fee of $2,900 plus pre-approved travel expenses. The retainer fee will increase 4% per year on June 1. The Company has incurred approximately $11,600 related to this agreement and does not expect to incur additional costs until after financial closing.
     On June 11, 2007 we entered into a Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC. Pursuant to the Agreement, Fagen Engineering is to perform a Phase I design package for grading and drainage and a Phase II design package for the engineering and design of the site work and utilities for the plant. The fixed fee for such services is $110,000 which will be included in and credited to the design-build contract price with Fagen. Either party may terminate the agreement upon twenty (20) days written notice if the non-terminating party has defaulted through no fault of the terminating party.
Plant Construction and Start-up of Plant Operations
     We expect to complete construction of the proposed plant and commence operations approximately 16 to 20 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and co-products. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $133,000,000 to construct the plant, which includes all capital expenditures necessary to complete the project, make the plant operational and produce revenue.
     On March 28, 2007 we entered into a non binding Letter of Intent with Fagen in connection with the design, construction and operation of the proposed plant. The Letter of Intent was subsequently amended on September 13, 2007 and December 17, 2007. The Letter of Intent provides the proposed terms and conditions under which Fagen will enter into exclusive negotiations with us to implement design and construction services for our plant. We have not yet executed a binding agreement. The Letter of Intent, as amended, provides for a nameplate capacity of 55 million gallons of ethanol annually and a performance guarantee in that same amount. The Letter of Intent was originally set to terminate on January 31, 2008, if a definitive Design-Build Agreement and other ancillary instruments have not been executed by that date. However, pursuant to the first and second amendments to the Letter of Intent, this date has been postponed until June 21, 2008. The Letter of Intent provides that the parties may mutually agree to extend the termination date, otherwise, the Letter of Intent will terminate on June 21, 2008. In addition, unless extended by mutual agreement, the Letter of Intent requires the basic design and size of the plant to have been agreed upon, a site selected and 10% of the equity raised by June 21, 2008. Furthermore, if MinnErgy has not issued a valid Notice to Proceed prior to June 21, 2008, Fagen may terminate any Design Build Agreement that has been executed by the parties as of that date. The Letter of Intent provides a base price estimate of $83,400,000 for construction of the plant is subject to changes in construction costs. During the term of the Letter of Intent, Fagen has the exclusive right to provide design and construction services for our project.
     In addition, the Letter of Intent states that Fagen will utilize certain proprietary property and information of ICM, Inc. in the design and construction of the project and that our use of such proprietary property and information of ICM will be governed by the terms and conditions of a license agreement between us and ICM. Substantial completion under the Letter of Intent is to occur within 635 days after the date of the Notice to Proceed.
     The Letter of Intent contemplates that Fagen will not be required to accept our Notice to Proceed prior to April 21, 2008. This means that we would have a window commencing April 21, 2008 and ending June 21, 2008 in which Fagen would be required to accept our Notice to Proceed if it is issued during this time period. Fagen will not be required to, but may in its sole discretion, accept our Notice to Proceed if it is issued at any time prior to April 21, 2008 or after June 21, 2008. Additionally, the December 17, 2008 amendment to the Letter of Intent revised the CCI contingency and the surcharge provisions which serve as possible upward adjustments to the contract price. The contract price will be adjusted by the percentage increase, if any, between the February 2007 reported CCI of 7879.53 and the CCI reported in the month we issue a valid Notice to Proceed to Fagen, if the Notice to Proceed is issued after June 1, 2008. We will also be charged a surcharge of 0.50% for every month occurring between June 2008 and the month in which we issue a valid Notice to Proceed, if such Notice to Proceed is issued after June 1, 2008.
     We have paid a commitment fee of $500,000 to Fagen in accordance with the terms of the Letter of Intent. This fee is non-refundable and is to be credited against the contract price.
Corn origination
     We have not entered into a grain procurement agreement. However, we are currently in negotiations with three potential organizations with regard to procuring grain for our ethanol plant. We are considering two types of business relationships with these entities. The first type would involve purchasing corn directly from the producer with the assistance of a third party (an agency relationship), and we would be required to pay a per bushel agency fee.  The second type would involve purchasing corn from an intermediary and would require us to pay a per bushel procurement fee. We have not yet determined which arrangement, if any, would be more beneficial. However, it is our intent to assure a continuous supply of grain to the plant at the lowest possible cost.
Future Plans to Develop or Participate in Other Ethanol Manufacturing Facilities
     In the future, we may pursue opportunities to develop or invest in other ethanol manufacturing facilities. We do not have any agreement or arrangement concerning any other ethanol project at this time. We will continue to monitor and evaluate these opportunities as they present themselves to determine if participation in any other project is in our best interests.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Revenues
     If we are successful in building and constructing the ethanol plant, we expect our future revenues will primarily consist of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our revenues. Historically, the demand for ethanol increased relative to supply, which caused upward pressure on ethanol market prices. Increased demand, firm crude oil and gas markets, public acceptance, and positive political signals contributed to those strong ethanol prices. Those high prices were not sustained, however, due to increased ethanol production, transportation and logistics problems in the industry, and high feedstock prices. Management believes the industry will need to continue to grow demand and have governmental support, corn prices will need to fall, and transportation and logistical problems will need to be alleviated in order for the industry to realize higher ethanol market prices.
     We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol, and could negatively impact our business. On August 8, 2005, President George W. Bush signed into law the Energy Act of 2005 which contained numerous provisions that favorably impacted the ethanol industry by enhancing both the production and use of ethanol. Most notably, the Energy Act of 2005 created a 7.5 billion gallon renewable fuels standard (the “RFS”). The RFS is a national renewable fuels mandate as to the total amount of national renewable fuels usage but allows flexibility to refiners by allowing them to use renewable fuel blends in those areas where it is most cost-effective rather than requiring renewable fuels to be used in any particular area or state. The Energy Act of 2007 amended the RFS to set the volume at 9 billion gallons in 2008, increasing to 36 billion gallons in 2022. The Energy Act of 2007 expanded the definition of several renewable fuels which may be used by blenders to meet the RFS requirement. The RFS now includes conventional biofuels, advanced biofuels, cellulosic biofuels and biodiesel, all of which can be used to meet the RFS. In addition, the RFS total annual requirement is allocated in each subsequent year to encourage the use of more cellulosic biofuels, advanced biofuels and biodiesel. The RFS for conventional biofuel, including corn-based ethanol, will reach 15 billion gallons in 2015 and will not increase in subsequent years. Management believes that corn-based ethanol alone cannot be utilized to meet the 36 billion gallon RFS; however, production capacity in the ethanol industry is currently over 13 billion gallons if all plant construction and expansions are completed.
     Ethanol production continues to rapidly grow as additional plants and plant expansions become operational. According to the Renewable Fuels Association, as of February 22, 2008, 143 ethanol plants were producing ethanol with a combined annual production capacity of 8.16 billion gallons per year and current expansions and plants under construction constituted an additional future production capacity of 5.25 billion gallons per year. The RFA estimate does not include the anticipated production from our plant. POET and ADM control a significant portion of the ethanol market, producing an aggregate of over 2 billion gallons of ethanol annually, with plans to expand their respective annual production capacities by 327 million gallons and 550 million gallons of ethanol which will strengthen their positions in the ethanol industry and cause a significant increase in domestic ethanol supply. These anticipated expansions are included in the current RFA annual production capacity estimate of over 13 billion gallons. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial condition. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard to interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs. If the demand for ethanol does not grow at the same pace as increases in supply, we expect the price for ethanol to continue to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
     Because the current national ethanol production capacity will likely exceed the 2008 RFS requirement if plant constructions and expansions are completed, we believe that we will depend on other market factors, such as the reduced usage of MTBE by the oil industry, state renewable fuels standards and voluntary blending by terminals, to sustain or raise ethanol prices. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term, and they may remain lower than in past years. In addition, management expects the increased requirement of 36 billion by 2022 may be unable to support ethanol prices in the long term, as the RFS for corn-based ethanol will plateau at 15 billion gallons in 2015. A greater supply of ethanol on the market from additional plants and plant expansions could further reduce the price we are able to charge for our ethanol. This may decrease our revenues when we begin sales our ethanol.
     Demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 22 million gallons in 2004 to 200 million gallons in 2030. E85 can be used as an aviation fuel, as reported by the National Corn Growers Association, and as a hydrogen source for fuel cells. According to the RFA, virtually every vehicle in the United States is capable of using ethanol blends up to 10%, but it takes a flexible fuel vehicle (FFV) to use higher blends up to E85.  According to the National Ethanol Vehicle Coalition, there are currently about 6.0 million FFVs capable of operating on E85. Automakers such as Ford and General Motors have begun national campaigns to promote ethanol and have indicated plans to produce an estimated 4 million more FFVs per year.
     The demand for E85 is largely driven by flexible fuel vehicle penetration of the United States vehicle fleet, the retail price of E85 compared to regular gasoline and the availability of E85 at retail stations. Because flexible fuel vehicles can operate on both ethanol and gasoline, if the price of regular gasoline falls below E85, demand for E85 will decrease as well. In addition, gasoline stations offering E85 are relatively scarce. From 2003 to 2007, the number of retail stations that supply E85 increased from less than 200 to over 1,300 as reported by the American Coalition for Ethanol. This remains a relatively small percentage of the total number of retail gasoline stations in the United States, which is approximately 170,000. However, most of these stations are in the Upper Midwest, which will be our target market area. The Energy Act of 2005 established a tax credit of 30% for infrastructure and equipment to dispense E85, which became effective in 2006 and is scheduled to expire December 31, 2010. Legislation was introduced on the first day of the 2007 Congress which proposes a permanent extension of this tax credit; however, there is no guarantee that this proposed legislation will be adopted. This tax credit is expected to encourage more retailers to offer E85 as an alternative to regular gasoline. According to the Minnesota Corn Growers Association, there are approximately 75 gasoline retailers offering E85 throughout Minnesota. However, some gas station operators may be hesitant to install pumps to dispense E85, as it is essentially a competitor to the stations’ main product, gasoline. The Energy Act of 2007 made it unlawful for a franchiser to prohibit a franchisee from installing E85 fuel tanks and pumps within the franchise agreement. This provision was added in response to oil companies prohibiting the installation of E85 fuel pumps at the stations they owned or operated. In addition, the Energy Act of 2007 created a grant program for the installation of refueling infrastructure for E85.

     Demand for ethanol has historically been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard has driven demand, our management believes that the industry will require an increase in voluntary usage in order to experience long-term growth. We expect this will happen only if the price of ethanol is deemed economical by blenders. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.
     Although the Energy Act of 2005 did not impose a national ban of MTBE, the primary competitor of ethanol as a fuel oxygenate, the Energy Act of 2005’s failure to include liability protection for manufacturers of MTBE could be the reason behind refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the Clean Air Act’s reformulated gasoline oxygenate requirement. The Energy Act of 2005 repealed the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Energy Act of 2005 and a number of states, including California, participate in this program.
     Consumer resistance to the use of ethanol may affect the demand for ethanol which could affect our ability to market our product and reduce the value of your investment. According to media reports in the popular press, some consumers believe that use of ethanol will have a negative impact on retail gasoline prices. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of energy in the ethanol that is produced. In addition, recent high corn prices have added to consumer backlash against ethanol and criticism against the Energy Act of 2007, as many consumers blame ethanol for high food prices. In addition to these consumer concerns, in recent months a study conducted at Kansas State University indicated that there is a possible link between distillers grains fed to cattle and the presence of E coli found in certain beef products. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability to sell our product and negatively affect our profitability.
Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. On January 11, 2008, the United States Department of Agriculture (“USDA”) released its Crop Production report, which estimated the 2007 grain corn crop at 13.1 billion bushels. The January 11, 2008, estimate of the 2007 corn crop is approximately 24% above the USDA’s estimate of the 2006 corn crop of 10.53 billion bushels. In March 2008, the USDA released its Prospective Plantings Report which estimates that farmers intend to plant 86 million acres of corn in 2008, which is down from an all time high 93 million acres planted in 2007. The October 12, 2007 Crop Production report stated that Minnesota’s corn production for 2007 was estimated at 1.22 billion bushels. Although we do not expect to begin operations until 16 to 20 months after construction commences, we expect continued volatility in the price of corn, which will significantly impact our cost of goods sold. The number of operating and planned ethanol plants in our surrounding area and nationwide will also significantly increase the demand for corn. This increase will likely drive the price of corn upwards in our market which will impact our ability to operate profitably.
     Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. We use natural gas to dry our distillers grain products to moisture contents at which they can be stored for extended periods of time and transported greater distances. Distillers dried grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources. Natural gas prices are considerably higher than the 10-year average. In late August 2005, Hurricane Katrina caused dramatic damage to areas of Louisiana, which is the location of one of the largest natural gas hubs in the United States. As the damage from the hurricane became apparent, natural gas prices increased substantially. Similar natural disasters could impact the natural gas market, and we expect continued volatility in the natural gas market even without such events. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.

Employees
     We expect to hire between 30 and 36 full-time employees before commencing plant operations. Our officers are Ron Scherbring, President/Chief Executive Officer and Chris Arnold, Chief Financial Officer and Secretary. As of the date of this prospectus, we have not hired any full-time office employees.
Liquidity and Capital Resources
     From May 2006 through June 2006, we sold approximately 125,000 of our membership units to our founders at a price of $4.00 per unit and approximately 166,660 of our membership units to our seed capital investors at a price of $6.00 per unit. On November 27, 2006 our board of governors passed a resolution splitting the units sold in those offerings in a 12:1 split. The 12:1 split resulted in the revaluation of our founders units from $4.00 to $0.33 per unit and the issuance of approximately 1,375,000 additional units to our founders and the revaluation of our seed capital units from $6.00 to $0.50 per unit and the issuance of approximately 1,850,000 additional units to our seed capital investors. We received aggregate seed capital proceeds of approximately $1,500,000 from these two private placements. In addition, we held a private placement offering in May 2007, for our current investors in which we issued 1,480,000 seed capital units at a price of $0.50 for total offering proceeds of $740,000. We determined the offering price per unit in these private placements based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development stage company and we authorized the split to set our general offering price at $1.00. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We anticipate that our seed capital offering proceeds and our interim financing arrangements will provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk capital at the time of the investment.
     As of December 31, 2007, we had total assets of approximately $2,063,000, consisting primarily of cash, property and equipment (construction in progress), deferred offering costs and land options. As of December 31, 2007, we had current liabilities of approximately $127,000 consisting of accounts payable and accrued expenses. Total members’ equity as of December 31, 2007, was approximately $1,936,000, taking into account the accumulated deficit. Since our inception, we have generated no revenue from operations. For the period from inception (March 31, 2006) through December 31, 2007, we have accumulated a deficit during the development stage of approximately $279,000, primarily due to start-up business costs.
Financing Plan
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $133,000,000. Our financing plan consists of a combination of equity, including our previous seed capital, debt financing, bond financing and government grants.
Equity Financing
     We are seeking to raise a minimum of $58,000,000 and a maximum of $89,000,000 of equity in this offering. Depending on the level of equity raised in this offering, the amount of any grants awarded to us, and the amount of bond financing able to be procured, we expect to require debt financing ranging from approximately a minimum of $41,800,000 to a maximum of $72,800,000 to supplement the capital we raised from our founders and seed capital members.
Debt and Bond Financing
     We hope to attract senior debt financing from a major bank (with participating loans from other banks) and/or bond financing to construct the proposed ethanol plant. We expect the senior debt financing will be secured by all of our real property, including receivables and inventories. We expect to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender; however, there is no assurance that we will be able to obtain the senior debt financing or that adequate debt financing will be available on the terms we currently anticipate. Our senior debt financing may also include a working capital line of credit, bond financing issued through a governmental entity or bonds guaranteed by a governmental agency. We do not have any commitments for a working capital line of credit or any contracts or commitments with any governmental entity or underwriter for bond financing and there is no assurance that we will be able to secure bond financing as part of the senior debt financing for the project. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which would increase the cost of debt and could require us to issue warrants. The increased cost of the subordinated debt financing could reduce the value of our units.

     Other than the limited amounts of interim debt financing described below, we do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing needed to construct and operate the plant. We have started identifying and interviewing potential lenders; however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
     We have hired a consultant to help us explore bond financing and local tax incentive possibilities to help fund the project. On May 30, 2007 we accepted a proposal from PlanScape Partners for financial incentive consulting services. PlanScape Partners will review available local tax incentives, prepare materials and presentations regarding the project to present to local officials, hold informal visits with local elected officials, attend formal meetings with local officials and negotiate documentation for the incentives. The Company has incurred approximately $17,600 related to this agreement and does not expect to incur any additional costs.
Interim Financing
     On April 2, 2008 we executed a promissory note which provides that Fagen, Inc. will advance up to $250,000, to the Company during the term of the note. We are required to repay the entire balance then outstanding, plus interest, at a rate of seven percent (7%) per annum on the earlier of July 31, 2009 or upon financial closing of the debt and equity needed for our project. We intend to use these funds for any expenses incurred prior to financial closing.
     On April 11, 2008 we entered into a loan agreement with Winona National Bank for the sum of $2,040,000 to purchase real estate owned by Gary, Linda and Dana Allen. Interest accrues on the principal at a rate of 4.13% per annum. We are required to make one interest only payment on May 11, 2008 and the entire balance of principal and interest accruing thereon is due on June 11, 2008. We also executed a Negative Pledge Agreement on the real estate which provides that, during the term of the loan, we will not permit any liens, encumbrances or mortgages to be placed upon the real estate and we will not sell, assign or otherwise transfer the real estate without prior written consent of Winona National Bank. Winona National Bank required personal guaranties in the amount of $1,950,000 for the issuance of the loan to the Company. Ten (10) of our governors and one member, All American Cooperative, each executed a Guaranty with Winona National Bank as security for the loan. Each guarantor is liable for a certain portion of the debt identified in his/her/its guaranty agreement. In exchange for their personal guaranty, each of the eleven (11) guarantors entered into an agreement with us wherein we agreed to pay a fee equal to seven percent (7%) of the amount of his/her/its guaranty in exchange for the personal guaranty. No payments will be made to any of these guarantors unless and until we have reached financial closing of the debt financing and equity offering needed to fund the plant. We are currently involved in negotiations with Winona National Bank to restructure this loan to provide for a longer repayment term. We anticipate that in connection with the loan extension we will be required to execute a mortgage on the real estate in favor of Winona National Bank. There is no assurance that we will finalize negotiations and restructure the loan with Winona National Bank. If we are unable to enter into an extension of the term of the loan obligation with Winona National Bank, the entire amount of interest and principal will become due on June 11, 2008.
Grants and Government Programs
     On October 5, 2007, we executed a Value-Added Producer Grant Agreement for grant funds of up to $300,000 with the Rural Business-Cooperative Service of the USDA effective as of October 1, 2007. The Grant Agreement requires us to match the grant funds provided by the USDA. The grant funds are available for a funding period of 365 days beginning October 1, 2007. We may use the grant funds and matching funds only for the following activities: purchase and implementation of computer and accounting systems to support the business activities of the plant; purchase office equipment; payment of office rent, utilities and salaries; and purchase of inventory and supplies for start up of the plant. We will be required to furnish certain financial information to the USDA during the term of the Grant Agreement, including requests for reimbursement, payroll records, semi-annual performance reports and a final project performance report. In addition to these reports, we will be required to submit an audit prepared by a Certified Public Accountant to the USDA setting forth the expenditures of the grant and matching funds within 90 days after the funding period is completed. We may request an extension of the funding period at least 30 days prior to the end of the funding period, however there is no guarantee that the USDA will approve any extension of the funding period in the event we are unable to utilize all grant funds awarded during the funding period. During 2007 we incurred qualifying expenses and as a result recognized approximately $6,000 related to this grant.
     We plan to apply for additional grants from the USDA and other sources. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
Critical Accounting Policies and Estimates
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
     We have incurred costs to purchase land options. These land options are capitalized into the land cost once exercised; land options that expire unused, will be expensed at expiration unless we determined we have no intention to exercise them at an earlier date.
     Net loss per unit is calculated in accordance with Financial Accounting Standards Board Statement No. 128 “Earnings Per Share.” The Company’s basic and diluted net loss per share is computed by dividing new loss by the weighted average number of units outstanding during the period. As of December 31, 2007, we did not have any instruments outstanding which may have a dilutive effect on earnings per share.
Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds excluding any offering costs, could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Maximum
	89,000,000	% of
Sources of Funds(1)	Units Sold	Total

Unit Proceeds	$89,000,000	66.92%
Seed Capital Proceeds	2,239,960	1.68%
Senior Debt Financing	41,760,040	31.40%

Total Sources of Funds	$133,000,000	100.00%

	If 74,000,000	% of
Sources of Funds(1)	Units Sold	Total

Unit Proceeds	$74,000,000	55.64%
Seed Capital Proceeds	2,239,960	1.68%
Senior Debt Financing	56,760,040	42.68%

Total Sources of Funds	$133,000,000	100.00%

	Minimum
	58,000,000	% of
Sources of Funds(1)	Units Sold	Total

Unit Proceeds	$58,000,000	43.61%
Seed Capital Proceeds	2,239,960	1.68%
Senior Debt Financing	72,760,040	54.71%

Total Sources of Funds	$133,000,000	100.00%

(1)	We may receive federal and state grants; however, to date we have only entered into one agreement for a Value Added Producer Grant awarded by the Rural Development-Cooperative Service of the USDA for up to $300,000 of matching funds. Additionally, we may receive bond financing. For any grants or bond financing we receive, we expect to reduce the amount of equity proceeds or senior debt financing necessary for our capitalization by the same or similar amount. Our sources of funds listed above are not reduced by offering costs.
ESTIMATED USE OF PROCEEDS
     The gross proceeds from this offering, before deducting offering expenses, will be $58,000,000 if the minimum amount of equity offered is sold, and $89,000,000 if the maximum number of units offered is sold for $1.00 per unit. We estimate the offering expenses to be approximately $710,000.(1) Therefore, we estimate the net proceeds of the offering to be $57,290,000 if the minimum amount of equity is raised, and $88,290,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($1.00 per unit)	$89,000,000	$58,000,000
Less Estimated Offering Expenses (1)	(710,000)	(710,000)

Net Proceeds from Offering	$88,290,000	$57,290,000

(1)	All of the following offering expenses are estimated, except the SEC filing fee.

SEC filing fee	$3,498
Legal fees and expenses	250,000
Consulting fees	150,000
Accounting fees	60,000
Blue Sky fees	2,050
Printing expenses	50,000
Advertising	150,000
Miscellaneous expenses	44,452

Total	$710,000

     We intend to use the net proceeds of the offering to construct and operate an ethanol plant with a 55 million gallon per year nameplate manufacturing capacity. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $133,000,000. The total project cost is a preliminary estimate primarily based upon the experience of our anticipated general contractor, Fagen, with ethanol plants similar to the plant we intend to construct and operate. We expect the total project cost will change from time to time as the project progresses.
     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following amounts are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. In addition, depending on the level of equity raised, we may decide to implement technical or design upgrades or improvements to our proposed plant.

		% of
Use of Proceeds	Amount	Total

Plant construction	$ 83,400,000	62.75
Material escalation clause	4,170,000	3.15
CCI contingency	1,668,000	1.25
Land cost	3,675,000	2.76
Site development costs	2,682,000	2.01
Natural gas pipeline (1)	8,000,000	6.02
Electrical service extension	1,163,000	0.88
Construction contingency	1,305,000	0.98
Construction performance bond	500,000	0.36
Construction insurance costs	300,000	0.23
Construction manager fees	162,000	0.12
Administrative building	400,000	0.30
Office equipment	75,000	0.05
Computers, software, network	175,000	0.13
Railroad	6,000,000	4.51
Rolling stock	400,000	0.30
Fire Protection and water supply	5,300,000	3.98
Capitalized interest	3,000,000	2.26
Start up costs:
Financing costs	700,000	0.53
Organization costs (2)	1,375,000	1.03
Pre-production period costs	800,000	0.60
Inventory -working capital	3,750,000	2.82
Inventory - corn	1,100,000	0.83
Corn hedging costs	250,000	0.19
Inventory - chemicals and ingredients	400,000	0.49
Inventory - ethanol	1,250,000	0.94
Inventory - DDGS	500,000	0.36
Spare parts - process equipment	500,000	0.36

Total (3)	$133,000,000	100.00

(1)	Represents a standby letter of credit.

(2)	Includes estimated offering expenses of $710,000.

(3)	Includes the letter of credit included in (1) above.

     Plant Construction. The construction of the plant itself is by far the single largest expense at approximately $83.4 million. We have a Letter of Intent with Fagen and a Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC. See “Design-Build Team; Design-Build Agreement with Fagen”
     Material Escalation Cost. Pursuant to our Letter of Intent, as amended, we will be charged a surcharge of 0.5% for each month between June 2008 and the month in which a valid Notice to Proceed is given by the Company to Fagen, if the Notice to Proceed is provided after June 1, 2008. Thus, we have estimated a Material Escalation contingency of $4,170,000.
     CCI Contingency. Under our Letter of Intent, as amended, the contract price of approximately $83,400,000 million may be further increased if we are unable to issue a valid Notice to Proceed to Fagen by June 1 2008. The contract price may be adjusted by the percentage increase between the construction cost index (“CCI”) published by Engineering News-Record Magazine in February 2007 of 7879.54 and the CCI reported in the month in which we issue a Notice to Proceed.. As of March 2008, the CCI was reported at 8109.00, which is 2.91% higher than the February 2007 level stated in the Letter of Intent. We have allowed for a $1,668,000 contingency in our total estimated costs of the project (or 2% of our estimated contract price) to account for the possibility of a contract price increase. Computation of the CCI contingency based on the March 2008 CCI would result in an amount that exceeds our budgeted contingency by approximately $758,940. If we are unable to issue a valid Notice to Proceed to Fagen prior to June 1, 2008, the CCI remains at the current level or increases after June 1, 2008 and our contract price increases accordingly, we may be unable to proceed with the project.
     Land Cost. We estimate that total land cost will be approximately $3,675,000.
     Site Development. We estimate that the total site development costs will be approximately $2,682,000. These costs include $80,000 for site engineering, $25,000 for site fencing, $15,000 for site maintenance, $1,362,000 for site improvements, $500,000 for water discharge, $500,000 for hard surface roads, and $200,000 for permitting., These costs will vary depending upon which site our board of governors ultimately chooses.
     Construction Contingency. We project approximately $1,305,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds for our general working capital.
     Construction Performance Bond and Insurance Costs. We estimate the construction bond for the project to cost approximately $500,000. We have budgeted approximately $300,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.
     Construction Manager Fees. We estimate that we will hire a construction manager at an estimated salary of approximately $162,000 for services during construction of the plant.
     Administration Building, Furnishings, Office and Computer Equipment. We anticipate spending approximately $400,000 to build our administration building on the plant site. We expect to spend an additional $75,000 on our furniture and other office equipment and $175,000 for our computers, software and network.
     Rail Infrastructure and Rolling Stock. Depending upon which site our board of governors chooses to utilize, we anticipate rail improvements, such as siding and switches may need to be installed at an estimated cost of $6,000,000. We anticipate the need to purchase rolling stock at an estimated cost of $400,000.
     Fire Protection and Water Supply. We anticipate spending $5,300,000 to equip the plant with adequate fire protection and water supply.
     Capitalized Interest. This consists of the interest we anticipate incurring during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed senior debt financing of approximately $41,800,000 and an interest rate equal to the 30 day LIBOR plus 150 basis points. We determined this amount of debt financing based upon an assumed equity amount of $89,000,000 and seed capital proceeds of approximately $2,240,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $3,000,000 and our financing costs are estimated to be $700,000.
     Financing Costs. Financing costs consist of all costs associated with the procurement of the debt financing discussed in the preceding paragraph. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary depending on the amount we borrow.
     Organizational Costs. We have budgeted $1,375,000 for developmental, organizational, consulting, legal, accounting and other costs associated with our organization as an entity, including, but not limited to estimated offering costs of $710,000.
     Pre-Production Period Costs. We project $800,000 of pre-production period costs. These represent costs of beginning production after the plant construction is finished, but before we begin generating income. Pre-production period costs are comprised of $120,000 of start-up costs, $200,000 of administrative labor, $400,000 of production labor and $30,000 of utilities. We do not anticipate compensating our governors during this period. We anticipate obtaining a working capital line of credit with our senior lender to pay for these costs.
     Inventory. We project $7,750,000 of inventory costs for the period between the completion of construction and our beginning generation of income. This initial inventory is comprised of $1,350,000 of corn and other ingredients, $1,250,000 of ethanol inventory, $500,000 of distillers grain, $500,000 of spare parts for our process equipment, $3,750,000 other of working capital, and $400,000 of chemicals and ingredients. We anticipate obtaining a working capital line of credit with our senior lender to pay for these costs.
     Spare Parts. We have budgeted $500,000 for costs for replacement parts for the process equipment for our plant. We anticipate obtaining a working capital line of credit with our senior lender to pay for these costs.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
     According to the Renewable Fuels Association (RFA), over the past 20 years the United States fuel ethanol industry has grown from almost nothing to an estimated current annual production capacity of 8.16 billion gallons of ethanol production per year. As of February 22, 2008, plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 5.24 billion gallons per year. There are currently 143 ethanol production facilities producing ethanol located in 26 states throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstock necessary to produce ethanol.
General Ethanol Demand and Supply
Demand for Ethanol.
     According to the RFA, the annual demand for fuel ethanol in the United States reached a new high in 2006 of nearly five billion gallons per year. In its report titled, “Ethanol Industry Outlook 2007,” the RFA anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The RFA also notes that interest in E85, a blend of 85% ethanol and 15% gasoline, has been invigorated due to continued efforts to stretch United States gasoline supplies. The RFA also believes that the passage of the Volumetric Ethanol Excise Tax Credit (VEETC) provides the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets.

     The provision of the Energy Act of 2005 and the Energy Act of 2007 that is likely to have the greatest impact on the ethanol industry is the creation of a renewable fuels standard (RFS). The RFS is a national flexible program that does not require any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. Under the Energy Act of 2005, the RFS was set to reach 7.5 billion gallons by 2012. The Energy Act of 2007 expanded the RFS to reach 36 billion gallons by 2022. The 2008 RFS will require blending of 9 billion gallons of renewable fuels. The Energy Act of 2007 establishes definitions for the RFS program which includes the terms “conventional biofuel,” “advanced biofuel” and “cellulosic biofuel,” expanding the previous RFS program to encompass and encourage the production of alternative fuels besides corn-derived ethanol. As of February 22, 2008, ethanol production capacity totaled 8.16 billion gallons according to the Renewable Fuels Association. Because the Energy Act of 2007 mandates that refiners purchase 3.6 billion gallons more in 2008 than what was required prior to its passage, we expect the new RFS will help the ethanol industry in the short term. An increase in the number of new plants will, however, bring an increase in the supply of ethanol. Thus, while this new legislation may cause ethanol prices to increase in the short term due to additional demand, current and future supply could outweigh the demand for ethanol and could negatively impact our earnings. By 2022, 60% of the RFS requirement must be met by advanced biofuels; consequently, we are uncertain as to Act’s long-term effects on ethanol derived from corn.
     In April 2007, the EPA set forth final rules to fully implement the RFS program which became effective September 1, 2007. The Energy Act of 2007 directed the EPA to continue to implement the rules of the RFS program until January 1, 2009. At that time, the regulations may be revised to ensure that transportation fuel sold or introduced into commerce in the United States, on an annual average basis, contains at least the applicable volume of renewable fuel, advanced biofuel, cellulosic biofuel, and biomass-based diesel as required by the Energy Act of 2007. The RFS must be attained by any party that produces gasoline in the contiguous United States or exports renewable fuels, including refiners and blenders (collectively the “obligated parties”) Compliance with the RFS program is shown through the acquisition of unique Renewable Identification Numbers (RINs) assigned by the obligated party to every batch of renewable fuel produced. Obligated parties must acquire sufficient RINs to demonstrate compliance with their performance obligation and must submit reports to the EPA. In addition, RINs can be traded and a recordkeeping and electronic reporting system for all parties that have RINs ensures the integrity of the RIN pool. The RFS system is enforced through a system of registration, recordkeeping and reporting requirements for obligated parties, renewable producers (RIN generators), as well as any party that procures or trades RINs either as part of their renewable purchases or separately.
     While we believe that the nationally mandated usage of renewable fuels is currently driving demand, we believe that an increase in voluntary usage will be necessary for the industry to continue its growth trend. In addition, a higher RFS standard in the future may be necessary to encourage blenders. We expect that voluntary usage by blenders will occur only if the price of ethanol makes increased blending economical. In addition, we believe that heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and further depress ethanol prices.
Ethanol Supplies.
     According to the Renewable Fuels Association (RFA), the supply of domestically produced ethanol is at an all-time high. In 2006, 110 ethanol plants located in 21 states produced a record 4.9 billion gallons according to the RFA’s Ethanol Industry Outlook 2007; an increase of approximately 25% from 2005 and nearly three times the ethanol produced in 2000. As of February 22, 2008, there were 143 ethanol production facilities with a combined annual production capacity of 8.16 billion gallons, with an additional 57 new plants and 7 expansions under construction expected to add an additional estimated 5.24 billion gallons of annual production capacity.
     Minnesota has the fourth largest ethanol production capacity in the country based on the latest production figures from the RFA.  The following table shows 2007 projected United States ethanol production capacity by state, and the production represents the total of online capacity and capacity under construction or expansion:
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity Including Plants either Online or Under Construction/Expansion as of January
2008)

			Ethanol Production
		Ethanol Production Capacity	Capacity
Rank	State	(Million Gallons Per Year)	(% Per State Per Year)
1	Iowa	3,494.0	26.0
2	Nebraska	1,834.5	13.7
3	Illinois	1,141.0	8.5
4	Minnesota	1,077.1	8.0
5	South Dakota	966.0	7.2
6	Indiana	920.0	6.9
7	Ohio	538.0	4.0
8	Kansas	507.5	3.8
9	Wisconsin	498.0	3.7
10	Texas	355.0	2.7
11	North Dakota	353.0	2.7
12	Michigan	265.0	2.0
13	California	228.0	1.7
14	Tennessee	205.0	1.5
15	Missouri	201.0	1.5
16	New York	164.0	1.2
17	Oregon	148.0	1.1
18	Colorado	125.0	1.0
19	Georgia	120.4	0.9
20	Arizona	55.0	0.5
21	Washington	55.0	0.5
22	Kentucky	35.4	0.4
23	New Mexico	30.0	0.3
24	Wyoming	5.0	0.1
25	Louisiana	1.5	0.1

	United States Total	123,424.4	100.00%
Source: RFA Ethanol Industry Outlook 2008
     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (CBI). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. According to the RFA, the U.S. International Trade Commission (USITC) announced the 2008 CBI import quota, which will allow approximately 450 million gallons of duty-free ethanol to enter the U.S., up from approximately 350 million gallons in 2007. In the past, legislation has been introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Act of 2007, which was signed into law on December 19, 2007. This legislation amends the Renewable Fuels Standard (RFS) which was signed into law under the Energy Act of 2005. The Energy Act of 2005 created a Renewable Fuels Standard (RFS), and the Energy Act of 2007 expanded the RFS to 9 billion gallons in 2008 and will increase to 36 billion gallons in 2022. See “INDUSTRY OVERVIEW – General Ethanol Demand and Supply, Demand for Ethanol.”
     The Energy Act of 2007 also establishes definitions for the RFS program which includes the terms “conventional biofuel,” “advanced biofuel” and “cellulosic biofuel.” Our plant falls under the definition of “conventional biofuel,” as it will produce ethanol derived from corn starch. Conventional ethanol facilities, including ours, that commence construction after the date of enactment must achieve a 20% greenhouse gas (GHG) emissions reduction. For calendar years 2008 and 2009, any ethanol plant that is fired with natural gas, biomass, or any combination thereof is deemed to be in compliance with the 20% reduction requirement. Advanced biofuels are renewable fuels, other than ethanol derived from corn starch, that achieve a 50% GHG emissions reduction. Cellulosic biofuels, a type of advanced biofuels, are renewable fuels derived from any cellulose, hemicellulose, or lignin that is derived from renewable biomass and achieves a 60% GHG emissions reduction. The RFS program sets standards for refiners, blenders and importers based on the amount and type of each biofuel. For instance, the RFS in 2008 is 9 billion gallons of conventional biofuel; however, in 2009, the RFS standard is 10.5 billion gallons of conventional biofuel, 600 million gallons of advanced biofuel, 500 million gallons of biomass-based biodiesel and 100 million gallons of undifferentiated advanced biofuel. In 2010, 100 million gallons of the total RFS standard of 12.95 gallons must be cellulosic biofuel. If the mandates of the RFS standard are met, industry insiders expect that biofuels will account for 20% of transportation fuel by 2022.
     The Energy Act of 2007 also authorizes several grants for the advancement of the renewable fuels industry. It authorizes $500 million annually for 2008 to 2015 for the production of advanced biofuels that have at least an 80% reduction in GHG emissions. In addition, it authorizes $25 million annually in 2008 through 2010 for research and development and commercial application of biofuels production in states with low rates of ethanol and cellulosic ethanol production. Further, $200 million annually in 2008 through 2014 is authorized for infrastructure grants for the installation of E85 fuel pumps. Funding is also dedicated for government departments to conduct studies on the feasibility of constructing a dedicated ethanol pipeline, the adequacy of rail transportation of renewable fuel and the impact of the RFS program on various industries such as the livestock and food industry. As enacted, the Energy Act of 2007’s provisions did not include any new tax incentives for the production or use of renewable fuels; however, remaining tax incentives explained below remain in force.
     The Energy Act of 2007 also contained extensive fuel efficiency standards, which management believes may contribute to the increased use of renewable fuels. Automakers will be required to achieve an industry-wide average fuel efficiency of 35 miles per gallon by 2020 for cars, sport utility vehicles and light trucks. Therefore, management believes that automakers may focus on further development of flex-fuel vehicles to meet the Energy Act of 2007’s requirements.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs were MTBE and ethanol, however, MTBE was found to cause groundwater contamination and was banned from use by many states. Although the Energy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE resulted in refiners and blenders using ethanol almost exclusively as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement, according to the Environmental Protection Agency. While this may have created increased demand for a short time, we do not expect this to have a long term impact on the demand for ethanol as the Energy Act of 2007 repealed the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline. However, the Energy Act of 2007 did not repeal the 2.7% oxygenate requirement for carbon monoxide non-attainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
     The voluntary shift away from MTBE to ethanol has put increased focus on America’s ethanol and gasoline supplies. By removing the oxygenate requirements mandated by the Clean Air Act, the Energy Act of 2005 effectively eliminated RFG requirements; however, federal air quality laws in some areas of the country still require the use of RFG.  As petroleum blenders now phase away from MTBE due to environmental liability concerns, the demand for ethanol as an oxygenate could increase.  However, on April 25, 2006, President Bush announced that he asked EPA Administrator Stephen Johnson to grant temporary reformulated gas waivers to areas that need them to relieve critical fuel supply shortages.  Such waivers may result in temporary decreases in demand for ethanol in some regions, driving down the price of ethanol. Furthermore, legislation was introduced in 2006 to strike the $0.54 per gallon secondary tariff on imported ethanol due to concerns that spikes in retail gasoline prices are a result of ethanol supplies.  These concerns may have been misguided when one considers that the Energy Information Administration (EIA) estimates that 130,000 barrels per day of ethanol will be needed to replace the volume of MTBE refiners have chosen to remove from the gasoline pool, and a recent EIA report, announced by the RFA in October 2007, shows that United States ethanol production had soared to 452,000 barrels per day, which would be enough ethanol to meet the new MTBE replacement demand while continuing to supply existing markets. Congress did not pass the legislation; rather, it voted to extend the tariff until 2009. Nevertheless, if similar legislation is introduced again and is passed, the price of ethanol may decrease, negatively affecting our future earnings.
     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. Our business may be indirectly affected by environmental regulation of the agricultural industry as well. It is also possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (VEETC) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline ($0.132 on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of $0.184 per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill created a volumetric ethanol excise tax credit of $0.51 per gallon of ethanol blended with gasoline. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (ETBE), including ethanol in E85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010. Legislation has been introduced in Congress that may remove the sunset provisions of the VEETC, thereby making it a permanent tax credit. We cannot assure you that this legislation will be adopted.
     The Energy Act of 2005 expanded who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cent per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Act of 2005 the size limitation on the production capacity for small ethanol producers increased from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will not exceed the production limits of 60 million gallons a year and that we will be eligible for the credit. However, we may choose to forego use of this tax credit if our production should increase and exceed the 60 million gallon threshold. The small producer tax credit is scheduled to expire on December 31, 2010.
     In addition, the Energy Act of 2005 created a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service on, or after, January 9, 2007 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
State Ethanol Supports
     The State of Minnesota provides some incentives for the production of ethanol, but we do not expect these incentives to be available to us. This may cause our plant to be less competitive than other plants in Minnesota entitled to receive such incentives, and less competitive with plants in other states that are eligible to participate in incentive programs and receive tax credits or cash payments in exchange for transfer of the credits. However, we may benefit from Minnesota’s involvement in the Energy Security and Climate Stewardship Platform Plan explained below. Additionally, the state has set requirements for the use of ethanol, and we expect we may indirectly benefit from these requirements as a result of increases in demand.
     Ethanol Production Incentive. The state of Minnesota has codified its ethanol production goals. The state’s ethanol production goal for 2007 was 420 million gallons. In 2008 and subsequent years, it increases to 480 million gallons per year. To help achieve these goals, the legislature enacted an ethanol production incentive. Through June 30, 2010, the ethanol production incentive of $0.20 per gallon was provided to producers for certain ethanol produced in Minnesota. Appropriated funds have temporarily reduced this incentive to $0.13 per gallon for fiscal years 2004 through 2007. However, this incentive only applies to qualified ethanol production facilities that began production on or before June 30, 2000, so we are ineligible. Annual payments are limited to $3 million to any one producer.
     Ethanol Blend Mandate. With some exceptions, all gasoline sold or offered for sale in Minnesota must contain at least 10% ethanol by volume (E10). Effective August 30, 2013, all gasoline sold or offered for sale in the state must contain at least 20% ethanol by volume (E20), unless ethanol has already replaced 20% of the motor vehicle fuel sold in the state by December 31, 2010 or federal approval has not been granted for the use of E20. This blend mandate may increase the demand for ethanol in Minnesota and thereby increase our ability to sell ethanol.
     Alternative Fuel Use Requirement. By an Executive Order issued in 2006, state agencies in Minnesota are required to take all reasonable actions necessary to strengthen the infrastructure for increasing the availability and use of E85 and biodiesel throughout the state. Employees using state vehicles are expected to use E85 fuel when operating flexible fuel vehicles, whenever E85 is reasonably available. The state’s SmartFleet Committee is directed to develop a plan to facilitate the use of E85 and biodiesel in state vehicles, including actively pursuing the establishment of additional E85 refueling facilities at public retail outlets throughout the state. We expect that the use of ethanol in state fleet vehicles could increase demand for our ethanol.
     Wisconsin’s Incentives. The Wisconsin border is approximately 35 miles from our proposed plant site; therefore, Wisconsin’s renewable fuels incentives may impact the demand for our ethanol. Wisconsin has enacted an alternative fuel tax refund for taxis, whereby a person using alternative fuel to operate a taxi used to transport passengers may be reimbursed and repaid the amount of Wisconsin fuel tax paid. Refund claims must be filed within one year of the date the fuel is purchased and must be for a minimum 100 gallons of alternative fuel. Additionally, Wisconsin has mandated the reduction of petroleum use. Executive Order 141 directs the Wisconsin Department of Administration (DOA) to require through its fleet management policy that all state agencies reduce the use of petroleum-based gasoline in state-owned vehicles by 20% in 2010 and 50% in 2015, and reduce the use of petroleum-based diesel fuel for vehicles that operate on diesel by 10% in 2010 and 25% in 2015. The DOA must require all state employees to utilize hybrid electric vehicles or vehicles that operate on gasohol or alternative fuel for all state-owned or state-leased motor vehicles whenever such utilization is feasible. By Executive Order 192, Wisconsin aims to generate 25% of its transportation fuels from renewable sources by the year 2025. In addition, Wisconsin is a part of the Midwest’s Energy Security and Climate Stewardship Platform Plan which is explained below. Finally, the Clean Fuel Fleet Program (CFFP), administered by the Wisconsin Department of Natural Resources, affects the six-county (Milwaukee, Waukesha, Ozaukee, Washington, Racine, and Kenosha) severe ozone non-attainment area. The CFFP requires fleets in southeastern Wisconsin to purchase a specific percentage of low emission vehicles. The CFFP applies to both public and private fleets based on fleet size, vehicle weight and fuel characteristics.
     Iowa’s Incentives. Although our ethanol plant is expected to be constructed in Minnesota, it is anticipated that it will be built approximately 50 miles north of the border between Iowa and Minnesota. On May 30, 2006, the Governor of Iowa, Tom Vilsack, signed HF 2754 and its companion appropriation bill HF 2759 into Iowa law. The bill creates a renewable fuels usage policy including several new incentives. First, it establishes an Iowa Renewable Fuels Standard starting at 10% in 2009 and increasing to 25% by 2020. In addition, the current $0.025 per gallon income tax credit that retailers can claim on gallons of ethanol blends sold in excess of 60% of their total volume will remain in effect until December 31, 2008. To assist Iowa retailers in achieving the RFS schedule, beginning in 2009, the current incentive will be replaced by an Ethanol Promotion Tax Credit. This will be available for each gallon of ethanol sold in Iowa and will be determined based on the retailer’s achievement of the RFS schedule as follows:
•	Retailers meeting the Iowa RFS for a given year will be entitled to a $0.065 per gallon tax credit for every gallon of ethanol sold.

•	Retailers within 2% of the Iowa RFS schedule will be entitled to a $0.045 per gallon tax credit for every gallon of ethanol sold.

•	Retailers within 4% of the Iowa RFS schedule will be entitled to a $0.025 per gallon tax credit for every gallon of ethanol sold.

•	Retailers more than 4% below the Iowa RFS schedule will not be entitled to a tax credit.
     An E85 Promotion Tax Credit of $0.25 per gallon was created for 2006 through 2008. Beginning in 2009-2010, the E85 Promotion Tax Credit will be $0.20 per gallon, and beginning in calendar year 2011, the tax credit will be $0.10 per gallon and decreases by one cent each year through 2020. Additionally, an expanded infrastructure program designed to help retailers and wholesalers offset the cost of bringing E85 and biodiesel blends to customers was created. Over $13,000,000 over three years was appropriated to this grant program. Finally, cost-share grant programs will be available to retailers to upgrade or install new E85 equipment. Under this program, retailers could receive 50% of the total cost of the project to a maximum of $30,000.
     However, this new RFS does provide that in exigent circumstances the Governor may reduce or suspend the RFS schedule if: (1) Substantial economic harm would result from the schedule, (2) shortage of feedstock supply occurs for renewable fuel production, or (3) Flexible Fuel Vehicle (FFV) fleet registration does not reach target levels.
     As explained below, Iowa is also a party to the Energy Security and Climate Stewardship Platform Plan. While we expect the Iowa RFS to positively impact the ethanol market in the region, the schedule may also result in more ethanol plants being constructed in or near Iowa. Additional ethanol plants in the region may increase competition for our corn feedstock supply and drive up our cost of corn. This could also result in a further decrease in the price of ethanol and thus negatively impact your investment.
     Midwest Incentives. The states of Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin joined in adopting the Energy Security and Climate Stewardship Platform Plan in 2007. These states share goals for the Midwest region regarding biofuels production and use. The Platform sets forth the following goals:

•	To produce cellulosic ethanol and other low-carbon fuels for commercial use in the region by 2012;

•	To increase the availability of E85 at retail fueling stations in the region to 15% of stations by 2015, 20% by 2020 and 33% of all stations by 2025;

•	To bring about a 50% reduction in the amount of fossil fuel that is used in the production of biofuels by 2025; and

•	To ensure that, by 2025, at least 50% of all transportation fuels consumed in the region will be from biofuels and other low-carbon transportation fuels produced in the Midwest.

     The Platform also establishes a regional biofuels corridor program to direct officials to establish a system of signage across the Midwest. The corridor program requires standardized fuel coding at retail fueling stations, and also requires the education of retailers about conversion to E85 fueling infrastructure. The state officials responsible for the implementation of the corridor program must report their implementation plans to the Midwest Governors Association by April 1, 2008.
Our Primary Competition
     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. However, we believe that we can compete favorably with other ethanol producers due to the following factors:
•	rail access to facilitate the use of unit trains with large volume carrying capacity;

•	access to a skilled workforce;

•	modern plant design to help us to operate more efficiently than older plants; and

•	use of a state-of-the-art process control system to provide product consistency.
     The ethanol industry has grown to over 140 production facilities in the United States. According to the Renewable Fuels Association, as of February 22, 2008 there are 143 ethanol production facilities operating in the United States with the capacity to produce over 8.16 billion gallons of ethanol annually and there are 57 ethanol refineries and 7 expansions under construction which, if completed, will result in additional annual capacity of over 5.24 billion gallons. The largest ethanol producers include Archer Daniels Midland (ADM), POET

(formerly Broin), Aventine Renewable Energy, Inc., US BioEnergy Corp., and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. ADM and POET are the world’s largest ethanol producers, with combined annual production of over 2 billion gallons and each company has plans to expand their current production, which will strengthen their positions in the ethanol industry and cause a significant increase in domestic ethanol supply. In addition, there are also several regional entities recently formed, or in the process of formation, of similar or larger size and with similar or larger amounts of resources to ours.
     The following table identifies most of the ethanol producers in the United States along with their production capacities.
U.S. FUEL ETHANOL INDUSTRY BIOREFINERIES AND PRODUCTION CAPACITY
million gallons per year (mmgy)

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE		88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn	100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn	100
AGP*	Hastings, NE	Corn	52
Agri-Energy, LLC*	Luverne, MN	Corn	21
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, L.L.C.*	Denison, IA	Corn	48
	Atlantic, IA	Corn		110
Archer Daniels Midland	Decatur, IL	Corn	1,070	550
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Arkalon Energy, LLC	Liberal, KS	Corn	110
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	207	226
	Aurora, NE	Corn
	Mt. Vernon, IN	Corn
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC *	West Burlington, IA	Corn	52
BioFuel Energy – Pioneer Trail Energy, LLC	Wood River, NE	Corn		115
BioFuel Energy – Buffalo Lake Energy, LLC	Fairmont, MN	Corn		115
Blue Flint Ethanol	Underwood, ND	Corn	50
Bonanza Energy, LLC	Garden City, KS	Corn/milo	55
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Calgren	Pixley, CA	Corn		55
Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Cascade Grain	Clatskanie, OR	Corn		108
Castle Rock Renewable Fuels, LLC	Necedah, WI	Corn		50
Celunol	Jennings, LA	Sugar cane bagasse		1.5
Center Ethanol Company	Sauget, IL	Corn		54
Central Indiana Ethanol, LLC	Marion, IN	Corn	40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Cilion Ethanol	Keyes, CA	Corn		50
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn	40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Coshoctan Ethanol, OH	Coshoctan, OH	Corn	60
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E Energy Adams, LLC	Adams, NE	Corn	50
E Caruso (Goodland Energy Center)	Goodland, KS	Corn		20
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
Elkhorn Valley Ethanol, LLC	Norfolk, NE	Corn	40
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol Grain Processors, LLC	Obion, TN	Corn		100
First United Ethanol, LLC (FUEL)	Mitchell Co., GA	Corn		100
Front Range Energy, LLC	Windsor, CO	Corn	40
Gateway Ethanol	Pratt, KS	Corn	55
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	100
Global Ethanol/Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn	57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy L.L.C.*	Mason City, IA	Corn	110	50
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grand River Distribution	Cambria, WI	Corn		40
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	52
Greater Ohio Ethanol, LLC	Lima, OH	Corn		54
Green Plains Renewable Energy	Shenandoah, IA	Corn	50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
	Menlo, IA	Corn		100
	Shell Rock, IA	Corn		110
Heartland Corn Products*	Winthrop, MN	Corn	100
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O’Neill, NE	Corn		100
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Idaho Ethanol Processing	Caldwell, ID	Potato Waste	4
Illinois River Energy, LLC	Rochelle, IL	Corn	50
Indiana Bio-Energy	Bluffton, IN	Corn		101
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn	40

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Kansas Ethanol, LLC	Lyons, KS	Corn		55
KL Proces Design Group	Upton, WY	Wood Waste	1.5
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lifeline Foods, LLC	St. Joseph, MO	Corn	40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Marquis Energy, LLC	Hennepin, IL	Corn		100
Marysville Ethanol, LLC	Marysville, MI	Corn		50
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid America Agri Products/Horizon	Cambridge, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Minnesota Energy*	Buffalo Lake, MN	Corn	18
NEDAK Ethanol	Atkinson, NE	Corn		44
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northwest Renewable, LLC	Longview, WA	Corn		55
Otter Tail Ag Enterprises	Fergus Falls, MN	Corn		57.5
Pacific Ethanol	Madera, CA	Corn	40
	Boardman, OR	Corn	40
	Burley, ID	Corn		50
	Stockton, CA	Corn		50
Panda Ethanol	Hereford, TX	Corn/milo		115
Parallel Products	Louisville, KY	Beverage Waste	5.4
	R. Cucamonga, CA
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Penford Products	Cedar Rapids, IA	Corn		45
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn	55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Plainview BioEnergy, LLC	Plainview, TX	Corn		100
Platinum Ethanol, LLC	Arthur, IA	Corn		110
Plymouth Ethanol, LLC	Merrill, IA	Corn		50
Poet*	Sioux Falls, SD		1,208	327
	Alexandria, IN	Corn
	Ashton, IA	Corn
	Big Stone, SD	Corn
	Bingham Lake, MN	Corn
	Caro, MI	Corn
	Chancellor, SD	Corn
	Coon Rapids, IA	Corn
	Corning, IA	Corn
	Emmetsburg, IA	Corn
	Fostoria, OH	Corn
	Glenville, MN	Corn
	Gowrie, IA	Corn

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
	Groton, SD	Corn
	Hanlontown, IA	Corn
	Hudson, SD	Corn
	Jewell, IA	Corn
	Laddonia, MO	Corn
	Lake Crystal, MN	Corn
	Leipsic, OH	Corn
	Macon, MO	Corn
	Marion, OH	Corn
	Mitchell, SD	Corn
	North Manchester, IN	Corn
	Portland, IN	Corn
	Preston, MN	Corn
	Scotland, SD	Corn
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	27
Range Fuels	Soperton, GA	Wood waste		20
Red Trail Energy, LLC	Richardton, ND	Corn	50
Redfield Energy, Inc.	Redfield, SD	Corn	50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn	130
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	60
Siouxland Ethanol, LLC	Jackson, NE	Corn	50
Southwest Iowa Renewable Energy, LLC*	Council Bluffs, IA	Corn		110
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn	110
The Andersons Marathon Ethanol, LLC	Greenville, OH	Corn	110
Tharaldson Ethanol	Casselton, ND	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40
United Ethanol	Milton, WI	Corn	52
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn	310	440
	Woodbury, MI	Corn
	Hankinson, ND	Corn
	Ord, NE	Corn
	Central City, NE	Corn
	Dyersville, IA	Corn
	Janesville, MN	Corn
	Marion, SD	Corn
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	560	330
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
	Linden, IN	Corn
	Welcome, MN	Corn
	Hartley, IA	Corn
	Albion, NE	Corn
	Bloomingburg, OH	Corn
Western New York Energy, LLC	Shelby, NY	Corn	50
Western Plains Energy, LLC*	Campus, KS	Corn	45

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn	40
White Energy	Hereford, TX	Corn/Milo	100
	Russell, KS	Mile/Wheat Starch	48
Wind Gap Farms	Baconton, GA	Brewery Waste	0.4
Renova Energy	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Yuma Ethanol	Yuma, CO	Corn	40

Total Current Capacity at 138 ethanol biorefineries			8,159.9

Total Under Construction (62)/ Expansions (7)				5,246.0

Total Capacity			13,405.9

* locally-owned	Renewable Fuels Association, Updated:February 22, 2008
Source: Renewable Fuels Association, February 22, 2008
According to the above chart from the Renewable Fuels Association (RFA), Minnesota currently has 16 operational ethanol plants producing an aggregate of approximately 580 million gallons of ethanol per year. This chart contains slightly different numbers than the chart provided on page 58 above, as the numbers have been updated since RFA published the Industry Outlook. In addition, at least five additional plants are under construction, including Heron Lake BioEnergy, a 50 million gallon per year plant near Heron Lake, Minnesota; Otter Tail Ag Enterprises, a 57.5 million gallon per year plant near Fergus Falls, Minnesota; US BioEnergy Corp, a 100 million gallon per year plant near Janesville, Minnesota; VeraSun Energy Corporation, a 110 million gallon per year plant near Welcome, Minnesota; and BioFuel Energy – Buffalo Lake Energy, a 115 million gallon per year plant near Fairmont, Minnesota. We also expect to compete with plants in Iowa, as our plant will be located approximately 50 miles from the Iowa/Minnesota border. According to the RFA, as of February 22, 2008 Iowa has approximately 40 ethanol plants in various stages of development or currently operating. A number of these plants are located within our region.
We also expect that there are more entities that have been recently formed or in the process of formation that will begin construction in Minnesota and become operational in the future. However, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development; therefore, it is difficult to estimate the total number of potential ethanol projects within our region.
Competition from Alternative Fuels
Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is encouraged by the enactment of the Energy Act of 2007. In fact, the Energy Act of 2007 authorizes $500 million annually for 2008 to 2015 for the production of advanced biofuels that have at least an 80% reduction in greenhouse gas emissions. Even prior to this legislation, large companies, such as Iogen Corporation, Abengoa, Royal Dutch Shell Group, Goldman Sachs Group, Dupont and Archer Daniels Midland indicated that they are interested in research and development in this area. In addition, Xethanol Corporation stated plans to convert a five million gallon per year plant in Blairstown, Iowa to implement cellulose-based ethanol technologies after 2007. Furthermore, the Department of Energy and the President announced support for the development of cellulose-based ethanol, including a $160 million Department of Energy program for pilot plants producing cellulose-based ethanol. On February 28, 2007 the Department of Energy announced six recipients for grants to help the producers with the upfront capital costs associated with the construction of cellulosic ethanol biorefineries. The grant recipients expect to build plants in Florida, California, Iowa, Idaho, Kansas and Georgia. The biomass trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Additionally, the enzymes used to produce cellulose-based ethanol have recently become less expensive. Although current technology is not sufficiently efficient to be competitive on a large-scale, a recent report by the United States Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of collecting biomass for ethanol production and producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. As a result, it is possible we could be unable to produce ethanol as cost-effectively as cellulose-based competitors.
     Our ethanol plant will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. Although currently the subject of several state bans, many major oil companies can produce MTBE. Because it is petroleum-based, MTBE’s use is strongly supported by major oil companies.
DESCRIPTION OF BUSINESS
     We are a development stage Minnesota limited liability company formed on March 31, 2006, for the purpose of raising capital to develop, construct, own and operate a 55 million gallon dry mill corn-based ethanol plant in southeastern Minnesota near Eyota, which is approximately 100 miles southeast of Minneapolis, Minnesota. Based upon engineering specifications from Fagen, we expect the ethanol plant to process approximately 19.7 million bushels of corn per year into approximately 55 million gallons of denatured fuel grade ethanol and approximately 176,800 tons of distillers dried grains.
     The following diagram provided by Fagen depicts the ethanol plant we anticipate building:
1.	Ethanol storage tanks: Ethanol storage tanks and tanks used for 190 proof ethanol and 200 proof undenatured ethanol and denaturant. All of the described tanks will be within a retention berm.

2.	Administration Building.

3.	DDGS Building: Dry distillers grain will be stored in this building.

4.	Grain receiving building: Grain will be unloaded and ddgs may be loaded in this building.

5.	Corn Silos.

6.	Fermentation Tanks: Fermentation tanks and beer well.

7.	Main Process Building: A control room and laboratory will be housed in this building.

8.	Two Methanator tanks.

9.	Thermal Oxidizer Stack: The exact height will depend on air modeling and input from the Department of Natural Resources.

10.	Distillation and Evaporation Center.

11.	Stillage and Syrup tanks.

12.	Energy Center.

13.	Cooling Tower.
Primary Product — Ethanol
     Ethanol is an alcohol that can be burned in engines like gasoline. However, unlike gasoline, which is made by distilling crude oil, ethanol is made from the starchy parts of plants. It is produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, approximately 85% of ethanol in the United States today is produced from corn, and approximately 90% of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold.
     We anticipate that our business will be that of the production and marketing of ethanol and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its co-products. We anticipate entering agreements with one or more companies to market our ethanol and distillers dried grains, however, we have not yet negotiated the terms of such marketing agreements with any companies. We do not anticipate marketing our carbon dioxide in the foreseeable future.
Description of Dry Mill Process
     Our plant will produce ethanol by processing corn and possibly other raw grain such as grain sorghum or milo. The corn and other grain will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be conveyed to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with 5% denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and 5% denaturant constitute fuel-grade ethanol.
     Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

     The following flow chart illustrates the dry mill process:
Source: Renewable Fuels Association, available free of charge on the RFA’s website.
We expect that the ethanol production technology we will use in our plant will be supplied by Fagen and/or ICM and that they will either own the technology or have obtained any license to utilize the technology that is necessary.
Ethanol Markets
     Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. As explained by the RFA in its Ethanol Industry Outlook 2007, because of ethanol’s 35% oxygen content, ethanol-blended fuel results in lower tailpipe emissions. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
     The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis.
     We intend to serve the regional and national markets by truck and rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals which will then blend the ethanol into E10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.
     We believe that regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.
Ethanol Pricing
     The following chart provides a comparison of average ethanol and gasoline rack prices per gallon F.O.B. Omaha, Nebraska from 1982 through 2006. The following charts show ethanol prices over this period of time and do not necessarily reflect the price of ethanol in southeastern Minnesota at any given point in time or currently.
Ethanol and Unleaded Gasoline Rack Prices
F.O.B. Omaha, Nebraska, 1982-2007
Source: Nebraska Energy Office, available free of charge at the Nebraska Energy Office website, last accessed March 12, 2008.
     The table above illustrates the ethanol prices that were present throughout 2007. Year 2007 figures indicate that ethanol prices peaked in 2006 and drastically declined in 2007. On October 22, 2007, DTN Ethanol Center stated that the national average rack price was approximately $1.90 per gallon. Since that time, prices have increased, and DTN Ethanol Center reported a national average rack price of $2.34 on February 26, 2008.
     The following tables provide average monthly rack prices per gallon of ethanol and unleaded gasoline in Omaha, Nebraska from 2000 to 2008:
Ethanol Average Rack Prices
F.O.B. Omaha, Nebraska, 2000-2008
(Price per Gallon)

Fuel Type													Annual
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Average
Ethanol
2000	$1.10	$1.14	$1.14	$1.19	$1.25	$1.35	$1.33	$1.33	$1.48	$1.49	$1.66	$1.72	$1.35
2001	$1.77	$1.70	$1.51	$1.46	$1.76	$1.63	$1.41	$1.49	$1.53	$1.36	$1.14	$0.97	$1.48
2002	$0.94	$0.94	$1.12	$1.05	$0.95	$1.03	$1.16	$1.35	$1.28	$1.20	$1.25	$1.21	$1.12

Fuel Type													Annual
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Average
2003	$1.15	$1.30	$1.44	$1.25	$1.12	$1.27	$1.28	$1.27	$1.38	$1.38	$1.65	$1.72	$1.35
2004	$1.40	$1.37	$1.69	$1.80	$1.73	$1.86	$1.68	$1.58	$1.56	$1.87	$1.97	$1.80	$1.69
2005	$1.72	$1.56	$1.31	$1.20	$1.20	$1.42	$1.78	$2.07	$2.74	$2.47	$2.09	$1.99	$1.80
2006	$2.13	$2.52	$2.42	$2.45	$3.04	$3.58	$3.14	$2.72	$2.33	$1.89	$2.25	$2.43	$2.58
2007	$2.26	$2.12	$2.31	$2.37	$2.46	$2.43	$2.51	$2.43	$1.93	$1.79	$2.08	$2.24	$2.24
2008	$2.29	$2.31	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Unleaded Gasoline Average Rack Prices
F.O.B. Omaha, Nebraska, 2000-2008
(Price per Gallon)

Fuel Type													Annual
Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Average
Unleaded Gasoline
2000	$0.81	$0.86	$0.91	$0.98	$0.99	$1.09	$0.87	$0.91	$1.02	$0.98	$0.94	$0.80	$0.93
2001	$0.93	$0.91	$0.86	$1.08	$1.24	$0.85	$0.78	$1.01	$1.01	$0.70	$0.60	$0.56	$0.88
2002	$0.59	$0.61	$0.81	$0.86	$0.83	$0.82	$0.88	$0.85	$0.88	$0.96	$0.80	$0.85	$0.81
2003	$0.92	$1.11	$1.07	$0.95	$0.96	$0.94	$0.98	$1.10	$0.96	$09.98	$0.89	$0.91	$0.98
2004	$1.04	$1.10	$1.17	$1.23	$1.45	$1.27	$1.32	$1.27	$1.30	$1.42	$1.32	$1.17	$1.25
2005	$1.31	$1.37	$1.60	$1.64	$1.51	$1.60	$1.66	$2.00	$2.20	$1.82	$1.55	$1.63	$1.66
2006	$1.75	$1.67	$1.92	$2.22	$2.18	$2.22	$2.39	$2.31	$1.70	$1.62	$1.65	$1.69	$1.94
2007	$1.49	$1.74	$2.02	$2.25	$2.66	$2.41	$2.49	$2.33	$2.30	$2.24	$2.52	$2.35	$2.23
2008	$2.43	$2.53	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Source: Nebraska Energy Office, available free of charge at the Nebraska Energy Office website, last accessed March 12, 2008.

     Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets are presented in the following graph:
Source: Hart’s Oxy-Fuel News, available free of charge at the California Energy Commission’s website, last accessed March 12, 2008.
     Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract was designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to employ a third party marketing firm to sell all of our ethanol we do not expect to directly use this ethanol futures contract. However, it is possible that any ethanol marketing firm we employ may use ethanol futures contracts to manage ethanol price volatility.
Co-Products
     The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy, beef, poultry and swine industries. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. Bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
     The plant is expected to produce an estimated 176,800 tons per year of distillers dried grains. The distillers grain market is less volatile than the ethanol market and even though corn and distillers grain does not track exactly, they do tend to follow each other. Historically, distillers grains have sold at approximately 107% to 110% of the price of corn. However, distillers grain prices are affected by soy meal markets, dairy and cattle markets, as well as seasonal changes due to summer pasturing. In addition, current high corn prices may not lead to corresponding increases in the price at which we may sell our distillers grains. It is expected that distillers grain produced by the plant will be sold through a marketer. The marketer cost is assumed to be approximately 1% FOB fee based on the price of the distillers grains. Therefore, the marketer’s fee will vary depending on the price of the distillers grains. In addition, it is likely that a marketer may require a significant payment to become a member of the marketing group. We do not currently have an agreement with a marketer and we may not be able to enter into such an agreement on favorable terms or at all. We intend to hire a third-party firm to market our distillers grains to the dairy, beef, poultry and swine markets locally and to markets existing in Minnesota and the surrounding states, such as Iowa and Wisconsin.
Distillers Grains Markets
     The National Corn Growers Association states that a bushel of corn used in the dry grind ethanol process yields 2.8 gallons of ethanol, 17 pounds of carbon dioxide, and 18 pounds of distillers grains. According to the Renewable Fuels Association’s Ethanol Industry Outlook 2007, ethanol plants produced nine million metric tons of distillers grains in 2005 and 12 million metric tons in 2006. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
     The primary consumers of distillers grains are dairy and beef cattle, according to the Renewable Fuels Association’s Ethanol Industry Outlook 2007. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. Numerous feeding trials show advantages in milk production, growth, rumen health, and palatability over other dairy cattle feeds. With the advancement of research into the feeding rations of poultry and swine, we expect these markets to expand and create additional demand for distillers grains; however, no assurance can be given that these markets will in fact expand, or if they do, that we will benefit from it. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains compete with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
     The following chart from the RFA’s Ethanol Industry Outlook 2008 illustrates the distribution of 2007 distillers grain consumption among animal species.

     Distillers grains markets are regional, national and international. The international market is a potential market that may become a viable trading option in the future. The national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distillers grains. We plan to initially market our distillers grains to the local livestock markets surrounding the plant; however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We are exploring the potential of entering into a distillers grains marketing agreement with one of several distillers grains marketing companies.
     A recent study has raised concerns that the feeding of distillers grains to cattle may be a cause of the increase of E coli found in beef products in the country. In a study conducted by researchers at Kansas State University, researchers indicated that cattle fed with 25% distillers’ grains had higher prevalence of E coli than cattle fed a diet without dried distillers’ grains. However, there has been no reported link between cases of E. coli infection reported to the USDA and the use of distillers’ grains in cattle feed. We cannot estimate the overall impact that this study will have on the market for distillers grains in the future, but the impact could affect our ability to sell distillers grains which would reduce our profitability and decrease the value of your investment.
Distillers Grains Pricing
     Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. The chart below provides a comparison of the recent prices of corn and distillers grains.
RAW MATERIALS – CRITICAL INPUTS
Corn Feedstock Supply
     We anticipate that our plant will need approximately 19.7 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained from regional markets. Our corn availability study prepared by PRX Geographic, Inc. indicates that the 11 county region around the proposed plant has ranged from 123 to 182 million bushels per year with an average of 152 million bushels over the last 10 years. As a result, we currently do not anticipate that it will be necessary for us to transport corn from other areas.

     The table below describes the amount of corn produced in the 11 county area surrounding our proposed plant for the 2006 and 2007 crop years. The table was created from data released by the United States Department of Agriculture (USDA) National Agricultural Statistics Service.

	2006	2007
	Corn	Corn
	Production	Production
	(millions of	(millions of
County	bushels)	bushels)
Dodge, MN	19.3	21.4
Fillmore, MN	25.6	28.5
Goodhue, MN	23.8	24.8
Houston, MN	7.9	8.0
Mower, MN	30.9	34.4
Olmstead, MN	18.5	20.7
Wabasha, MN	12.2	13.5
Winona, MN	12.0	11.7
Buffalo, WI	7.1	7.2
La Crosse, WI	4.0	4.5
Trempealeau, WI	7.9	9.9
Total	169.2	184.6
     We will be significantly dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. There is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problems. According to PRX Geographic, Inc, the ten year average price of corn in the area surrounding the plant is $2.21 per bushel. However, we anticipate that we will have to pay more for corn, as the March 11, 2008 corn price was $5.36 per bushel according to the USDA. If these higher corn prices continue, our profitability will be significantly reduced. In addition, new corn demand within a market can have varying impacts on the corn price. Our corn availability study calculated the local basis impact result from the plant to be approximately $0.015 per bushel if all DDGS is shipped out of the area or $0.009 per bushel if all DDGS is fed locally.
          Grain prices are primarily dependent on world feedstuffs supply and demand and on United States and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. Historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices. The following charts present recent data on corn prices and the usage of corn by ethanol plants:

CHICAGO BOARD OF TRADE NEARBY CORN PRICES 2006 – 2007
(Dollars per Bushel)

     The chart below shows average corn prices from 2001 through 2007, but it does not reflect more recent increases in the per bushel price of corn which have been in excess of $5.00 per bushel:

Source: C. Thompson & Associates
Grain origination and risk management
     We anticipate establishing business relationships with local grain elevators and local producers (farmers) to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer at this time. Although we anticipate procuring grains from this source, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
     We expect to engage a third-party risk management firm to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators. Such a risk management firm will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
     We anticipate building our plant in southeastern Minnesota, between Winona and Rochester. We reserve the right, in the sole discretion of our board of governors, to select a different location for the plant.

     On April 11, 2008, we purchased approximately 175 acres of farmland and buildings located thereon from Gary D. Allen and Linda M. Allen, husband and wife, and Dana Allen, a single person for the purchase price of $2,200,000. Gary and Linda Allen are members of the Company. The real estate makes up a portion of our anticipated plant site and is located adjacent to the DM & E railroad and the VonWald parcel. We borrowed $2,040,000 to purchase the real estate from Winona National Bank. We are required to make one interest-only payment on May 11, 2008 and the entire balance of principal, and interest accruing thereon, is due on June 11, 2008. We also executed a Negative Pledge Agreement on the real estate which provides that, during the term of the loan, we will not permit any liens, encumbrances or mortgages to be placed upon the real estate and we will not sell, assign or otherwise transfer the real estate without prior written consent of Winona National Bank. Winona National Bank required personal guaranties in the amount of $1,950,000 for the issuance of the loan to the Company. Ten (10) of our governors and one of our members, All American Cooperative, each executed a Guaranty with Winona National Bank. Each guarantor personally guaranteed a portion of the loan. These guarantors also entered into an agreement with us wherein each agreed to provide the personal guaranty for such funds in exchange for our payment of a fee equal to 7% of the amount of their respective guaranty. No fees will be paid by us to any guarantor under the agreement unless and until we have reached financial closing of the debt financing and equity offering needed for the plant. We are currently involved in negotiations with Winona National Bank to restructure this loan to provide for a longer repayment term. We anticipate that in connection with the loan extension we will be required to execute a mortgage on the real estate in favor of Winona National Bank. There is no assurance that we will finalize negotiations and restructure the loan with Winona National Bank. If we are unable to enter into an extension of the term of the loan obligation with Winona National Bank, the entire amount of interest and principal will become due on June 11, 2008.
     On May 12, 2006 we executed a real estate option agreement with Steven C. VonWald granting us an option to purchase 145 acres of land near Eyota, Minnesota. Under the terms of the option agreement, we paid $5,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 we paid $45,000 to extend this option for one year. On May 10, 2007 we paid $50,000 to extend this option until May 12, 2008. We have the option to purchase the land, including any buildings, for $1,450,000. The purchase option may be extended for an additional one year period upon written notice and payment of $50,000 for each extension. If we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     On May 17, 2006 we executed a real estate option agreement with Isabelle O. Timm granting us an option to purchase 138 acres of land near Utica, Minnesota. Under the terms of the option agreement, we paid $3,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 we paid $27,000 to extend this option for one year. We have the option to purchase the land, including any buildings, for $1,380,000. On May 16, 2007 we paid $30,000 to extend this option to May 17, 2008. The purchase option may be further extended for two additional one year periods upon written notice and payment of $30,000 for each extension. Should we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     On May 26, 2006 we executed a real estate option agreement with Dakota Minnesota and Eastern Railroad Corporation (DM&E) granting us an option to purchase 12.73 acres of land near Eyota, Minnesota. Under the terms of the option agreement, we paid $2,500 for the option and have the option to purchase the land for $25,000. The purchase option must be either exercised or extended within one year after the effective date of May 26, 2006. On May 17, 2007 we paid $2,500 to extend this option to May 23, 2008. The purchase option may be further extended for two additional one year periods upon written notice and payment of $2,500 for each extension. If we choose to exercise the option, all option and extension payments will be credited to the purchase price of the land.
     We may acquire all four parcels of land, resulting in two potential building sites, the 138 acre Utica site and the 332.73 acre Eyota site. We selected these sites for their access to the DM&E rail line, their ability to handle unit trains (over 100 cars per train) which are favored by the railway companies and were given pricing breaks and scheduling priority over non-unit trains, their proximity to United States and Canadian markets and their ability to receive corn supplies by rail, and their ability to ship ethanol and distilled grain by rail and truck.
     Given the past use of the site — agricultural — there have not been any concerns raised regarding potential environmental hazards. An environmental review will be completed by the Minnesota Pollution Control Agency (MPCA) that will address past land use and environmental issues with a goal of identifying potential environmental effects of the development. We also completed a preliminary site assessment to identify potential permitting and site issues; however, this was focused on assisting MinnErgy in site selection and would not be a surrogate for a Phase I Environmental Assessment Worksheet (EAW).
     We plan to submit a conditional use farm related business permit to Olmsted County, Minnesota for our zoning (our alternate site is in Winona County, Minnesota). We expect to also complete an EAW which will be submitted to the MPCA. Our final zoning conditional use permit will be issued upon completion of review by the MPCA and the county of the EAW, unless an Environmental Impact Statement (EIS) is required. If an EIS is required, our final zoning permit will be postponed until the EIS process is completed.
     If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance. There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen to determine the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen will likely be permitted to suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen will be entitled to an adjustment in price if they have been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and Delivery
     The plant is designed to have facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We expect that the Dakota, Minnesota, and Eastern Railroad Corporation (the “DM&E Railroad”) will provide rail service to the proposed site. We will need to establish rail access directly to the plant from the main rail line that can provide 75 to 90- car unit trains. On July 19, 2006 we entered into an engagement with TranSystems Corporation (“TranSystems”) for development of a conceptual railway service plan for the plant. Pursuant to the engagement letter, TranSystems will develop a plan which will be in accordance with the standards and specifications of the DM&E railroad and the Iowa, Chicago and Eastern Railroad (ICE). TranSystems is to receive a lump sum fee of $6,000 for these services. We have received approval to our access plan from DM&E and expect to utilize unit and local trains, to deliver our corn to the plant and deliver our ethanol and distillers grains from the plant. However, it is possible that rail cars will not be available to meet our demands. The rail system is facing rail car shortages due to the increased demand for rail cars to ship ethanol, and the railroad may not be able to meet the demands of our plant.
     We anticipate that locally grown corn will be delivered to our ethanol facility. The proposed plant site will be near U.S. Highway 42, which is a highway that runs north/south and provides access to Interstate 90, which is approximately 1 mile from our proposed plant site; and near US Highway 14, which is a highway that runs east/west between Rochester and Winona.
Thermal Oxidizer
     Ethanol plants such as ours may produce odors in the production of ethanol and its co-products, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Utilities
          The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local gas and electric utilities to provide our needed energy and we plan to use water from existing and newly bored high capacity wells. However, we do not currently have such electricity or natural gas agreements. There can be no assurance that any utility provider that we contract with will be able to reliably supply the natural gas and electricity that we need. On June 5, 2007 we entered into an Energy Management Agreement with U.S. Energy Services, Inc. (“U.S. Energy”). Pursuant to the Agreement, U.S. Energy is to provide the following services to the project:
•	Energy Infrastructure Advisory Services during the Construction Period;
o	Economic comparison of natural gas transmission and distribution service options;

o	Negotiate an option to minimize interconnect costs;

o	Determination whether firm, interruptible, or a blend of transportation of natural gas will provide best system;

o	Analyze electric service proposals;

o	Negotiate final electric service agreements;

o	Prepare and implement a regulatory strategy;

o	Evaluate electric distribution infrastructure;

o	Investigate economic development rates, utility grants, equipment rebates and other utility programs;

•	On-Going Energy Management Services Following Completion Date
o	Provide natural gas supply information to minimize cost of natural gas purchased;

o	Negotiate with pipelines, utilities, other shippers and suppliers;

o	Develop and implement a price risk management plan;

o	Provide daily nominations to suppliers, pipeline and other applicable shipper for natural gas deliveries to the plant;

o	Provide consolidated monthly invoice to MinnErgy that reflects all natural gas and electric energy costs;

o	Provide monthly usage report of electric energy and consumption costs;

o	On-going review and renegotiation of electric service costs; and

o	Provide natural gas and electric energy operating budgets for the plant.
     The services commence as of June 1, 2007 and will continue until twelve months after the plant’s completion date. The agreement will automatically renew for one-year additional terms thereafter unless U.S. Energy or MinnErgy terminates the Agreement upon sixty days prior written notice. In the event we are unable to obtain project financing the Agreement will terminate. We are required to pay U.S. Energy a monthly retainer fee of $2,900 plus pre-approved travel expenses. The retainer fee will increase 4% per year on June 1.
     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, regulatory, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
Natural gas
     Natural gas accounts for approximately 10-15 % of the total production cost of ethanol. The plant will produce process steam from its own boiler system and dry the distillers dried grains co-product via a direct gas-fired dryer. If we operate at our project production volume of 50 million gallons per year, we will require approximately 1.6 million decatherms of natural gas annually. A decatherm is equivalent to one million British Thermal Units (MM Btu).
     Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations. Natural gas prices increased sharply when Hurricanes Katrina and Rita devastated operations and impacted infrastructure on the Gulf Coast. Future natural disasters could similarly impact natural gas prices. Our natural gas costs could be prohibitively high if current price levels increase significantly. The following table shows the price of natural gas for industrial use in Minnesota for each available month for the 2002-2007 time period as reported by the Energy Information Administration.
Minnesota Industrial Use Natural Gas Prices
Dollars per Thousand Cubic Feet

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC
2002	3.47	3.48	3.45	4.50	3.93	4.84	5.00	3.97	3.99	4.17	4.94	4.68
2003	5.36	5.89	8.60	5.77	5.61	6.05	6.07	5.53	5.37	5.22	5.44	5.87
2004	6.48	6.63	6.00	5.90	6.28	6.68	6.18	6.09	5.89	5.82	7.92	7.89
2005	7.38	6.99	6.97	7.47	7.10	7.06	7.11	6.74	9.07	11.33	11.98	10.21
2006	10.78	9.06	8.71	7.22	7.50	6.71	8.31	7.09	8.08	5.66	7.31	8.60
2007	8.54	8.13	8.21	7.84	7.59	8.13	7.14	6.47	6.19	6.66	7.60	8.50
     Source: The Energy Information Administration, last accessed March 12, 2008.
Electricity
     Based on engineering specifications, we expect to require a peak electricity demand of approximately 4.5 megawatts (MW) to operate the plant. We anticipate that this amount of electricity can be provided to our proposed site by either Alliant Energy or Peoples Cooperative, which have access to high voltage transmission lines on easements near the proposed site that are available to supply us with electricity through an onsite substation. We have not yet negotiated or entered into any agreements for the provision of electrical service, but anticipate doing so before we begin construction of the plant.

Water
     We will require a significant supply of water. We anticipate obtaining water from new or existing high capacity wells. Permits are required for all water usage. Engineering specifications show our plant water requirements to be approximately 400 gallons per minute. That is approximately 576,000 gallons per day. We are in the process of applying for the necessary permits; however, there is no assurance that we will be able to obtain the requisite permits to use the water we need to operate the plant. In the event we are unable to locate a sufficient supply of water at one of the proposed southeastern Minnesota sites, we would have to either locate an alternative plant location or abandon the project.
     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent discharge facilities. We anticipate our plant design will incorporate an ICM/Phoenix Bio-Methanator wastewater treatment process. The ICM/Phoenix Bio-Methanator is expected to result in a zero discharge of plant process water.
     On September 20, 2006 we entered into an Agreement for Field Services with Thein Well Company (“Thein”). Pursuant to the Agreement, Thein is to provide drilling and pump test field services. The term of the Agreement was from September 20, 2006 to December 31, 2006. We paid Thein approximately $150,000 for such services. A seven (7) day pump test was completed under the supervision of the Minnesota Department of Natural Resources. The testing was managed by our consultant, NRG. The test well yielded 800 gallons per minute.
     In February 2007 we entered into a service agreement with US Water Services to serve as our water treatment supplier. Pursuant to the agreement, if US Water Services satisfactorily performs engineering and analytical support work required during the design build process, US Water Services will expect to partner with us for long term water treatment chemicals and services. In the event that US Water Services does not satisfactorily perform such engineering and analytical support services, then we have no obligation to engage US Water Services for the long term water treatment chemicals and services.
Employees
     Prior to completion of plant construction and commencement of operations, we intend to hire between 30 and 36 full-time employees. Approximately six of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. As of the date of this prospectus, we have not hired any full-time employees.
     The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	1
Secretary/Clerical	2
Shift Supervisor	4
Maintenance Supervisor	1
Material Handlers	12
Maintenance Craftsmen	3
Plant Operators	6

TOTAL	34

     The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.
Design-Build Team
Fagen, Inc.
     We have entered into a Letter of Intent, as amended, with Fagen in connection with the design, construction and operation of the proposed plant. Fagen has more than 25 years experience in the ethanol industry. Based upon publicly available information sources, we estimate that Fagen and ICM are currently designing and building approximately 35 ethanol plants in the United States. This number is only our estimate, based upon public information sources, and it is very likely that the actual number varies from our estimate and could vary significantly. The actual number of ethanol plants being designed and built by Fagen and ICM is considered proprietary business information of Fagen and ICM, and is not available to us. Fagen’s other construction commitments could cause Fagen to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen is not able to perform according to the timetable we anticipate.
     Fagen Engineering, LLC was formed in 1996, to assist Fagen with the construction process. Fagen Engineering, LLC is a full-service design engineering firm.
     The expertise of Fagen in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen also has systems knowledge and support capability to assist our management team in executing a successful start-up. Fagen is a meaningful project participant because of its anticipated obligation to facilitate our project’s successful transition from start-up to day-to-day profitable operation.
Letter of Intent
     We have entered into a Letter of Intent with Fagen, Inc. for the provision of the proposed terms and conditions under which Fagen will enter into exclusive negotiations with us to implement design and construction services for our plant. This Letter of Intent was amended on September 13, 2007 and December 17, 2007. We have not yet entered into a binding agreement. The Letter of Intent, as amended, provides for a nameplate capacity of 55 million gallons of ethanol annually and a performance guarantee by Fagen in that same amount. The Letter of Intent requires the basic size and design of the plant to have been agreed upon, a site selected, and at least 10% of the equity raised by June 21, 2008. This date may be extended by mutual agreement. In addition, the Letter of Intent will terminate on June 21, 2008 at the option of Fagen or MinnErgy, if a definitive Design-Build Agreement and other ancillary instruments have not been executed by that date. Furthermore, if MinnErgy has not issued a valid Notice to Proceed by June 21, 2008, Fagen may terminate any Design Build Agreement executed by the parties as of that date. The Letter of Intent contemplated that Fagen will not be required to accept the Notice to Proceed prior to April 21, 2008. This means that we would have a window commencing April 21, 2008 and ending June 21, 2008 in which Fagen would be required to accept our Notice to Proceed if it is issued during this window. Fagen will not be required to, but may in its sole discretion, accept our Notice to Proceed if it is issued at any time prior to April 21, 2008 or after June 21, 2008.
     In addition to the issuance of the Notice to Proceed, we are required to meet the following conditions before Fagen will commence work:
•	Obtain title to real estate upon which the project will be constructed;

•	Site work is completed;

•	Execution of water pre-treatment system agreement and fire protection system agreement;

•	Required air permits and other necessary permits have been obtained;

•	We have reached financial closing;

•	Execution of sales tax exemption certificate;

•	We have provided names of property/all-risk insurance and specific requirements for fire;

•	Provided an insurance certificate or copy of policy demonstrating we have obtained builder’s risk insurance; and

•	Fagen has provided written notice of its acceptance of the Notice to Proceed.
     We expect to be responsible for certain site improvements, infrastructure, utilities, permitting and maintenance and power equipment costs. The base price estimate of $83,400,000 is subject to changes in construction costs as described below. The services of Fagen are currently in high demand because of its extensive experience as a design-builder for ethanol production facilities. Our management believes that the estimated contract price of the ethanol plant is reasonable in light of Fagen’s expertise in the design and construction of ethanol production facilities and the level of current demand for its services. In addition, our management believes the estimated contract price is higher than the price for similar plants Fagen has constructed in the past. We believe the primary reason for this increase is a world-wide increase in demand for steel alloys. Stainless steel is a substantial component of plant construction which results in a substantial increase in costs. The following chart indicates the rising costs of stainless steel since December 2005:
Courtesy MEPS (International) LTD. Steel Prices On-Line
www.meps.co.uk
     Under our Letter of Intent as amended, the contract price of approximately $83,400,000 may be further increased if we are unable to provide Fagen with a valid Notice to Proceed prior to June 1, 2008. In the event we fail to issue a valid Notice to Proceed prior to June 1, 2008, the contract price will be increased by the percentage increase of the construction cost index (“CCI”) published by Engineering News-Record Magazine between the February 2007 CCI of 7879.54 and the CCI reported in the month in which we issue the Notice to Proceed to Fagen. As of March 2008, the CCI was reported at 8109.00, which is 2.91% higher than the February 2007 level stated in the Letter of Intent. We have estimated a CCI contingency of $1,668,000 (or 2% of the contract price in our use of proceeds for the project) to account for a possible increase of the contract price in the event we are unable to issue a valid Notice to Proceed to Fagen by June, 1, 2008. Computation of the CCI contingency based on the March 2008 CCI would result in an amount that exceeds our budgeted contingency by approximately $758,940. If we are unable to issue a valid Notice to Proceed by June 1, 2008, the CCI remains at the current level or increases after June 1, 2008 and our contract price increases accordingly, we may be unable to proceed with the project.
     In addition to the CCI adjustment, if we are unable to provide Fagen with a valid Notice to Proceed prior to June 1, 2008, then the contract price will be adjusted upward by a surcharge of 0.5% for each month between June 2008 and the month in which a valid Notice to Proceed is given to Fagen. Thus, we have included a material escalation contingency of $4,170,000 in our use of proceeds for the project to account for the possibility of the contract price increase due to this surcharge. These contingencies may not be sufficient to offset any upward adjustment in our construction cost. We anticipate that under the design-build agreement, our expenses will also increase for any change orders we may approve.
     The price assumes the use of non-union labor. If Fagen, Inc. is required to employ union labor the contract price will be increased to include any increased costs associated with the use of union labor.
     In addition the Letter of Intent states that Fagen will utilize certain proprietary property and information of ICM, Inc. in the design and construction of the project and that our use of such proprietary property and information of ICM will be governed by the terms and conditions of a license agreement between us and ICM. Substantial completion under the Letter of Intent is to occur within 635 days after the date of the Notice to Proceed.
     We have paid a commitment fee of $500,000 to Fagen pursuant to the terms of the Letter of Intent. This fee is non-refundable and is to be credited against the contract price.
Phase I and II Engineering Services Agreement
     On June 11, 2007 we entered into a Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC. Pursuant to the Agreement, Fagen Engineering, LLC will provide a Phase I design package which will include:
•	Grading, drainage and erosion control plant drawing;

•	Roadway alignment drawing;

•	Culvert cross sections and details;

•	Seeding and landscaping; and

•	Geometric layout drawing.
     Fagen Engineering, LLC will also provide a Phase II design package which will include:
•	Property layout drawing,;

•	Site grading and drainage drawing;

•	Roadway alignment;

•	Utility layouts for fire loop, potable water, well water, sanitary sewer, water blowdown, and natural gas;

•	Geometric layout;

•	Site utility piping tables; and

•	Tank farm layout drawings.
     The cost for such services is a fixed fee of $110,000, which will be included in and credited to the design-build contract price if we enter into a definitive design-build agreement with Fagen. In addition to the fixed fee, we will be required to reimburse the engineer and subcontractors for expenses related to the performance of services under the Agreement. Either party may terminate the agreement upon twenty (20) days written notice if the non-terminating party has defaulted through no fault of the terminating party. We may terminate the services under the agreement upon twenty (20) days written notice if we abandon development of the plant.

Design Process Engineer: ICM, Inc.
     Our Letter of Intent with Fagen indicates that Fagen will utilize proprietary information of ICM, Inc. in the design and construction of our plant. Fagen may incorporate proprietary property and information of ICM into the plant. Our use of any proprietary property and information of ICM will be governed by terms and provisions contained in a license agreement between us and ICM which will be attached to the Fagen Design-Build Agreement, if such an Agreement is entered into.
Construction and timetable for completion of the project
     Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16 to 20 months after construction commences. This schedule further assumes that two months of detailed design will occur prior to closing and a 16-month construction schedule will be followed by two months of testing and start-up. The schedule also assumes that weather will be the same as it has been over the last several years, and that we will not experience unusual weather conditions or events during the construction period. The timetable also assumes that a drastic change in the interest rates will not affect our ability to obtain debt financing commitment, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion. It is our understanding Fagen based its estimate of 16 to 20 months after construction commences on the average time it has taken to build plants over the past five years.
Other Consultants
Process Development Agreement with Delta-T Corporation
     We entered into a Process Development Agreement (PDA) with Delta-T Corporation, an ethanol technology provider based in Birmingham, NC, in September 2006. Delta-T was to provide Basic Project Development services such as; project feasibility, site selection, projected plant operation cost factors, plant specifications, general arrangement drawing of the plant based upon site physical and geo-technical data, process emissions data for environmental permitting, assisting in the development of the business plan, creating a project task schedule, and assisting in strategic guidance related to an equity offering and senior debt placement. For these services described, we paid $52,500 in September 2006. Thereafter, our board determined it was in the best interests of the Company not to proceed with the arrangement with Delta-T and to seek an alternative technology provider. We paid an additional $22,500 pursuant to an agreement to terminate our relationship with Delta-T on February 13, 2007.
Accounting Services
     We entered into an agreement with Christianson and Associates, PLLP, a certified public accounting firm located in Willmar, MN. Pursuant to the agreement, Christianson and Associates, PLLP is to provide compilation services for preparation of our forecasted financial statements. In addition, Christianson and Associates, PLLP assisted in the preparation of a business plan for our Company.
Transaction with PRX Geographic, Inc.
     We entered into an agreement with PRX Geographic, Inc., a commodity analyst firm based in Chelsea, MI on April 21, 2006. Under the terms of this agreement, pursuant to which PRX Geographic, Inc. conducted a feasibility study and provided us with a report containing their findings. PRX Geographic, Inc. has over 15 years of experience as a leading supplier of corn, bean, and wheat supply/demand fundamentals to the United States grain industry. PRX Geographic, Inc. uses a proprietary analytical method called Commodity Market Zone Analysis to provide grain origination analysis to assist its clients in making strategic planning decisions. The findings of the corn origination analysis can be located under “DESCRIPTION OF BUSINESS-Corn Feedstock Supply.” In exchange for their services, we have paid PRX Geographic, Inc. the sum of approximately $38,000.
Natural Resource Group, Inc.
     On May 30, 2006, we entered into an agreement with Natural Resource Group, Inc. (NRG), a Minnesota corporation, to provide professional environmental services at our request. We will pay NRG pursuant to monthly invoices itemizing the services that NRG has performed. NRG has estimated the cost of its services at $5,500, plus travel time and expenses, for each site evaluation. The cost for each additional site will be reduced by 10%. Subsequent to the execution of that agreement, we submitted our first work order under the agreement to NRG. Under this work order, NRG did not identify any environmental fatal flaws that may significantly impact the intended use of the land at two locations in Minnesota. NRG will evaluate the sites for the presence of recognized environmental conditions.
     NRG is also required to conduct an extensive regulatory review including a review of air permit rules related to ethanol production facilities and a confirmation of attainment status. NRG will assist us in preparing permit applications and has agreed to work with the engineering and construction firms to ensure that the permit requirements are incorporated into the plant design and construction.
     On August 10, 2006 we executed a proposal from NRG for MPCA/DNR Environmental Permitting and Environmental Assessment Services. Pursuant to the proposal, NRG will provide services regarding the air pollution control application, environmental assessment worksheet, NPDES permitting, water appropriation permitting, and an aboveground storage tank permit. The scope of the work has expanded to include additional requirements by the various governmental units involved. We have paid NRG approximately $337,000 for services.
Transportation Consultant
     On July 19, 2006 we entered into an engagement with TranSystems Corporation (“TranSystems”) for development of a conceptual railway service plan for the plant. Pursuant to the engagement letter, TranSystems will develop a plan which will be in accordance with the standards and specifications of the DM&E railroad and the Iowa, Chicago and Eastern Railroad (ICE). We anticipate entering into a future consulting agreement that will include final design and construction documents for railway services. The lump sum price for the rail service design and construction documents is $88,000. We have paid TranSystems approximately $6,000 for these services related to the original agreement.
Design and Survey Consultants
     On September 20, 2006, we authorized Yaggy Colby Associates (“Yaggy”) to proceed with work identified in their Proposal for Professional Services dated August 31, 2006. The Proposal provides that Yaggy’s work under the Proposal will include design and land survey work. The estimated cost for the design survey work is $22,000 and the estimated cost for the land survey work is $4,000. Either party may terminate the agreement for cause upon thirty (30) days written notice, and we may terminate the agreement for convenience at any time upon receipt of notice by Yaggy.
     On October 31, 2006, we authorized Yaggy to proceed with work identified in an additional Proposal for Professional Services dated October 25, 2006. The services provided pursuant to the Proposal include annexation and zone changes, construction plans and specifications for a water main, streets and parking, a grading plan, drainage report and on-site septic design. The total estimated costs for these services are $40,200. Either party may terminate the agreement for cause upon thirty (30) days written notice, and we may terminate the agreement for convenience at any time upon receipt of notice by Yaggy.
     On October 31, 2006, we accepted a proposal from American Engineering Testing, Inc. (“AET”) for geotechnical services. Pursuant to the Proposal, AET will perform soil borings at the proposed sites, soil sample testings and preparation of an engineering report for grading procedures for the building and structural supports, foundation types and depths, ground floor slab support, backfilling procedures and preparation of subgrade for pavement and rail road spurs. The estimated fee for such services will range from $13,000 to $17,000. Either party may terminate the Agreement upon seven (7) days written notice for justifiable reasons. On May 17, 2007, we accepted another proposal from AET for additional subsurface exploration and geotechnical review services for the Eyota, Minnesota site. AET will further explore subsurface conditions at the site based upon a redesigned plant layout. The fees for the additional services will range from $11,000 to $15,000. We have incurred approximately $31,000 in expenses related to this agreement.
     On November 28, 2006 we authorized Brookfield Resources, Inc. (“Brookfield”) to proceed with work pursuant to the Scope of Services Cost Estimate which they provided to us. Pursuant to the estimate, Brookfield is to conduct surface geophysical surveys to identify sinkholes. We have incurred approximately $18,000 related to this agreement.
     In November, 2006, Yaggy entered into a proposal for services on behalf of the Company with Lawler Environmental, Inc. (“Lawler”). Pursuant to such Proposal, Lawler is to provide field delineation of wetland and field review with wetland regulatory agencies. The estimated cost for such services is between $1,500 and $2,500.

     On December 6, 2006 we authorized Yaggy to proceed with work identified in a Proposal for Professional Services dated December 4, 2006. The Proposal provides that Yaggy will conduct a traffic study for the proposed site plan. Either party may terminate the agreement for cause upon 30 days written notice, and we may terminate the agreement for convenience at any time upon effective receipt of notice by Yaggy. We have paid Yaggy approximately $75,000 for their services related to this proposal and those identified above.
     Financing Consultant
     On May 30, 2007 we accepted a proposal from PlanScape Partners for financial incentive consulting services. PlanScape Partners will review available local tax incentives, prepare materials and presentations regarding the project to present to local officials, hold informal visits with local elected officials, attend formal meetings with local officials and negotiate documentation for the incentives. The proposal estimates the cost of such services to be $22,500.
     Office Management Consultant
     On August 1, 2007 we entered into a consulting agreement with Paula Nelson for office management services. Ms. Nelson is to consult with our governors, officers and employees concerning matters relating to planning and development of the plant; provide office coordination services, management and oversight to develop, construct and startup the plant; and perform other duties as we request. Ms. Nelson is required to spend between 10 and 60 hours per week fulfilling her office management obligations. She is compensated at a base rate of $16.00 per hour. The agreement may be terminated by either party upon fourteen (14) days prior written notice.
Regulatory Permits
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. As a fuel ethanol production facility with the capacity to produce greater than 5 million gallons per year of undenatured ethanol, the Minnesota Pollution Control Agency (MPCA), acting as the responsible governmental unit for our project, is required to complete an Environmental Assessment Worksheet (EAW) to determine if our project has the potential for significant environmental effects. We have submitted the information necessary to complete the EAW to the MPCA. Once our EAW is finalized, it will be placed on public notice for a period of no less than 30 days, at which time the MPCA or MPCA Citizen’s Board will evaluate the need to prepare an Environmental Impact Statement on our proposed project.
     We have submitted an air emission permit application and a major facility aboveground storage tank permit application to the MPCA based on production capacity of 75 million gallons per year. The application for 75 million gallon per year capacity will allow us to produce in excess of our projected capacity in the event our plant is capable of doing so without the need to obtain new permits and undergo the permitting process again. We anticipate submitting an application for a Stormwater Permit also; however, as of the date of this prospectus we have not been granted any of these permits. We have not submitted our application for our Permit for Discharge of Stormwater during Construction Activities, but anticipate doing so before we begin construction. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition, the Minnesota Department of Natural Resources (MnDNR) or the Minnesota Pollution Control Agency (MPCA) could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project. The MnDNR, MPCA and EPA could also change their interpretation of applicable permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process.
     Even if we receive all required permits from the MnDNR and the MPCA, we may also be subject to regulations on emissions from the EPA. Currently the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant. Minnesota is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Minnesota is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.

     Total Facility State Operating Permit for Air Emissions
     Our preliminary estimates indicate that the plant will be considered a minor source of regulated air pollutants and will qualify for a total facility “State” operating permit. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include particulate matter (“PM10”), carbon monoxide (“CO”), nitrous oxides (“NOx”) and volatile organic compounds (“VOCs”). The activities and emissions mean that we are expected to obtain a total facility “State” operating permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this prospectus (currently projected at 55 million gallons per year at nameplate capacity with the permit at a slightly higher rate) in order to avoid having to obtain a Title V air permit. These production limitations will be a part of the total facility “State” operating permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. Further analysis prior to construction, changes in design assumptions or a changes in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. The State of Minnesota may reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a total facility “State” operating permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. The area in which the plant is expected to be situated may be determined to be a non-attainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations, or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.
Air Pollution Standard
     There are a number of standards which may affect the construction and operation of the plant going forward. The prevention of significant deterioration (PSD) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs. We have submitted an air emission permit application to the MPCA which included an air quality modeling demonstrating that our proposed facility will not exceed the PSD increment thresholds.
Waste Water National Pollutant Discharge Elimination System Permits (NPDES Permit)
     We expect that we will use water to cool our closed circuit systems in the proposed plant based upon engineering specifications. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. We expect to file for an NPDES permit to allow the discharge of non-contact cooling and blowdown and boiler water. The proposed permit would require a 30-day public comment notice and a 30-day public hearing if there is a request for a hearing. We will also be required to file an environmental assessment worksheet for any option being considered for discharge of waste water. Our engineers have reported that the anticipated quality of water discharge is expected to meet water quality requirements for the required NPDES permits. However, while we anticipate receiving an NPDES permit based on these reports, there can be no assurance that this permit will be granted to us. Failure to obtain an NPDES permit, or inability to meet water discharge limitations would require us to abandon our project. Alternatively, we may consider discharging to a local water treatment facility. Based on information provided by our engineers, we believe that the local municipality has enough capacity to absorb our water discharge. However, no rate has been negotiated with the local municipality at this time. If we are either unable to discharge to the local municipality or if it is too expensive to do so, we may be required to build our own water discharge pretreatment system in order to operate our plant. If we are required to build our own water discharge pretreatment system, we anticipate the cost for such plant would significantly increase our total project cost. We may not have the ability to fund such increased costs and our project could fail.
Well Permit
     Our proposed plant will obtain water for process, utility and potable water needs from on-site wells. A withdrawal of greater than 1,000,000 gallons per year requires a water appropriation permit issued by the MnDNR. We have drilled one high capacity well and one monitoring well. We have completed a seven (7) day pump test under the supervision of the Minnesota Department of Natural Resources. The testing was managed by our consultant, NRG. The test well yielded 800 gallons per minute. We anticipate that we may need to drill additional new high capacity wells to meet the plant’s water needs. Minnesota requires a public notice and hearing process before a well permit can be granted. We have not yet submitted an application for this permit. In the event this permit is not approved, we would need to explore alternative water supply sources; however, the cost of alternative water supply sources could prohibit their use. It is possible that potential sites for the well might be unable to produce water in sufficient quantities to support plant operations. It is also possible that the well might not produce water of sufficient quality to allow us to rely on that well for water supply.
Storm Water Discharge Permit (NDPES) and Storm Water Pollution Prevention Plan (SWPPP Permits)
     Permit for Industrial Activity:
     Before we can begin construction of our plant, we must obtain a Storm Water Discharge Permit for industrial activity from the applicable state agency. This permit must be filed and obtained before construction begins. A Storm Water Pollution Prevention Plan must also be in place that outlines various measures we plan to implement to prevent storm water pollution.
     Minnesota imposes additional water quality test and effluent limits for stormwater discharges. The inability to meet stormwater discharge levels may require other water discharge treatment options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options. If those treatment options are required, it could increase our expenses. Although Minnesota’s NPDES general permit for industrial activity has expired, applicants for new sites are currently allowed to apply for the permit under the expired permit. It is possible that the Minnesota regulations pertaining to NPDES permits for industrial activity could be changed in the future and that those regulations could add additional requirements for discharges of storm water. On August 9, 2005 the Minnesota Court of Appeals issued a decision holding that no NPDES permits should be granted by the Minnesota Pollution Control Agency if the discharges would decrease water quality for a receiving waterway on Minnesota’s impaired waterways list. Minnesota has appealed this decision.  A decision by the Minnesota Supreme Court is expected soon. Pending new regulations or a reversal on appeal, we must be certain that stormwater discharges that could decrease water quality do not enter an impaired waterway of Minnesota.  The Court of Appeals decision, now on appeal, dealt with phosphorus levels in the Mississippi River and held that the entire watershed ought to be considered by the State when granting permits. We anticipate the phosphorus emissions from the plant will be low and, even if the Court of Appeals case is upheld we may be able to purchase phosphorous credits to offset any phosphorus emissions.
     Permit for Construction:
     Prior to the commencement of construction of the plant, we must file for an NPDES/SDS permit. If the Minnesota Pollution Control Agency does not object to the notice of intent, we could begin construction and allow storm water discharge in most circumstances within seven days of the notice if the area disturbed is less than fifty acres in size. Alternatively, if the area disturbed is fifty acres or more we would have to wait at least thirty days from the date notice of intent is given to begin construction. As part of the application for the Minnesota NPDES/SDS permit, we will need to have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements may also apply depending upon the results of the agency review. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits. The ability to obtain a Construction Site Storm Water Discharge Permit in Minnesota may be affected by the Minnesota Court of Appeals decision as described above in the same way that Storm Water Discharge Permit for Industrial Activity is affected.
Environmental Assessment
     As a fuel ethanol production facility with the capacity to produce greater than 5 million gallons per year of undenatured ethanol, the Minnesota Pollution Control Agency (MPCA), acting as the responsible governmental unit for our project, is required to complete an Environmental Assessment Worksheet (EAW) to determine if our project has the potential for significant environmental effects. We have submitted the information necessary to complete the EAW to the MPCA. Once our EAW is finalized, it will be placed on public notice for a period of no less than 30 days, at which time the MPCA or MPCA Citizen’s Board will evaluate the need to prepare an Environmental Impact Statement on our proposed project.
     In addition, local governmental units have a right to request additional information. It is also possible that the environmental assessment process could trigger a requirement for an environmental impact study. No construction can begin and no permits can be issued until a decision is made on whether an environmental impact study is required, although applications for permits may be filed and reviewed while the environmental assessment is being considered. If an environmental impact study is required, there is no assurance that we will be granted permits to begin construction until the project has been approved as part of the environmental impact study process. Even if an environmental impact study is not required, third parties can make a request that an environmental impact study be performed. There is no assurance that the project will be approved upon review of an environmental impact study. Failure to obtain approval by the reviewing agency would mean that the project cannot proceed until objections to the environmental impact of the site are met. We may be unable to do so which may mean that the plant will not be constructed.
New source performance standards
     The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of VOCs used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.
Spill prevention, control, and countermeasures plan and Tank Permit
     Before we can begin operations, we must prepare and implement a spill prevention control and countermeasure (SPCC) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years. Minnesota has an additional tank permitting program for tanks holding hazardous chemicals in capacities over one million gallons. This program requires record-keeping, spill protection and response requirements in addition to the SPCC program. We anticipate, but there can be no assurances, that we will be able to obtain this permit.
Alcohol and Tobacco Tax and Trade Bureau, Requirements
     Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.
Risk management plan
     Pursuant to the Clean Air Act, stationary sources, such as our plant, with processes that contain more than a threshold quantity of a regulated substances, such as anhydrous ammonia, are required to prepare and implement a risk management plan. Since we plan to use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for the denaturant we blend with the ethanol produced at the plant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s process safety management standard. These requirements are similar to the risk management plan requirements. The risk management plan will need to be filed before use.
Environmental Protection Agency
     Even if we receive all Minnesota environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Minnesota’s environmental administrators. Minnesota or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
     Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its co-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS — Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
     We are not currently involved in any litigation involving nuisance or any other claims.
GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     Our amended and restated member control agreement provides that our initial board of governors will be comprised of no fewer than seven (7) and no more than thirteen (13) members. We have twelve (12) governors on our initial board of governors. The initial board of governors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, at which time the number of governors shall be reduced and fixed at seven (7) plus any governors appointed due to a special right of appointment provided in the amended and restated member control agreement. Each member investing $7.5 million or more in Units in this offering may appoint a governor to the board. If, such member elects not to appoint a governor at the first annual or special meeting of the members following substantial completion of the ethanol plant, fails to fill a vacancy as required , or fails to retain ownership of at least $7.5 million of those units purchased in this offering, this special right of appointment is terminated. A governor appointed subject to this special right of appointment may be removed by the unanimous vote of all other governors. In such cases, the appointing member must appoint a different governor. Governors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as governors. Those members subject to the right of special appointment, who elect to exercise their special right of appointment, do not vote in the election of governors and may not nominate a candidate for governor. The amended and restated member control agreement requires that a majority of the board be elected by the members. Therefore, we will only be allowed to accept subscriptions from a maximum of six (6) members investing $7.5 million or more in this offering to allow the seven (7) elected members to represent a majority of the board unless a majority of our members consent to increase the total number of governors we may elect or the investor agrees to waive the special right of appointment. In that event our governors will reserve the right to determine which subscriptions to accept in their sole discretion for any reason.
     If our project suffers delays due to financing or construction, our initial board of governors could serve for an extended period of time. In that event, your only recourse to replace these governors would be through an amendment to our amended and restated member control agreement which could be difficult to accomplish.
     The amended and restated member control agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of governors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of governors shall be elected for a three year term and, at that point, one-third of the total number of governors will be elected by the members each year. The governors shall be placed into groups by a lottery conducted by the initial board of governors prior to the expiration of the initial term. These procedures provide that replacement governors may be nominated either by the board of governors or by the members upon timely delivery of a petition signed by the nominating member, provided that the nominating members also meet other requirements, all of which are described in our amended and restated Member Control Agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the annual meeting of our members.
     Our board will have no independent governors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements we enter into will not be approved by independent governors since there are none at this time.
Identification of Governors, Executive Officers and Significant Employees
     The following table shows the governors and officers of MinnErgy, LLC as of the date of this prospectus:

Board Member	Position with the Company
Dan Arnold	Chairman of the Board
Ron Scherbring	President/CEO and Governor
Chris Arnold	Secretary/CFO/Governor
Dave Arnold	Governor
Mike Daley	Governor

Board Member	Position with the Company
Dan Florness	Governor
Harland Knight	Governor
Bea Koch	Governor
Glen Lutteke (1)	Governor
Rich Mikrut	Governor
Bob Pennington	Governor
Tony Wasinger	Governor

(1)	Glen Lutteke is the representative selected by All American Cooperative to represent the Cooperative on the Board of Governors.
Business Experience of Governors and Officers
     The following is a brief description of the business experience and background of our officers and governors.
     Dan Arnold, Chairman of the Board and Governor, Age 45, 56 Dresser Ct., Winona, MN 55987
     Dan has served as the President of DCM Tech in Winona, Minnesota since 1998. He was employed by Benchmark Electronics from 1985 until 1998 and served as the Director of Corporate Manufacturing Systems in his last three years with the company. Dan currently serves as Chairman of the Board of Digital Telecommunications, Inc. He also serves on the Board of Directors of Winona National Bank. Mr. Arnold received his bachelor of science in mechanical engineering from Iowa State University in 1985 and his masters of business administration in 1997 from Carlson School of Management, University of Minnesota. Mr. Arnold has served as a governor and chairman of our board since our inception. Mr. Arnold is also the brother of one of our governors, Chris Arnold and the son of one of our governors, Dave Arnold.
     Ron Scherbring, President/Chief Executive Officer and Governor, Age 52, 18084 Middle Valley Rd, Minnesota City, MN 55985
          Ron has owned and operated Scherbring Heifer Hotel since 1994. Scherbring Heifer Hotel is a custom dairy operation consisting of 1500 head of custom raised heifers and 700 acres of owned and leased land. He is a Past-President of the Professional Dairy Heifer Growers Association, founder and President of Southeastern Ag Alliance Organization. He served as President of District 2 Land O’ Lakes Governance Association for two years. Mr. Scherbring has served as a governor and President/CEO since our inception.
     Chris Arnold, Secretary/Chief Financial Officer and Governor , Age 41, 660 Lafayette St., Winona, MN 55987
     Chris has served as the President of E-Tool, Inc in Winona, Minnesota since 2003. Prior to that time he was employed at DCM Tech as Sales Engineer from 1997 to 2003; and Benchmark Electronics as Mechanical Design Engineer from 1990-1997. Chris has owned SMCA Properties in Winona, Minnesota since 1999. He currently serves as a Director of Digital Telecommunications, is a former President of the Winona Area Chamber of Commerce and served as Councilman, City of Winona 2001-2005. Mr. Arnold received his bachelor of science in mechanical engineering from Iowa State University in 1989. Mr. Arnold has served as a governor and our Secretary/Chief Financial Officer since our inception. Mr. Arnold is also the brother of one of our governors, Dan Arnold and the son of one of our governors, Dave Arnold.
     Dave Arnold, Governor, Age 69, 1853 Edgewood Rd., Winona, MN 55987
     Dave is co-founder of EMD Associates and DCM Tech of Winona, MN. Semi-retired, Dave served on the Board of Directors of Benchmark Electronics, Inc (BHE:NYSE), 1996-2004, where he served on the Audit, Compensation and Nominating Committees. He currently serves on several private corporate and non-profit boards including Edgewood Properties, LLC, where he serves as President of the board, and Winona Area Industrial Development Association (WAIDA). Mr. Arnold has served as a governor since our inception. Dave Arnold is the father of two of our governors, Dan and Chris Arnold.
     Mike Daley, Governor, Age 64, 18869 Hwy 14, Lewiston, MN 55952
     Mr. Daley is a lifetime Winona County farmer from Lewiston, MN. He farms 2,500 acres with one of his brothers and is managing partner in their 2,500 head dairy operation. He is a member of numerous farm related organizations. Mr. Daley has served as governor since March of 2006.

     Dan Florness, Governor, Age 43, 461 Glenview Drive, Winona, MN 55987
     Dan has been the Chief Financial Officer of Fastenal Company, a publicly traded company (FAST: NASDAQ), since joining the company in 1996. In addition to his role as Chief Financial Officer, he became Executive Vice-President at Fastenal in 2002. He grew up in western Wisconsin and attended the University of Wisconsin-River Falls, earning a Bachelor’s Degree in accounting in 1986. After college graduation and before joining Fastenal, Mr. Florness spent ten years working for KPMG Peat Marwick LLP in Minneapolis and New Jersey. Mr. Florness has served as governor since May 14, 2006.
     Harland Knight, Governor, Age 76, 1305 Conrad Dr., Winona, MN 55987
     Harland is former V.P. of the Judd Co, Austin, MN and former General Manager of Judd Co, Winona, MN. Harland served on the Winona City Council 1985-2001. He currently serves on the Winona County Economic Development Authority (EDA) and on the Partners in Housing Agriculture and Sustainable Economic Development (PHASED) board and is active in many community and philanthropic efforts. Mr. Knight has served as a governor since our inception.
     Bea Koch, Governor, Age 66, 71000 Hwy 61, Lake City, MN 55041
     Mrs. Koch was born and raised on a small dairy farm near LeRoy, MN, where she began farming with her husband in 1959. Mrs. Koch was involved in building a grain elevator in the 1980’s, stored grain for Commodity Credit Corp, operated an aerial spraying business for 30 years, and currently owns and operates 3,000 acres of farmland.  In 1991 she purchased a fishing resort on the Mississippi River, which she operates as her retirement program along with volunteer work for Mississippi Valley Partnership (MVP), a local tourism group. Mrs. Koch has served as governor since April of 2006.
     Glen Lutteke, Governor, Age 50, C/O All American Co-op. 113 4th Street SE, Stewartville, MN 55976
     Mr. Lutteke graduated in 1977 from the Agri Business Sales and Management program at Mankato Technical School in Mankato, MN. His career began with the former Farmers Elevator Company in 1977, which later became All American Co-op. Mr. Lutteke became All American’s Agronomy Manager in 1982 overseeing two locations, including operational responsibility for the Stewartville site. In 1996 he assisted with the purchase of two fertilizer plants from A.A. Fertilizer and in 1998 became General Manager of Progressive Ag Center, LLC which was a joint venture with High Plains Co-op. In July 2005 Mr. Lutteke was appointed General Manager of All American Co-op and also retains the position of General Manager of Progressive Ag Center, LLC. Mr. Lutteke has served as governor since May 18, 2006.
     Rich Mikrut, Governor, Age 64, 1355 Grandview Ct., Minnesota City, MN 55959
     Rich is former owner of Rich’s Truck Service, 1960-1998. He is currently Vice President of Warehousing and Distribution for Lawrence Transportation Co, Red Wing, MN, V.P. of Manufacturing and Operations of American Surface Lines, LLC, Edina, MN, and is General Partner of Mikrut Properties, LLP, Winona, MN. Mr. Mikrut has served as a governor since our inception.
     Bob Pennington, Governor, Age 63, 13004 10th St SE, Eyota, MN 55934-2909
     Mr. Pennington is the former president of Pennington, Inc. a hardware store, plumbing supply and laundry business in Eyota. In 2006, Mr. Pennington retired from Pennington, Inc. and closed the hardware store. He received an Associate in Arts degree in Engineering Technology from Rochester Community College in 1964. Mr. Pennington worked as a Project Engineer for Crenlo, Inc. of Rochester, MN and left in 1975 to start his own business. He served on the Dover-Eyota school board for twelve years, seven years as chairperson. Mr. Pennington retired as a volunteer fireman after 25 years of service. He served on his local church council as a member and treasurer, served on the foundation board of Rochester Community and Technical College and is currently a township officer for Eyota Township. Mr. Pennington has served as governor since June 15, 2006.
     Tony Wasinger, Governor, Age 43, 92 Forest Oaks Ct., Winona, MN 55987
     Tony earned a BS in Agriculture Mechanization from Kansas State University in 1985. His career path after college has been in the flour milling industry where he worked for the Pillsbury Company as a maintenance supervisor and plant project manager. Later he worked for Kice Industries as a special projects manager and industrial automation manager. In 1996, he joined Bay State Milling Company as the plant manager for the company’s flour mill in Winona, a position he holds currently. Mr. Wasinger served on the following boards: Winona Area Chamber of Commerce; Winona Area Industrial Development Association; and The International Association of Operative Millers. Mr. Wasinger has served as a governor since our inception.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth certain information regarding the beneficial ownership of our units as of the date of this prospectus, by each person or entity known by us to be the beneficial owner of more than five percent of the outstanding units:

		Amount and nature
Title of Class	Name(1)	of beneficial owner	% of Class

Membership Unit	Dan Arnold	361,875 units	7.27%
Membership Unit	Chris Arnold	361,875 units	7.27%
Membership Unit	Dave Arnold	331,875 units	6.66%
Membership Unit	Mike Daley	261,879 units	5.26%
Membership Unit	Dan Florness	261,879 units	5.26%
Membership Unit	Bea Koch	261,879 units	5.26%
Membership Unit	Glenn Lutteke (2)	261,879 units	5.26%
Membership Unit	Tony Wasinger	300,000 units	6.02%

(1)	The address of the beneficial owner is deemed to be the same address indicated above.

(2)	The units are owned by All American Cooperative and Glenn Lutteke is the representative selected by the Cooperative to serve on the Board of Governors.
Security Ownership of Management
     As of the date of this prospectus, our governors and officers own membership units as follows:
UNITS BENEFICIALLY OWNED BY GOVERNORS AND OFFICERS

					Percentage of Total After the Offering (2)
	Name and Address of	Number of Units	Total Purchase	% of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner (1)	Owned	Price of Units	Prior to Offering	Sold in Offering	in Offering
Membership Units	Dan Arnold	361,875	$130,938	7.27	0.39	0.57
Membership Units	Ron Scherbring	190,000	70,000	3.82	0.20	0.30
Membership Units	Chris Arnold	361,875	130,938	7.27	0.39	0.57
Membership Units	Dave Arnold	331,875	120,938	6.66	0.35	0.53
Membership Units	Mike Daley	261,879	130,940	5.26	0.28	0.42
Membership Units	Dan Florness	261,879	130,940	5.26	0.28	0.42
Membership Units	Harland Knight	190,000	70,000	3.82	0.20	0.30
Membership Units	Bea Koch	261,879	130,940	5.26	0.28	0.42
Membership Units	Glenn Lutteke (3)	261,879	130,940	5.26	0.28	0.42
Membership Units	Rich Mikrut	70,000	30,000	1.40	0.07	0.11
Membership Units	Bob Pennington	240,004	120,002	4.82	0.25	0.38
Membership Units	Tony Wasinger	300,000	100,000	6.02	0.32	0.48

All Governors and Officers as a Group:		3,093,145	$1,296,576	62.12	3.29	4.92

(1)	The address of the beneficial owner is deemed to be the same address indicated above.

(2)	Assumes that no additional units are purchased in this offering.

(3)	The units are owned by All American Cooperative and Glen Lutteke is the representative selected by the Cooperative to serve on the Board of Governors.

     Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities.
     In addition, the following is a list of members that are known to us to be beneficial owners of 5% or less of the outstanding units and who do not serve as governors, officers or employees of our company:
UNITS OWNED

Name of
Title of Class	Beneficial Owner
Membership Units	Tim Koch
Membership Units	Jeff Jennings
Membership Units	Hader Farms Partnership
Membership Units	Sauer Valley View Farms, Partnership
Membership Units	Patrick Daley
Membership Units	Duane Windhorst
Membership Units	Eric Lawrence
Membership Units	Steven Kohner
Membership Units	Jeff Metz
Membership Units	Gary Puetz
Membership Units	Bruce Gilbeck
Membership Units	Charles Meyer
Membership Units	G & R Farms Partnership
Membership Units	Dennis Verthein
Membership Units	Jack Miller
Membership Units	Eugene Speltz
Membership Units	Roger Baer
Membership Units	Arland Otte
Membership Units	Don Brenengen
Membership Units	David Geerdes
Membership Units	Jerry Papenfuss
Membership Units	Stephen Agrimson
Membership Units	Brenengen Family Farms
Membership Units	James Klavetter
Membership Units	Gary Allen
EXECUTIVE COMPENSATION
     Other than our agreements to pay certain governors a fee in exchange for their personal guaranty of a debt obligation as described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”, we do not have any other compensation arrangements with our governors and officers. In the future, each of our governors may receive compensation for attending board meetings. We expect that any governor compensation will be a reasonable amount based on the standards in the industry.
Employment Agreements
     We have no employment agreements with any executive officer or governor. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire. We had an oral independent contractor agreement with Mark Norton to serve as our construction manager to perform management and oversight and to represent MinnErgy in the development and construction of our ethanol plant. The board determined that Mr. Norton’s services were no longer needed and this agreement was terminated effective as of July 5, 2007.
Reimbursement of Expenses
     We reimburse our officers and governors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers and governors for out-of-pocket expenses.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our amended and restated member control agreement provides that our governors which are also founding members of our Company (“Founding Governors”) will be indemnified and held harmless for any claims against such Founding Governors related to any liability or damage incurred by reason of such Founding Governor’s actions or omissions to act in connection with the business of the Company. The amended and restated member control agreement provides that Founding Governors will only be entitled to indemnification if the Founding Governor determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Company, the Founding Governor was acting on behalf of the Company, the liability or loss was not the result of the Founding Governor’s negligence or misconduct and indemnification expenses are only recoverable from the nets assets of the Company. Notwithstanding the above, a Founding Governor is entitled to indemnification for losses, liabilities or expenses arising out of an alleged violation of federal or state securities laws only if at least one of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
     Our amended and restated member control agreement further provides that none of the non-founding governors or officers of the Company will be personally liable to us or our members for monetary damages for a breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty. This provision does not affect possible injunctive or other equitable remedies to enforce a governor’s duty of loyalty, for acts or omissions not taken in good faith, involving intentional misconduct or a knowing violation of the law, or for any transaction from which the governor derived an improper financial benefit. It also does not eliminate or limit a governor’s liability for participating in unlawful payments or distributions or redemptions, or for knowing violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     Under Minnesota law, no member or governor will be liable for any of our debts, obligations or liabilities solely because he or she is a member or governor, subject to the provisions stated above. In addition, Minnesota law permits, and our amended and restated member control agreement contains, extensive indemnification provisions which require us to indemnify any officer or governor who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our governor or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Since our inception, we have entered into transactions with related parties. Our initial governors constitute our founding members. As such, we currently do not have outside governors or unaffiliated unit holders to evaluate related party transactions. Accordingly, any contracts or agreements with third parties will not be approved by independent governors since there are none at this time. We do not believe that this will pose a problem however, because each governors’ investment interest in our plant is generally adverse to the interest of the parties with which we contract. We believe these adverse interests constitute sufficient protection to justify our lack of independent governors. At the first annual or special meeting of the members following substantial completion of the ethanol plant, an election will be held and a board of seven (7) governors plus any governors appointed due to a special right of appointment will be established. Each member investing $7.5 million or more in this offering may appoint a governor to the board. However, because elected governors must constitute a majority, we will be limited to accepting only 6 such investors in this offering unless our members consent to expansion of the number of governors on our board or the investor agrees to waive the special right of appointment. The special right of appointment is terminated if such member elects not to appoint a governor at the first annual or special meeting of the members following substantial completion of the ethanol plant, fails to fill a vacancy at any time as required, or fails to retain ownership of at least $7.5 million of those units purchased in this offering. We anticipate independent governors being elected at the first annual or special meeting following substantial completion of the plant, but cannot guarantee that any independent governors will be elected at that time.

Transactions with governors, officers or 5% unit holders
     Our amended and restated member control agreement permits us to enter into agreements and other arrangements with our governors, officers, members and their affiliates. Should we engage in any such transactions in the future, all such arrangements will be on terms no more favorable to the governors, officers or members than generally afforded to non-affiliate parties in a similar transaction.
     We are currently in negotiations with All American Cooperative for grain origination for our plant. All American Cooperative is a current member of the Company and has a seat on the board of governors. Its general manager, Glen Lutteke, was selected by All American Cooperative to represent the Cooperative on the board of governors of the Company. If we enter into a binding agreement with All American Cooperative for grain origination services, such arrangement will be on terms no more favorable than generally afforded to non-affiliate parties in a similar transaction. Also, on November 12, 2007 we entered into a Sublease agreement with All American Cooperative for office space located at 8 North Front Street NW in Eyota, Minnesota. We are required to pay All American Cooperative $600 per month for the space and the Sublease is subject to all applicable provisions of the Lease.
     Dan Arnold, our Chairman, currently serves on the board of directors for our escrow agent, Winona National Bank. Pursuant to the terms of our escrow agreement, Winona National Bank is to hold proceeds from subscriptions for our units in an interest-bearing escrow account. Winona National Bank may invest such proceeds in short-term securities issued by the United States government. Winona National Bank will hold such funds in escrow until the specific conditions are satisfied as set forth below. SEE “PLAN OF DISTRIBUTION –Escrow Procedures”.
     On April 11, 2008, we purchased approximately 175 acres of farmland and buildings located thereon from Gary D. Allen and Linda M. Allen, husband and wife, and Dana Allen, a single person for the purchase price of $2,200,000. Gary and Linda Allen are members of the Company. The real estate makes up a portion of our anticipated plant site and is located adjacent to the DM & E railroad and the VonWald parcel. We borrowed $2,040,000 to purchase the real estate from Winona National Bank. We are required to make one interest-only payment on May 11, 2008 and the entire balance of principal, and interest accruing thereon, is due on June 11, 2008. We also executed a Negative Pledge Agreement on the real estate which provides that, during the term of the loan, we will not permit any liens, encumbrances or mortgages to be placed upon the real estate and we will not sell, assign or otherwise transfer the real estate without prior written consent of Winona National Bank. Winona National Bank required personal guaranties in the amount of $1,950,000 for the issuance of the loan to the Company. Ten (10) of our governors and one of our members, All American Cooperative, each executed a Guaranty with Winona National Bank. Each guarantor personally guaranteed a portion of the loan. These guarantors also entered into an agreement with us wherein each agreed to provide the personal guaranty for such funds in exchange for our payment of a fee equal to 7% of the amount of their respective guaranty. No fees will be paid by us to any guarantor under the agreement unless and until we have reached financial closing of the debt financing and equity offering needed for the plant. We are currently involved in negotiations with Winona National Bank to restructure this loan to provide for a longer repayment term. We anticipate that in connection with the loan extension we will be required to execute a mortgage on the real estate in favor of Winona National Bank. There is no assurance that we will finalize negotiations and restructure the loan with Winona National Bank. If we are unable to enter into an extension of the term of the loan obligation with Winona National Bank, the entire amount of interest and principal will become due on June 11, 2008. The identity of each guarantor, the portion of the obligation guaranteed by each, respectively, and the payment we expect to make to each upon financial closing is set forth below:

Guarantor	Amount Guaranteed	Fee In Exchange for Guaranty (1)
All American Cooperative	$100,000	$7,000
Chris Arnold	$100,000	$7,000
Dan Arnold	$100,000	$7,000
Dave Arnold	$1,000,000	$70,000
Mike Daley	$100,000	$7,000
Dan Florness	$100,000	$7,000
Harland Knight	$100,000	$7,000
Bertha Koch	$100,000	$7,000
Rich Mikrut	$100,000	$7,000
Ron Scherbring	$100,000	$7,000
Tony Wasinger	$50,000	$3,500
TOTAL	$1,950,000	$136,500

(1) Fee to be paid to guarantors only upon MinnErgy reaching financial closing of the debt financing and equity offering needed to complete the ethanol plant.
     These arrangements could create a conflict of interest for our governors with regard to decision-making related to our project. This conflict of interest could threaten our ability to successfully complete our projects if any governor should put his personal interest in such transactions ahead of our best interests related to the projects.
PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our member control agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our member control agreement. All subscriptions are subject to approval by our governors and we reserve the right to reject any subscription agreement.
The Offering
     We are offering, as a direct primary offering, a maximum of 89,000,000 units and a minimum of 58,000,000 units at a purchase price of $1.00 per unit. You must purchase a minimum of 20,000 unit(s) to participate in the offering. Our board of governors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate eleven of our governors and executive officers Dan Arnold, Ron Scherbring, Chris Arnold, Dave Arnold, Mike Daley, Harland Knight, Bea Koch, Glen Lutteke, Rich Mikrut, Bob Pennington, and Tony Wasinger will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our governors for these sales. These governors will rely on the safe harbor from broker-dealer registration set out in

Rule 3a4-1 under the Securities Exchange Act of 1934. We are exempt from broker-dealer registration with the NASD. We will not pay commissions to our governors and officers for these services.
     Our minimum offering amount is $58,000,000 and our maximum offering amount is $89,000,000. The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve months from the effective date of this registration statement], the offering will end on or about the date the maximum number of units is sold. We may choose to end the offering any time prior to [twelve month date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 93,979,920 units issued and outstanding if we sell the maximum number of units offered in this offering and 62,979,920 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes approximately 4,980,000 units issued to our founders and seed capital investors in the previous capital private placements.
     Our governors and officers will be allowed to purchase units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our member control agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the $58,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to them than to other investors.
     We currently plan to register this offering in the states of Iowa, Minnesota and Wisconsin. We may also offer or sell our units in other states in reliance of exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Minnesota and Wisconsin. This limitation may result in the offering being unsuccessful.
     We expect to incur offering expenses in the amount of approximately $710,000 to complete this offering.
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. Persons cannot invest in this offering unless they meet one of the following suitability tests:
•	Persons who have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 (exclusive of home, furnishings and automobiles);

•	Persons who have a net worth of at least $150,000 (exclusive of home, furnishings and automobiles).

•	For Iowa Investors, persons who have a net worth of $70,000 (exclusive of home, furnishings and automobiles) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home furnishings and automobiles).
     For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Even if you represent that you meet the suitability standards set forth above, the board of governors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you. The board may assess investor suitability on the basis of information it obtains from prospective investors which may include the investor’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments made by the prospective investor along with any other pertinent factors.
     You must make certain written representations in the subscription agreement, including that:
•	you have received a copy of our prospectus and the exhibits thereto;

•	our units are sold in reliance upon a federal securities registration; Iowa, Minnesota and Wisconsin securities registrations; and exemptions from securities registrations in various other states, and that you understand that our units can only be sold to a person meeting requirements of suitability;

•	the securities purchased have not been registered under the securities laws of any state other than the states of Iowa, Minnesota and Wisconsin, and that we are relying in part upon your representations;

•	the securities subscribed for have not been approved or disapproved by the Iowa, Minnesota or Wisconsin securities departments or any other regulatory authority;

•	you intend to purchase the units for investment and not for resale;

•	there is no present market for our units and that there are significant restrictions on the transferability of our units;

•	you have been encouraged to seek the advice of your legal counsel and accountants or other financial advisers with respect to investor-specific tax and/or other considerations relating to the purchase and ownership of our units;

•	you have received a copy of our amended and restated member control agreement and understand that upon closing the escrow, you and the membership units will be bound by the member control agreement;

•	our units are subject to substantial restrictions on transfer and that in order to sell the units an investor must sell or distribute them pursuant to the terms of the member control agreement, and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

•	you meet the suitability test outlined in the agreement;

•	you are capable of bearing the economic risk of the investment, including the possible total loss of the investment (except Minnesota subscribers);

•	we will place a restrictive legend on any certificate representing any unit;

•	we may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

•	you may not transfer or assign the subscription agreement, or any of your interest herein;

•	you have written your correct taxpayer identification number on the subscription agreement;

•	you are not subject to back up withholding either because you have not been notified by the Internal Revenue Service (IRS) that you are subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified you that you are no longer subject to backup;

•	execution of the attached promissory note and security agreement will allow us to pursue the obligor for payment of the amount due thereon by any legal means, including, but not limited to, a judgment against the obligor in the event that the subscriber defaults; and

•	we may retain possession of certificates representing the units subscribed for to perfect our security interest in those units.
     We will rely on these representations and others in determining whether you understand and have knowledge of the material terms and nature of the investment, so that we can determine whether investment is suitable for you. If we accept your subscription, we will use the information you give us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the Internal Revenue Service about your taxes. Also, if you do not fulfill your obligations under the promissory note and security agreement, we will use the applicable representations from your subscription agreement against you to show that you understood that we can take legal action for payment under the promissory note and security agreement, and/or retain possession of your membership certificate to perfect any security interest we have in the units. Finally, if you seek legal action to attempt to force us to allow an action prohibited by our member control agreement, we will use the applicable representation in your subscription agreement as evidence that you understood that you would be bound by the restrictions and provisions of the member control agreement, including the restrictions on transfers of our units.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $89,000,000; or (2) [twelve months from the effective date of this registration statement]. However, we may close the offering any time prior to [twelve months from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $58,000,000. If we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return funds to investors. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to MinnErgy and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be promptly returned with interest. The principal amount of your investment and any interest earned thereon will not be used to pay escrow fees. If the offering is terminated prior to its successful closing, we intend to promptly return your investment by the close of the next business day or as soon as possible after the termination of the offering.
     If you subscribe for the purchase of units, you may not withdraw your subscription at any time, either before or after we accept it. If the offering is successful, the interest earned on the escrow account will go to MinnErgy. However, if we do not accept your subscription, we will promptly return your entire investment to you, plus nominal interest.
Subscription Procedures
     Before purchasing any units you must: (1) complete the subscription agreement included as Exhibit C to this prospectus; (2) draft a check payable to “Winona National Bank, Escrow Agent for MinnErgy, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; (3) sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and (4) deliver to us these items and an executed copy of the signature page of our member control agreement. Anytime after we receive subscriptions for the minimum offering amount of $58,000,000 and before the [twelve month date], we will mail written notice to our investors that full payment under the promissory note is due within 20 days. The promissory note will become due within 20 days of the subscribers receipt of written notice from MinnErgy. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the amended and restated member control agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully. In the event we have not reached the minimum offering amount within the twelve month term of the offering period the balance of the promissory notes will not become due and any subscription proceeds in the escrow account will be returned to investors pursuant to the terms of the escrow agreement.
     Anytime after we receive subscriptions for the minimum amount of the offering, we may mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. Unpaid amounts will accrue nominal interest and each investor will agree to reimburse us for amounts we must spend to collect the outstanding balance. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payments of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and a judgment against the subscriber.
     The event of default is a subscriber’s failure to timely pay within 20 days of receipt of written notice from MinnErgy the outstanding balance of any amount due pursuant to the promissory note. The promissory note states that a purchase money security interest is being granted by the subscriber to MinnErgy in all of the subscriber’s “now owned or hereafter acquired” membership units. If the subscriber previously purchased units in MinnErgy during the seed capital private placement, previously purchased other units in the registered offering or acquired units at some later date, the security interest will attach to those units. A security interest in the units that are the subject of the promissory note will be of little value to MinnErgy given that such units will not be issued until the subscriber has actually paid for the units. The primary purpose of the promissory note is to create an enforceable obligation on the part of the subscriber to pay the outstanding balance of the purchase price for the membership units.
     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $58,000,000, you will be required to pay the full purchase price immediately upon subscription.
     Rather than accepting or rejecting subscriptions as we receive them, we might not determine whether to accept or reject subscriptions until after we have received applications totaling at least $58,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our amended and restated member control agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, your Subscription Agreement and investment will be returned to you promptly, plus nominal interest.
          Our amended and restated member control agreement provides that our initial board of governors will be comprised of no fewer than seven (7) and no more than thirteen (13) members. Following the date on which substantial operations of the ethanol plant commences the number of governors shall be reduced and fixed at seven (7) plus any governors appointed due to a special right of appointment provided in the member control agreement. Each member investing $7.5 million or more in Units in this offering may appoint a governor to the board. This special right of appointment is terminated if such member elects not to appoint a governor at the first annual or special meeting of the members following substantial completion of the ethanol plant, fails to fill a vacancy at any time as required, or fails to retain ownership of at least $7.5 million of those units purchased in this offering. The amended and restated member control agreement requires that a majority of the board be elected by the members. Therefore, we will only be allowed to accept subscriptions from a maximum of six (6) subscribers investing $7.5 million or more in this offering to allow the seven (7) elected members to represent a majority of the board unless a majority of our members consent to increase the total number of governors we may elect or the investor agrees to waive the special right of appointment. In that event, our governors will reserve the right to determine which subscriptions to accept or reject in their sole discretion for any reason. Pursuant to our amended and restated member control agreement, no person may become a member without the approval of the board of governors. Membership units will be issued to members when the funds are released from escrow. We will not issue units to subscribers if there is an outstanding balance on the promissory note executed by the subscriber. Therefore, the membership units will be fully paid when issued. It is the issuance of membership units by the board that grants to the subscriber all the rights of membership and shifts the status of the subscriber to that of a member of MinnErgy.
     Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the period of one year; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; or (5) material change in the application of proceeds.
     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Winona National Bank, as escrow agent under a written escrow agreement and may be invested in short-term securities issued by the United States government. Our Chairman currently serves on the board of directors of Winona National Bank. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) the cash subscription proceeds in the escrow account equals or exceeds $58,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from approximately 41,800,000 to $72,800,000, depending on the amount necessary to fully capitalize the project; (3) we have signed a definitive design build agreement with Fagen; (4) we have been issued the environmental permits necessary to construct the ethanol plant; (5) we elect, in writing, to terminate the escrow agreement; (6) we have sent an affidavit prepared by our escrow agent to the states in which our units are registered stating that conditions (1), (2), (3), (4) and (5) have been met and shall have provided to the Commissioner of the Minnesota Department of Commerce documentation that the foregoing conditions have been met; and

(7) we obtain consents to releasing funds from escrow from each state securities department from which such consent is required provided; however, that none of the funds, regardless of the state of residence of the investor contributing such funds, shall be released until the Commissioner of the Minnesota Department of Commerce has provided express written authorization the release of the Deposited Funds. The escrow agent must receive cash payments equal to the 90% balance of the aggregate minimum offering amount no later than one year after the effective date of our registration statement prior to releasing funds from escrow to the Company. If, at the end of the one-year period, cash proceeds deposited with the escrow agent do not equal the aggregate minimum offering amount of $58,000,000, the escrow agreement must terminate and the cash deposits must be promptly returned to the purchasers.
     Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [twelve months from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;
•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or
•	Promptly return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     In addition to holding funds in one or more bank accounts, we will invest the escrow funds in short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [twelve months from date of effectiveness of this registration statement] or some earlier date, at our discretion. If we sell units for the aggregate minimum offering price of $58,000,000 prior to [twelve months from the effective date of this registration statement], we may demand and collect the balance of the purchase price payable on these units after [twelve months from the effective date of this registration statement]. We may terminate the offering prior to closing the offering in which event we will return your investment along with your portion of the total interest earned on the account by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	if we determine in our sole discretion to terminate the offering prior to [twelve months from effective date of this registration statement]; or

•	if we do not raise the $58,000,000 minimum aggregate offering amount by [twelve months from effective date of this registration statement].
     For its service as escrow agent, we expect to pay Winona National Bank an administration fee as well as transaction fees and fees for filing tax form 1099. In the event we return the investments to the investors, we anticipate that we will pay our escrow bank a fee for 1099 filings, plus a transaction fee per subscriber and a 1099 filing fee per subscriber. The principal amount of your investment and any interest earned thereon will not be used to pay escrow fees. We will use our seed capital proceeds to pay the amount of escrow fees.
Delivery of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, internet website, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
     We are offering one class of securities. If we accept your subscription agreement, you will be both a holder of units and a member of the limited liability company. As a unit holder, you will be entitled to certain economic rights, such as the right to the distributions that accompany the units. As a member of the limited liability company, you will be entitled to certain other rights, such as the right to vote at our member meetings. If your membership in MinnErgy is terminated, or if you transfer your units without the MinnErgy’s approval, the role of unit holder may be separated from the role of member. The separation of such roles may include the loss of certain rights, such as voting rights. See “Separable Interests” below for greater detail about the loss of membership.
Membership Units
     Ownership rights in us are evidenced by units. There is one class of membership units in MinnErgy. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the member control agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
          Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights. The owners of 50% of the voting power of the membership interests entitled to vote at a meeting of the members are a quorum for the transaction of business, unless a larger or smaller proportion is provided in our articles of organization or our member control agreement. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of members originally present leaves less than the proportion otherwise required for a quorum.
Pursuant to our amended and restated member control agreement, members who purchase $7.5 million or more of the units offered in this offering will be entitled to appoint one governor to our board of governors, but such member will not be allowed to vote for any other governors, pursuant to our member control agreement. If the appointment right terminates for any reason, then such member will be allowed to vote in the general election for any other governor.
Separable Interests
     Although we are managed by our governors, our amended and restated member control agreement provides that certain transactions, such as amending our amended and restated member control agreement or dissolving the Company, require member approval. Each member has the following rights:
•	To receive a share of our profits and losses;

•	To receive distributions of our assets, if and when declared by our governors;

•	To participate in the distribution of our assets in the event we are dissolved or liquidated;

•	To access information concerning our business and affairs at our place of business; and

•	To vote on matters coming before a vote of the members.
     Our amended and restated member control agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our member control agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member.
     Unit holders who have only economic rights in our units but not voting rights will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unit holders will also have access to Company information that is periodically submitted to the SEC. See “DESCRIPTION OF BUSINESS.”
     If you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company, or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unit holder of MinnErgy, but not a member.
     If you transfer your units, and the transfer is permitted by the member control agreement, or has been approved by the board of governors, then the transferee will be admitted as a new member of MinnErgy only if the transferee:
•	Agrees to be bound by our member control agreement;

•	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of MinnErgy; and

•	Delivers, upon our request, any other materials needed to complete transferee’s transfer.
     The board of governors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements.
Distributions
     Distributions are payable at the discretion of our board of governors, subject to the provisions of the Minnesota Limited Liability Company Act, our amended and restated member control agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units. Minnesota law prohibits us from making distributions to our members if the fair market value of our assets would be less than our liabilities after the distribution.
     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our governors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our governors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues until the proposed plant is operational. After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our member control agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or other business expansion opportunities.
     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our amended and restated member control agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our governors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our amended and restated member control agreement also requires that our governors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance which that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our amended and restated member control agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
     We have restricted the ability to transfer units to ensure that the Internal Revenue Service does not deem MinnErgy to be a “publicly traded partnership” which results in corporate taxation. Under our amended and restated member control agreement, no transfer may occur without the approval of the board of governors. Further, the board of governors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s spouse and/or descendants;

•	Transfers upon the death of a member;

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units; and

•	Transfer through a Qualified Matching Service.
     Transfers made through a Qualified Matching Service are limited to no more than 10% of the total outstanding units during a tax year. The 10% limit does not include private transfers, which are not limited in number, but does include certain other transfers subject to the 2% limit.
     Any transfer in violation of the publicly traded partnership requirements or our amended and restated member control agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
     The units are unsecured equity interests in MinnErgy and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR MEMBER CONTROL AGREEMENT
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our amended and restated member control agreement and the Minnesota Limited Liability Company Act. Among other items, our amended and restated member control agreement contains provisions relating to the election of governors, restrictions on transfers, member voting, and other company governance matters. If you invest in MinnErgy, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
     The number of initial governors of MinnErgy shall be a minimum of seven (7) and a maximum of thirteen (13). Information about our current governors, their business experience, and their terms are set out in further detail in “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” See “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS” for information regarding the election of our governors beginning with the first annual or special meeting after the plant is substantially operational.
     We intend to reduce the size of the board at the next regular or special meeting of the Members following the date on which substantial operations of our ethanol plant commences. Members investing at least $7.5 million of the units in this offering will have the right to appoint one member to our board of governors, but will not have the right to vote for any other governor. This special right of appointment is terminated if such member elects not to appoint a governor at the first annual or special meeting of the members following substantial completion of the ethanol plant, fails to fill a vacancy at any time as required, or fails to retain ownership of at least $7.5 million of those units purchased in this offering. The amended and restated member control agreement requires that a majority of the board be elected by the members. Therefore, we will only be allowed to accept subscriptions from a maximum of six (6) subscribers investing $7.5 million or more in this offering to allow the seven (7) elected members to represent a majority of the board unless a majority of our members consent to increase the total number of governors we may elect or the investor agrees to waive the special right of appointment. In that event, our governors reserve the right to determine which subscriptions to accept or reject in their sole discretion for any reason.
     The amended and restated member control agreement requires that a majority of the board be elected by the members. A governor appointed subject to this special right of appointment may be removed by the unanimous vote of all other governors. In such cases, the appointing member must appoint a different governor.
     Governors not appointed by investors with a special right of appointment are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as governors.
     Nominations for governors may be made by the nominating committee of the board of governors (if one exists) or by the board of governors as a whole. Members may also nominate candidates for our board of governors by giving advance written notice to MinnErgy with information about the nominee and the nominating member.
     The board of governors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of governors until after substantial completion of the plant.
     Our amended and restated member control agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on The NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of The NASDAQ or a stock exchange concerning company governance.
     The governors must elect a chairman who will preside over any meeting of the board of governors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
According to our member control agreement, the governors may not take certain actions without the consent of the members. See “SUMMARY OF OUR AMENDED AND RESTATED MEMBER CONTROL AGREEMENT - Members’ Meetings and Other Members’ Rights.”

Replacement of Governors
     See “GOVERNORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS” for a description of the staggering of the terms of our governors beginning with the first member meeting following substantial completion of the plant.
     Replacement governors may be nominated either by the board of governors or by the members provided that the members also meet other requirements, all of which are described in our member control agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the date of the annual meeting.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of governors will give our annual company report. Members will address any appropriate business including the election of governors to those governor seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 10% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of governors may also call a special meeting of members at any time.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than 15 days in advance of such meetings.
     In order to take action at a meeting, members holding at least 50% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by the governors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our amended and restated member control agreement or by the Minnesota Limited Liability Company Act. Our amended and restated member control agreement requires the vote of a greater number of units on the following matters:
•	the affirmative vote of a 75% majority interest is necessary to dissolve, wind up and liquidate MinnErgy;

•	no amendment to the amended and restated member control agreement shall be approved without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the membership financial rights of a member.
     There are no other instances where the vote of a greater or lesser proportion or number is otherwise required by the Minnesota Limited Liability Company Act.
     Additionally, according to our member control agreement, the governors may not take the following actions without the unanimous consent of the members:
•	cause or permit MinnErgy to engage in any activity that is inconsistent with our purposes;

•	knowingly act in contravention of the amended and restated member control agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the member control agreement;

•	possess our property or assign rights in specific MinnErgy property other than for our purpose; or

•	cause us to voluntarily take any action that would intentionally cause our bankruptcy.
     In addition, without the consent of a majority of the membership voting interests the governors do not have the authority to cause the company to:
•	merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	issue units at a purchase price that is less than $0.33 per unit;

•	Issue an aggregate number of Units that is greater than one hundred twenty-five percent (125%) of the maximum number of Units to be offered to investors in this offering; or

•	cause us to acquire any equity or debt securities of any governor or any of its affiliates, or otherwise make loans to any governor or any of its affiliates.
     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
     A unit holder’s ability to transfer units is restricted under the member control agreement. Unit holders may not transfer their units prior to the time that our ethanol plant is substantially operational unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to, or in trust for, the investor’s descendants.
     Once we begin substantial operation of the proposed ethanol plant, investors may transfer their units to any person or organization only if the transfer meets certain conditions imposed by our amended and restated member control agreement and the transfer:
•	has been approved by our governors in writing and accordance with the terms of the member control agreement; or

•	is made to any other member or to any affiliate or related party of another member or the transferring member.
     Our amended and restated member control agreement imposes the following conditions on transfers, all of which must be met prior to the board’s approval of a transfer:
•	The transferring member and the proposed recipient of the units must execute and deliver the necessary paperwork and documents to us;

•	The transferring member and the proposed recipient must pay all reasonable costs and expenses incurred by us in connection with the transfer;

•	The proposed recipient must provide us with his/her/its taxpayer identification number and other information reasonably required to permit us to file tax statements and returns;

•	The transferring member, or proposed recipient, must provide us with a legal opinion letter stating that the units are either registered under the Securities Act of 1933, or exempt from registration; and

•	The transferring member, or proposed recipient, must provide us with a legal opinion letter stating that the transfer will not cause us to be an investment company under the Investment Company Act of 1940.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, THE NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our amended and restated member control agreement prohibits transfers without the approval of the governors. The governors will generally approve transfers so long as the transfers fall within

“safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. See DESCRIPTIONS OF MEMBERSHIP UNITS — Restrictions on Unit Transfers” for a description of the safe harbors.
     If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
     Our amended and restated member control agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may modify the limited liability of a member, without that member’s consent.
Dissolution
     Our amended and restated member control agreement provides that a voluntary dissolution of MinnErgy may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes the material federal income tax risks and consequences of your participation in MinnErgy. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in MinnErgy may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in MinnErgy. Although we will furnish unit holders with such information regarding MinnErgy as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect MinnErgy and a unit holder’s investment in MinnErgy. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitute the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes and the taxation of investors on their allocable share of MinnErgy’s income, gains, losses and deductions recognized without regard to cash distributions. An opinion of legal counsel represents legal counsel’s professional judgment regarding the subject matter of the opinion, but is not an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     The statements and legal conclusions contained in this section regarding federal income tax consequences of owning our units as a result of our partnership tax classification are the opinions of our tax counsel. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date. Our tax counsel’s opinion is that we will be treated as a partnership for federal income tax purposes, and this section is an opinion of our tax counsel’s professional judgment regarding the federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.

     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
     Under Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. It is the opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. that we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income.
     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C-corporation” for federal income tax purposes. As a C-corporation, we would be taxed on our taxable income at federal corporate rates, currently at a maximum rate of 35%. Distributions would be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
     We do not intend to list the units on the New York Stock Exchange, THE NASDAQ Stock Market or any other stock exchange. In addition, our amended and restated member control agreement prohibits any transfer of units without the approval of our governors. Our governors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.

     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than 2% of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed 10% of the total interests in partnership capital or profits.
     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed 2% of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
     After we commence operations, we may decide to implement a qualified matching service in order to provide a mechanism for our members to transfer limited quantities of our membership units. A qualified matching service typically involves the use of a computerized or printed listing system that lists customers’ bids and/or ask prices to match members who want to dispose of their membership interests with persons who want to buy such interests. If we decide to do so, in addition to the tax laws described above, we must also comply with securities laws and rules regarding exemption from registration as a broker-dealer. Alternatively, we may determine to use an alternative trading service to handle qualified matching service matters for us. If we manage a qualified matching service ourselves, we will not undertake activities that are allowed by the tax laws, if such activities would disqualify us for exemption from registration as a broker-dealer. For example, while the tax rules allow interested buyers and interested sellers to locate each other via a qualified matching service, we could not directly participate in the match making without registering as a broker-dealer. We have no intention of registering as a broker-dealer. Therefore, among other restrictions, we must not have any involvement in matching interested buyers with interested sellers. This may make it difficult for our members to find buyers for their units.

Tax Treatment of Our Operation; Flow-Through Taxable Income and Loss; Use of Calendar Year
     We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.
     Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.
Tax Consequences to Our Unit Holders
     As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2007 taxable income or loss on his or her 2007 income tax return. A unit holder with a September 30 fiscal year will report his share of our 2007 taxable income or loss on his income tax return for the fiscal year ending September 30, 2007. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution, provided the distribution is not treated as a guaranteed payment under Section 707(c), a payment to a unit holder not in his or her capacity as a unit holder under Section 707(a), or a distribution subject to the disguised sale rules of Section 737 of the Internal Revenue Code. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased in this offering will be $1.00.
     An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
     The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of certain items of our debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or MinnErgy’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Deductibility of Losses; Basis, At-Risk and Passive Loss Limitations
     A unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of our losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S-corporations, in which the taxpayer does not materially participate. Losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may be offset by the investor’s net losses and credits from investments in other passive activities.

Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Alternative minimum taxable income is the taxpayer’s adjusted gross income increased or decreased by the amount of certain adjustments and preference items. We may generate preference items affecting a member’s alternative minimum taxable income. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in MinnErgy on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes is determined in accordance with our member control agreement. Under Section 704(b) of the Internal Revenue Code; however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our amended and restated member control agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the amended and restated member control agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The amended and restated member control agreement permits our governors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the amended and restated member control agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Except as noted below, gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year will be taxed as long-term capital gain or loss. However, to the extent the amount realized on the sale or exchange is attributable to unrealized receivables or inventory owned by us, such amount realized will not be treated as realized from the sale of a capital asset and will give rise to ordinary gain or loss. Unrealized receivables are defined under Internal Revenue Code Section 751(c) to include receivables not previously included in income under the company’s method of accounting and certain items of depreciation recapture. We will assist those members that sell units in determining that portion of the amount realized that is attributable to unrealized receivables or inventory of our company.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our amended and restated member control agreement provides our governors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify us in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is more likely than not that a transfer of a unit will constitute a Section 751(a) exchange which requires notification. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of governors who is also a unit holder of the company. Our amended and restated member control agreement provides for board designation of the Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS
     The validity of the issuance of the units offered and the validity of the disclosure relating to the material federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., located at 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309.
     MinnErgy is not a party to any pending legal proceedings.
EXPERTS
     McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited our financial statements as of December 31, 2006 and 2007, and for the periods from inception (March 31, 2006) to December 31, 2006 and 2007, and for the year ended December 31, 2007, as set forth in their report appearing in this prospectus and registration statement.
     PRX Geographic, Inc. conducted a feasibility study and the results are referenced in this prospectus and registration statement. We have included the study in the prospectus and elsewhere in this registration statement in reliance on the study from PRX Geographic, Inc. given their authority as experts in detailed grain market data and clear graphic support to aid in interpretation.
TRANSFER AGENT
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We filed with the SEC (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. We will deliver audited annual financial statements and other financial information to our members pursuant to our member control agreement. Each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.
[Remainder of page intentionally left blank.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Governors and Members
MinnErgy, LLC
We have audited the accompanying balance sheet of MinnErgy, LLC (a development stage company), as of December 31, 2006 and 2007, and the related statements of operations, changes in members’ equity, and cash flows for the periods from inception (March 31, 2006) to December 31, 2006 and 2007 and the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MinnErgy, LLC, (a development stage company) as of December 31, 2006 and 2007, and the results of its operations and its cash flows for the periods from inception (March 31, 2006) to December 31, 2006 and 2007 and the year ended December 31, 2007 in conformity with U.S. general accepted accounting principles.
/s/ McGladrey & Pullen, LLP
Rochester, Minnesota
March 21, 2008

MINNERGY, LLC
(A Development Stage Company)
Balance Sheets

	December 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$1,012,989	$148,881
Grant receivable	—	5,692
Prepaids and other	14,515	14,172

Total current assets	1,027,504	168,745

Land options	192,500	325,000
Property and equipment, net	162,077	1,210,606
Deferred offering costs	65,641	358,458

Total assets	$1,447,722	$2,062,809

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$127,448	$122,759
Accrued expenses	—	3,985

Total current liabilities	127,448	126,744

Commitments and Contingencies
Members’ equity
Members’ contributions, 3,499,920 and 4,979,920 units outstanding respectively	1,479,960	2,214,760
Deficit accumulated during development stage	(159,686)	(278,695)

Total members’ equity	1,320,274	1,936,065

Total liabilities and members’ equity	$1,447,722	$2,062,809

The accompanying notes are an integral part of the financial statements.

MINNERGY, LLC
(A Development Stage Company)
Statements of Operations

	Period From Inception		Period From Inception
	(March 31, 2006)	Year ended	(March 31, 2006)
	to December 31, 2006	December 31, 2007	to December 31, 2007

Net sales	$—	$—	$—
Operating expenses:
Professional fees	55,031	78,520	133,551
General and administrative expenses	137,853	71,464	209,317

Total operating expenses	192,884	149,984	342,868

Operating loss	(192,884)	(149,984)	(342,868)

Interest income	33,198	30,975	64,173

Net loss	$(159,686)	$(119,009)	$(278,695)

Basic and diluted net loss per unit	$(0.05)	$(0.03)	$(0.07)

Basic weighted average units outstanding	3,003,000	4,461,000	3,836,000

The accompanying notes are an integral part of the financial statements.

MINNERGY, LLC
(A Development Stage Company)
Statements of Changes in Members’ Equity

			Deficit Accumulated
	Units	Member	During
	Outstanding	Contributions	Development Stage	Total

Balance — March 31, 2006, Inception	—	$—	$—	$—

Membership units sold to founding members — $0.33 per unit	1,500,000	500,000	—	500,000

Membership units sold to seed investors — $0.50 per unit, net of related costs of $20,000	1,999,920	979,960	—	979,960

Net loss	—	—	(159,686)	(159,686)

Balance — December 31, 2006	3,499,920	$1,479,960	(159,686)	1,320,274

Membership units sold to existing members — $0.50 per unit, net of related costs of $5,200	1,480,000	734,800	—	734,800

Net loss	—	—	(119,009)	(119,009)

Balance — December 31, 2007	4,979,920	$2,214,760	$(278,695)	$1,936,065

The accompanying notes are an integral part of the financial statements.

MINNERGY, LLC
(A Development Stage Company)
Statements of Cash Flows

	Period From Inception		Period From Inception
	(March 31, 2006)	Year ended	(March 31, 2006)
	to December 31, 2006	December 31, 2007	to December 31, 2007

Cash flows from operating activities:
Net loss	$(159,686)	$(119,009)	$(278,695)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	—	275	275
Changes in operating assets and liabilities:
Grant receivable	—	(5,692)	(5,692)
Prepaid and other	(14,515)	343	(14,172)
Accounts payable	97,669	(64,600)	33,069
Accrued expenses	—	3,985	3,985

Net cash used in operating activities	(76,532)	(184,698)	(261,230)

Cash flows from investing activities:
Payments for land options	(192,500)	(132,500)	(325,000)
Purchase of property and equipment	(162,077)	(1,000,752)	(1,162,829)

Net cash used in investing activities	(354,577)	(1,133,252)	(1,487,829)

Cash flows from financing activities:
Proceeds from sales of membership units	1,479,960	734,800	2,214,760
Payments of deferred offering costs	(35,862)	(280,958)	(316,820)

Net cash provided by financing activities	1,444,098	453,842	1,897,940

Net increase (decrease) in cash and cash equivalents	1,012,989	(864,108)	148,881
Cash and cash equivalents at beginning of period	—	1,012,989	—

Cash and cash equivalents at end of period	$1,012,989	$148,881	$148,881

Supplemental disclosure of cash flow information:
Deferred offering costs included in accounts payable	$29,779	$41,638	$41,638
Property and equipment purchases included in accounts payable	$—	$48,052	$48,052
The accompanying notes are an integral part of the financial statements.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
MinnErgy, LLC, a Minnesota Limited Liability and development stage Company (the Company) was organized with the intentions of developing, owning and operating a 55 million gallon dry mill corn-processing ethanol plant in southeastern Minnesota approximately 100 miles southeast of Minneapolis. The two potential plant sites selected by the Company are located between Winona and Rochester, Minnesota. Construction is anticipated to begin in the fall of 2008 with expected completion in early 2010. As of December 31, 2007, the Company was in the development stage with its efforts being principally devoted to equity raising and organizational activities.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of offering costs and construction in progress which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Significant Accounting Policies
Cash and Cash Equivalents and Fair Value of Financial Instruments
We consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value. The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.
Property and Equipment
Property and equipment are stated at cost subject to impairment testing. Depreciation is provided over the estimated useful lives of the assets by use of the straight line method once the asset has been placed into service. At December 31, 2007 the majority of the Company’s assets have not been placed into service, except for some office and computer equipment. During the period from inception (March 31, 2006) to December 31, 2006, no depreciation was recognized. During 2007, the Company began depreciating office and computer equipment as it was placed in service. Maintenance and repairs are expensed as incurred and major improvements and betterments are capitalized as incurred.
The Company has incurred costs to purchase land options. These land options will be capitalized into the land cost if and when exercised. Land options that expire unused, will be expensed at expiration unless the Company determines it has no intention to exercise the land option at an earlier date. Construction in progress involves site preparation, and is primarily related to well drilling, well development, permitting activities and payments to the builder. The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. These costs will be netted against the proceeds received at the time such new equity instruments are issued. If the financing does not occur, the deferred offering costs will be expensed.
Long-Lived Assets
Tangible and intangible long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable to determine that the unamortized balances are recoverable. Should the asset be deemed to be impaired, the amount of impairment would be charged to earnings as part of operating expenses in such period.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
Start-Up Costs
All costs incurred as part of the start-up activities as defined by Statement of Position 98-5, Reporting on the Costs of Start-up Activities, have been expensed.
Income Taxes
MinnErgy, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its income or losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Unit Split
On November 27, 2006, the Board of Governors of MinnErgy, LLC approved a twelve-for-one unit-split. All unit and per unit amounts have been presented as if the split had occurred at the inception of the Company.
Net Loss Per Unit
Net loss per unit is calculated in accordance with Financial Accounting Standards Board Statement No. 128 Earnings Per Share. The Company’s basic and diluted net loss per share is computed by dividing net loss by the weighted average number of units outstanding during the period. The Company does not have any equity instruments outstanding which might have a dilutive effect in the event the Company had net income.
Recently Issued Accounting Pronouncements
In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, as amended, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in our financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company’s year ending December 31, 2008 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect the adoption of FIN 48 to have a significant effect on its financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 established a single authoritative definition of fair value, establishes a framework for measuring fair value, and expands disclosure requirements pertaining to fair value measurements. The original procurement of SFAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. One a recent meeting, the FASB agreed to defer the effective date of this pronouncement and has agreed to issue additional guidance on specific related topic. The Company will continue to evaluate the impact that this guidance, as amended, will have on its results of operations and financial position. Based on the Company’s understanding of the original pronouncement, the impact would have been immaterial.
In February 2007, the FASB issues SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS” 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS 159 will have a significant effect on its financial position and results of operations.
2. GRANT RECEIVABLE
In October 2007, the Company was awarded a Value-add Producer Grant from the United States Department of Agriculture (USDA). The total value of the grant is $300,000. The grant is intended to provide funding assistance during the current start-up phase. The grant provides funding for 50% of the office and accounting related expenses incurred since October 1, 2007. During 2007, the Company incurred qualifying expenses and as a result recognized approximately $6,000 related to this grant. This amount has been recorded as a reduction of the current year’s general and administrative expenses.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
3. PROPERTY AND EQUIPMENT
     Property and equipment as of December 31 consists of the following:

	Depreciable life
	in years	2006	2007
Office and computer equipment	3 - 10	$—	$2,676
Construction in progress		162,077	1,208,205

TOTAL		162,077	1,210,881
Less accumulated depreciation		—	(275)

Net property and equipment		$162,077	$1,210,606

The construction in progress consists primarily of amounts related to costs incurred with our design-builder; plus well development and site development costs incurred.
4. MEMBERS’ EQUITY
The Company was formed on March 31, 2006 to have a perpetual life. The Company was initially capitalized by seven founding members, contributing approximately $500,000 in exchange for 1,500,000 units. The Company was further capitalized by 30 additional members contributing $999,960 in exchange for 1,999,920 units during 2006 and by 28 existing members contributing $740,000 in exchange for 1,480,000 units during 2007 (the 2007 sale is further described in note 8). Income and losses are allocated to all members based upon their respective percentage of units held.
As specified in the Company’s member control agreement, the Company is authorized to issue additional units as needed. The membership units include certain transfer restrictions as specified in the member control agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions.
The Company is in the process of filing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The offering will be for a minimum of 58,000,000 and up to 89,000,000 membership units for sale at $1 per unit. The Company has one class of membership units with each unit representing a pro rata ownership interest in the Company’s capital, profits, losses and distributions.
Offering proceeds will be held in escrow until seven conditions are met. These conditions include: (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $58,000,000, exclusive of interest; (2) the receipt of a written commitment for debt financing ranging from $41,800,000 to $72,800,000, depending on the amount necessary to fully capitalize the project; (3) the receipt of a signed definitive design build agreement with the general contractor (Fagen, Inc.); (4) the issuance of environmental permits necessary to construct the ethanol plant; (5) the election, in writing, to terminate the escrow agreement; (6) Winona National Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied and shall have provided to the Commissioner of the Minnesota Department of Commerce documentation that the foregoing conditions have been met; and (7) the receipt of consents to release funds from escrow from each state securities department from which such consent is required. However, none of the funds, regardless of the state of residence of the investor contributing such funds, shall be released until the Commissioner of the Minnesota Department of Commerce has provided written express authorization to the release of the escrow proceeds. There is no assurance that the units can be sold and that related proceeds will be received.
5. INCOME TAXES
The differences between the financial statement basis and tax basis of assets as of December 31 are estimated as follows:

	2006	2007
Financial statement basis of assets	$1,447,722	2,062,809
Plus: organization and start-up costs capitalized	212,884	343,031

Income tax basis of assets	$1,660,606	2,405,840

There are no differences between the financial statement basis and tax basis of the Company’s liabilities.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
No deferred tax assets or liabilities are reflected in these financial statements since the Company is not subject to income taxes and all taxable income and expense is passed through to its members.
6. RELATED PARTY TRANSACTIONS
The Company is currently in negotiations with All American Cooperative for grain origination for its plant. All American Cooperative is a current member of the Company and has a seat on the board of governors.
Late in 2007, the Company negotiated a lease for office space in Eyota, MN in a building owned by All American Cooperative (relationship described above). During 2007, the Company incurred no rent expense under this lease, but will incur rent of $600 per month beginning in January 2008.
The Company’s Chairman currently serves on the board of directors for the Company’s escrow agent, Winona National Bank. Pursuant to the terms of our escrow agreement, Winona National Bank is to hold proceeds from subscriptions for the Company’s units in an interest-bearing escrow account. Winona National Bank may invest such proceeds in short-term securities issued by the United States government. Winona National Bank will hold such funds in escrow until specific conditions are satisfied.
The Company executed a real estate option agreement with three individuals (two of which are members of the Company), granting the Company the option to purchase 175 acres of farmland adjacent to the other parcels of land currently subject to option agreements. Under the terms of the agreement, the Company paid $10,000 for an “Initial Option Payment” for a period of Sixty (60) days and on August 7, 2006 the Company paid $100,000 to extend this option for one year. On June 11, 2007 the Company paid $50,000 to extend this option to December 12, 2007. The Company has the option to purchase the land, including any buildings, for $2,200,000 less options paid to date. During December 2007, the Company notified these individuals of its intention to exercise its option to purchase the land. This purchase is expected to close in the spring of 2008. The loan necessary to fund this purchase is expected to include guarantees by certain of our current investors. We anticipate compensating these members through a fee equal to approximately 7% of the amount of their respective guaranty after closing on the loan.
7. COMMITMENTS AND CONTINGENCIES
Design- build agreement
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $133,000,000. The Company will be highly dependent upon the anticipated general contractor for construction of the ethanol plant. The Company signed a Letter of Intent in March 2007 with a general contractor, Fagen, Inc. (Fagen) an unrelated party, in anticipation of entering into an agreement with such builder to design and build the ethanol plant at a total contract price of approximately $83,400,000. This Letter of Intent has been amended twice; once in September 2007 and again in December 2007. Under the current amended Letter of Intent, if the Company does not provide Fagen with a valid notice to proceed by June 1, 2008, the contract price is subject to changes based on corresponding changes to the Construction Cost Index (CCI), published by Engineering News-Record magazine, from the benchmark of February 2007 which was 7879.54. (The CCI was 8109.00 in March 2008.) The cost estimate indicated above includes $1,668,000 for potential increases due to changes in the CCI. The Letter of Intent will terminate on June 21, 2008 unless a definitive Design-Build Agreement and other ancillary agreements have been entered into. The Letter of Intent requires the basic size and design of the plant to have been agreed upon, a site selected and at least 10% of the equity raised by June 21, 2008. This date may be extended by mutual agreement. Furthermore, if the Company has not issued a valid Notice to Proceed by June 21, 2008, Fagen may terminate any Design-Build Agreement executed. Fagen will not be required to accept the Notice to Proceed prior to April 21, 2008. In addition, if the Company is unable to provide Fagen with a valid Notice to Proceed prior to June 1, 2008, the Company will be charged a surcharge of 0.5% for each month between June 2008 and the month in which a valid notice to proceed is given by the Company to Fagen, not to exceed a total surcharge of 5%. The cost estimate indicated above includes $4,170,000 for this surcharge.
The Company paid a commitment fee of $500,000 to Fagen during 2007 pursuant to the Letter of Intent. This payment is non-refundable, is to be credited against the contract price and is included in the construction in progress balance as of December 31, 2007. The Company entered into a Phase I and Phase II engineering services agreement with an affiliate of the general contractor on June 11, 2007. In exchange for the performance of certain engineering and design services, the Company has paid $110,000, which will be credited against the total design-build cost. The Company will also be required to pay certain reimbursable expenses per the agreement. The Company anticipates funding the development of the ethanol plant by raising total equity of at least $58,000,000 and securing financing for up to $72,800,000, less any grants received. The amount of debt financing needed depends on the amount of equity raised in the Company’s anticipated unit offering.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
Land contracts
On May 12, 2006 the Company executed a real estate option agreement with an individual granting it an option to purchase 145 acres of land near Eyota, Minnesota. Under the terms of the option agreement, the Company paid $5,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 the Company paid $45,000 to extend this option for one year. The Company has the option to purchase the land, including any buildings, for $1,450,000. The purchase option may be extended for an additional year upon written notice and payment of $50,000 for each extension. On May 10, 2007 the Company paid $50,000 to extend this option to May 12, 2008. If the Company exercises the option, all option payments will be credited to the purchase price of the land.
On May 17, 2006 the Company executed a real estate option agreement with an individual granting the option to purchase 138 acres of land near Utica, Minnesota. Under the terms of the option agreement, the Company paid $3,000 for an “Initial Option Payment” for a period of Sixty (60) days and on July 11, 2006 the Company paid $27,000 to extend this option for one year. The Company has the option to purchase the land, including any buildings, for $1,380,000. The purchase option may be extended for two additional one year periods upon written notice and payment of $30,000 for each extension. On May 16, 2007 the Company paid $30,000 to extend this option to May 17, 2008. If the Company exercises the option, all option payments will be credited to the purchase price of the land.
On May 26, 2006 the Company executed a real estate option agreement with Dakota Minnesota and Eastern Railroad Corporation (DM&E) granting it an option to purchase 12.73 acres of land near Eyota, Minnesota. Under the terms of the option agreement, the Company paid $2,500 for the option and has the option to purchase the land for $25,000. The purchase option may be extended for two additional one year periods upon written notice and payment of $2,500 for each extension. On May 17, 2007 the Company paid $2,500 to extend this option to May 23, 2008. If the Company exercises the option, all option payments will be credited to the purchase price of the land.
The Company may acquire all four parcels of land, resulting in two potential building sites, the 138 acre Utica site and the 332.73 Eyota site. None of the Company’s governors or their affiliates has any relationship with any of the property owners, except as described in note 6. The final plant site will have access to both interstate and local roads and the DM&E rail line for the Company’s transportation requirements.
Consulting contracts
In July 2006, the Company entered into an agreement with an unrelated party for preliminary engineering services to develop conceptual railway service. The fee for these services was estimated at $6,000. The Company anticipates it will enter into a future consulting agreement that will include final design and construction documents for railway services. The lump sum price for the rail service design and construction documents is estimated at $88,000. As of December 31, 2007 the Company has incurred approximately $6,000 related to the initial agreement, which has been capitalized and is included in construction in progress.
In August 2006, the Company entered into an agreement with an unrelated party for land and design surveying, civil and site work plans, and a traffic study. The fees for these services are billed on an hourly basis. As of December 31, 2007 the Company has incurred approximately $75,000 related to this agreement, which has been capitalized and is included in construction in progress.
In July 2006, the Company entered into an agreement with an unrelated party to assist the Company in obtaining the necessary permits to construct the plant. The scope of work related to the permitting process has expanded due to additional requirements by the various governmental units involved. As of December 31, 2007, the Company has incurred approximately $337,000 related to this agreement, which has been capitalized and is included in construction in progress.
In November 2006, the Company entered into an agreement with an unrelated party to conduct geotechnical exploration of the proposed site for the ethanol facility. Services include soil borings, laboratory testing with a final formal engineering report. The scope of work related to this testing has expanded due to additional requirements by the various governmental units involved. As of December 31, 2007, the Company has incurred approximately $31,000 related to this agreement, which has been capitalized and is included in construction in progress.
In November 2006, the Company entered into an agreement with an unrelated party to conduct geophysical exploration of the proposed site for the ethanol facility. Services include subsurface investigation to identify potential sink holes (KARST features) through utilization of a resistivity survey. As of December 31, 2007, the Company has incurred approximately $18,000 related to this agreement, which has been capitalized and is included in construction in progress.

MINNERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
On June 5, 2007 the Company entered into an Energy Management Agreement with U.S. Energy Services, Inc. (“U.S. Energy”). U.S. Energy will provide consulting and energy management services for supplies of natural gas and electricity for the project. The services commenced as of June 1, 2007 and will continue until twelve months after the plant’s completion date. The agreement will automatically renew for one-year additional terms thereafter unless U.S. Energy or the Company terminate the Agreement upon sixty days prior written notice. The Company is required to pay U.S. Energy a monthly retainer fee of $2,900 plus pre-approved travel expenses. The retainer fee will increase 4% per year on June 1. The Company has incurred approximately $11,600 related to this agreement, which has been expensed and is included in professional fees and does not expect to incur any additional costs until after financial close.
The Company has hired a consultant to help explore bond financing and local tax incentive possibilities to help fund the project. On May 30, 2007 the Company accepted a proposal from PlanScape Partners for financial incentive consulting services. PlanScape Partners will review available local tax incentives, prepare materials and presentations regarding the project to present to local officials, hold informal visits with local elected officials, attend formal meetings with local officials and negotiate documentation for the incentives. The Company has incurred approximately $17,600 related to this agreement, which has been capitalized and is included in construction in progress and does not expect to incur any additional costs. In the future these deferred financing costs will be broken out of construction in progress as a deferred financing cost and amortized over the term of our bond financing or will be expensed if it is determined that such financing will not be obtained.
8. EQUITY PRIVATE PLACEMENT
In May 2007, the Company conducted a private unit offering to raise additional funds. This offering was limited to the Company’s thirty-seven (37) members and was closed on May 7, 2007. The Company raised $734,800 (net of related offering costs) by selling 1,480,000, units at $0.50 per unit to twenty-eight (28) of its members. The amounts raised are being used to further fund the Company’s start-up and development costs.

APPENDIX A
[barcode]
ARTICLES OF ORGANIZATION
OF
MINNERGY, LLC
     The undersigned, for the purpose of forming a limited liability company under and pursuant to Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of organization:
ARTICLE I.
The name of the company shall be MinnErgy, LLC.
ARTICLE II.
The address of the registered office of the company in Minnesota, shall be
     4455 Theurer Blvd.
     Winona, Minnesota 55987
     The registered office may be changed by adopting a resolution approved by the affirmative vote of a majority of the governors present, and by filing with the Secretary of State a statement of such change of address.
ARTICLE III.
     The name and address of the organizer of the company, who is a natural person of at least 18 years of age, is:
     Daniel H. Arnold
     56 Dresser Court
     Winona, Minnesota 55947
ARTICLE IV.
Unless dissolved according to law, the period of duration of the company shall be perpetual.
ARTICLE V.
Members of the company shall not have preemptive rights to make contributions and to make contribution allowance agreements.
ARTICLE VI.
     Members of the company shall not be entitled to cumulate their votes in the election of governors of the company.
ARTICLE VII.

          A member’s governance rights may be assigned to a person already a member at the time of the assignment without the consent of any other member, and to any other person with the consent of members holding a majority of the voting power of the Company.
ARTICLE VIII
     Any action required or permitted to be taken at a meeting of the board of governors of the company, other than an action requiring member approval, may be taken by written action signed by the number of governors that would be required to take the same action at a meeting of the board of governors at which all governors were present.
ARTICLE IX.
     No governor of the company shall be personally liable to the company or its members for monetary damages for breach of fiduciary duty as a governor; provided, however, that this Article VIII shall not eliminate or limit the liability of a governor to the extent provided by applicable law: (a) for any breach of the governor’s duty of loyalty to the company or its members, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 322B.56 or 80A.23 of Minnesota Statutes, (d) for any transaction from which the governor derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Article VIII. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any governor of the company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.
ARTICLE X
     Except as otherwise provided by law or these articles, the power to adopt, amend or repeal bylaws is vested in the board of governors. The members may adopt, amend or repeal any bylaw specified in Section 322B.603, Subdivision 2, of Minnesota Statutes, which the board may not adopt, amend or repeal.
     IN TESTIMONY WHEREOF, I have executed this instrument this 27 day of March 2006.

/s/ Daniel H. Arnold
Daniel H. Arnold
ACKNOWLEDGMENT

STATE OF MINNESOTA	)
) ss.
COUNTY OF WINONA	)

          The foregoing instrument was acknowledged before me this 27 day of March 2006, by Daniel H. Arnold.

SEAL IRENE M. MULYCK	/s/ Irene M. Mulyck
Notary Public – Minnesota	Notary Public, Winona County, MN
My Comm. Expires Jan 31, 2010

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
MAR 31 2006
Mary Kiffmeyer
Secretary of State

APPENDIX B
SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC
Dated: Effective November 2, 2007

SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC

B-i

B-ii

B-iii

SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC
     THIS SECOND AMENDED AND RESTATED MEMBER CONTROL AGREEMENT (the “Agreement”) is entered into effect as of the 2nd of November, 2007, by and among MinnErgy, LLC, a Minnesota limited liability company (the “Company”), each of the Persons identified as Members on attached Exhibit “A,” and any other Persons that may from time-to-time be subsequently admitted as Members of the Company in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.10.
     In consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. THE COMPANY
1.1 Formation and Agreement. The initial Members formed the Company as a Minnesota limited liability company by filing Articles of Organization with the Minnesota Secretary of State on March 31, 2006. The Members hereby agree that this Agreement constitutes a “Member Control Agreement” within the meaning of Section 322B.37 of the Act. To the extent that the rights and obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, shall control.
1.2 Name. The name of the Company shall be “MinnErgy, LLC,” and all business of the Company shall be conducted in such name.
1.3 Purposes; Powers. The nature of the business and purposes of the Company are to: (i) own, construct, operate, lease, finance, contract with, and/or invest in ethanol production and co-product production facilities; (ii) process feedstocks into ethanol and related co-products, and market such ethanol and co-products; and (iii) engage in any other business and investment activity in which a Minnesota limited liability company may lawfully be engaged, as determined by the Board of Governors. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, and in furtherance of, the purposes of the Company as set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Governors pursuant to Article V of this Agreement.
1.4 Principal Place of Business. The principal place of business of the Company shall be in the State of Minnesota, or elsewhere as the Governors may determine. Any documents required by the Act to be kept by the Company shall be maintained at the Company’s principal place of business.
1.5 Term. The term of the Company commenced on the date the Articles were filed with the Minnesota Secretary of State, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Article X of this Agreement.
1.6 Registered Agent. The Company shall continuously maintain a registered office and a registered agent for service of process in the State of Minnesota. The name and address of the Company’s initial Registered Agent shall be Daniel H. Arnold, 4455 Theurer Blvd., Winona, Minnesota 55947.
1.7 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and not in the name of any Member, and no Member shall have any ownership interest in such Property, except as a Member of the Company. Each Member’s interest in the Company shall be personal property for all purposes.
1.8 Payment of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member or Governor.

1.9 Independent Activities; Transactions With Affiliates. The Governors shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that they deem appropriate in their discretion. Neither this Agreement nor any activity undertaken pursuant hereto shall: (i) prevent any Member or Governor or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; or (ii) require any Member or Governor to permit the Company or any other Governor or Member or their Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Governors are hereby authorized to cause the Company to purchase Property from, sell Property to, or otherwise deal with, any Member (including any Member who is also a Governor), or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into with an independent third party.
     If the Governors, as fiduciaries of the Company, determine that it is in the Company’s best interests to enter into a material transaction with any Member or person known by the Governors to be an Affiliate of any Member, such transaction shall be embodied in a written contract and the material terms of said contract shall be disclosed to the Members. The approval of such transaction will require a vote of a majority of the Independent Governors, as defined in Section 1.10. In addition to such a vote, the Independent Governors shall form a committee pursuant to Section 5.17 to review said transaction and contract to ensure that the proper procedures for approving the transaction are followed and that such transaction is in fact no less favorable to the Company than if the transaction had been entered into with an independent third party. The Committee shall report its findings to the entire Board within thirty (30) days of entering into such transaction with the Member or Affiliate.
1.10 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:
     (a) “Act” means the Minnesota Limited Liability Company Act, Chapter 322B, Minnesota Statutes (2004), as amended from time to time, or any corresponding provisions of any succeeding law.
     (b) “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     (c) “Affiliate” means, with respect to any Person or entity: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or entity; (ii) any officer, director, general partner, member or trustee of any such Person or entity; or (iii) any Person or entity who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect a majority of the Governors, members, or persons exercising similar authority with respect to such Person or entities.
     (d) “Agreement” means the Company’s Second Amended and Restated Member Control Agreement, as amended from time to time.
     (e) “Articles” means the Company’s Articles of Organization on file with the Minnesota Secretary of State’s Office, as amended from time to time.

     (f) “Assignee” means a transferee of Units who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement.
     (g) “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3 of this Agreement.
     (h) “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars), and the initial Gross Asset Value of any assets or property other than money, contributed by the Member or such Member’s predecessors in interest to the Company, (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) with respect to the Units held or purchased by such Member, including additional Capital Contributions.
     (i) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     (j) “Company” means MinnErgy, LLC, a Minnesota limited liability company.
     (k) “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
     (l) “Debt” means: (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by notes, bonds or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company, whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations, contingent or otherwise, under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above. Notwithstanding the foregoing, however, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.
     (m) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Governors.
     (n) “Dissolution Event” shall have the meaning set forth in Section 10.1 of this Agreement.
     (o) “Effective Date” means November 2, 2007.
     (p) “Facilities” means the ethanol and co-product production facilities to be constructed and operated by the Company.
     (q) “Fiscal Year” means: (i) any twelve-month period commencing on January 1 and ending on December 31; and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X of this Agreement, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.
     (r) “Founder” means any person who, in conjunction with one or more persons, directly or indirectly took the initiative in founding and organizing the Company.
     (s) “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

     (t) “Governor” means any Person who: (i) is elected as a Governor pursuant to Article V of this Agreement or who has otherwise become a Governor pursuant to the terms of this Agreement; and (ii) has not ceased to be a Governor pursuant to the terms of this Agreement. “Board of Governors” or “Governors” mean all such Persons. A Governor shall be deemed to be an “Independent Governor” if; (i) the Governor is not an officer or employee of the Company, its subsidiaries, if any, or its affiliates and has not been an officer or employee of the Company, its subsidiaries, if any, or its affiliates within the last two (2) years; (ii) is not a promoter as defined by the North American Securities Administrators Association (NASAA); and (iii) does not have a material business or professional relationship with any of the Company or its affiliates; any such business or professional relationship shall be deemed material per se if it exceeds five (5) percent of the Governor’s annual gross revenue, derived from all sources, during either of the last two years, or the Governor’s net worth on a fair market value basis.
     (u) “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Governors, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 of this Agreement shall be as set forth in such Section; (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Governors as of the following times: (A) upon the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) upon the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (C) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Governors reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Governors; and (iv) The Gross Asset Values of Company assets shall be increased or decreased, as applicable, to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(c) of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) of this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
     (v) “Issuance Items” has the meaning set forth in Section 3.3(h) of this Agreement.
     (w) “Liquidation Period” has the meaning set forth in Section 10.6 of this Agreement.
     (x) “Liquidator” has the meaning set forth in Section 10.8 of this Agreement.
     (y) “Member” means any Person: (i) whose name is set forth as such on Exhibit “A” initially attached hereto or as it may be amended from time to time, or who has become a Member pursuant to the terms of this Agreement; and (ii) who is the owner of one or more Units and has not ceased to be a Member pursuant to the terms of this Agreement. “Members” means all such Persons.
     (z) “Membership Financial Rights” means collectively, a Member’s share of “Profits” and “Losses,” the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company as required by the Act. The Membership Financial Rights of a Member is quantified by the unit of measurement referred to herein as “Units.”
     (aa) “Membership Interest” means collectively, the Membership Financial Rights and the Membership Voting Interest.

     (bb) “Membership Voting Interest” means collectively, a Member’s right to vote as set forth in this Agreement or as required by the Act. The Membership Voting Interest of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the Act, the right to One (1) vote for each Unit registered in the name of such Member as shown in the Unit Holder Register.
     (cc) “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Governors. “Net Cash Flow” shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.
     (dd) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
     (ee) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     (ff) “Officer” means any Person who: (i) is appointed as an Officer pursuant to Section 5.19 of this Agreement or who has otherwise become an Officer pursuant to the terms of this Agreement; and (ii) has not ceased to be an Officer pursuant to the terms of this Agreement. “Officers” mean all such Persons.
     (gg) “Permitted Transfer” has the meaning set forth in Section 9.2 of this Agreement.
     (hh) “Person” means any individual, general or limited partnership, joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.
     (ii) “Profits and Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) Any expenditures of the Company described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss; (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
     (jj) “Property” means all real and personal property acquired by the Company (including cash), and any improvements thereto, and shall include both tangible and intangible property.

     (kk) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     (ll) “Regulatory Allocations” has the meaning set forth in Section 3.4 of this Agreement.
     (mm) “Related Party” means the adopted or birth relatives of any Person and such Person’s spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, parents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person’s (and such Person’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.
     (nn) “Securities Act” means the Securities Act of 1933, as amended.
     (oo) “Tax Matters Member” has the meaning set forth in Section 7.4 of this Agreement.
     (pp) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, give, sell, exchange, assign, pledge, bequest, hypothecate or otherwise dispose of.
     (qq) “Unit” means an ownership interest in the Company issued in consideration of a Capital Contribution made as provided in Article II of this Agreement.
     (rr) “Unit Holder” means any Person who is the owner of one or more Units. “Unit Holders” means all such Persons.
     (ss) “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
     (tt) “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
     (uu) “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     (vv) “Unit Holder Register” means the register maintained by the Company at its principal office or by the Company’s duly appointed agent, setting forth the name, address and Capital Contributions of each Unit Holder (or such Unit Holder’s predecessors in interest), and the number of Units, certificate number(s) and date of issuance of Units issued to each Unit Holder, which register shall be modified from time to time as additional Units are issued and as Units are Transferred pursuant to this Agreement.
ARTICLE II. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
2.1 Initial Capital Contributions The name, address, initial Capital Contribution and initial Units quantifying the Membership Interest of each of the initial Members shall be set forth on Exhibit “A” attached hereto, and shall also be set forth on the Unit Holder Register.
2.2 Additional Capital Contributions; Additional Units. No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital. Subject to Section 5.6, additional Units may be issued in consideration of Capital

Contributions as agreed to between the Governors and the Persons acquiring such Units. The Members shall have no preemptive rights pursuant to Section 322B.33 of the Act.
2.3 Capital Accounts. A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:
     (a) To each Unit Holder’s Capital Account there shall be credited: (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;
     (b) To each Unit Holder’s Capital Account there shall be debited: (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;
     (c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and
     (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Governors determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Governors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X of this Agreement upon the dissolution of the Company. The Governors also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
ARTICLE III. ALLOCATIONS
3.1 Profits. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.2 Losses. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.3 Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
     (b) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in the Agreement.
     (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then in such circumstance each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Sections 3.3(c) and 3.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.
     (f) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4 Regulatory Allocations. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Governors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).
3.5 Loss Limitation. Losses allocated pursuant to Section 3.2 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 of this Agreement, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.
3.6 Other Allocation Rules.
     (a) For purposes of determining Profits, Losses and any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Governors using any permissible method under Code Section 706 and the Regulations thereunder.
     (b) The Unit Holders are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.
     (c) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company Profits shall be deemed to be as provided in the Capital Accounts. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Governors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.
     (d) Profits and Losses to the Unit Holders shall be allocated among the Unit Holders in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.
3.7 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.10(t) of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Governors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

3.8 Tax Credit Allocations All income tax credits with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective Membership Interests for the Fiscal Year during which the expenditure, production, sale or other event giving rise to such credits occurs. This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.
ARTICLE IV. DISTRIBUTIONS
4.1 Net Cash Flow Subject to the terms and conditions of any applicable loan covenants and restrictions, the Governors, in their sole discretion, shall make distributions of Net Cash Flow, if any, to the Unit Holders in proportion to Units held. In determining Net Cash Flow, the Governors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.
4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.
4.3 Limitations on Distributions. The Company shall make no distributions to the Unit Holders except as provided in this Article IV and in Article X of this Agreement. Notwithstanding any other provision, no distribution shall be made if not permitted to be made under the Act.
ARTICLE V. MANAGEMENT
5.1 Board of Governors. Except as otherwise provided in this Agreement or required by law, the Governors shall direct the business and affairs and exercise all of the powers of the Company, and shall adopt such policies, rules, regulations and actions as they deem advisable. Subject to Section 5.6 of this Agreement or any other express provisions of this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Governors and not by the Members. No Member, other than a Member acting in his or her capacity as a Governor or Officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company. The Board of Governors shall elect a chair, whose duties shall be as defined by the Board of Governors.
5.2 Number of Governors. The number of Governors shall be a minimum of seven (7) and a maximum of thirteen (13). Prior to any action by the Members to change or fix the number of Governors, the number of Governors may be changed from time to time within that variable range by the Governors. Once the Members have taken action to change or fix the number of Governors, the Governors shall no longer have any authority to change the number of Governors from the number last approved by the Members. The Members may increase or decrease the number of Governors last approved, and may change from a variable range to a fixed number or vice versa, at any annual or special meeting. At the first annual meeting of Members and at each annual meeting thereafter the Members shall elect Governors to hold office for the term for which elected, and until the successors of such Governor shall have been elected and qualified. Governors need not be residents of the State of Minnesota or Members of the Company.
5.3 Election of Governors.
     (a) Election of Governors and Terms. The initial Governors shall be appointed by the initial Members and shall serve until the first annual meeting of the Members following the date on which substantial operations of the Facilities commence, and in all cases until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Governor. In accordance with Section 5.2 of this

Agreement, at the first annual meeting of the Members following the date on which substantial operations of the Facilities commence, the number of Governors shall automatically become fixed at seven (7) plus any Governors appointed pursuant to the special right of appointment in Section 5.3(c) below. However, the number of Governors elected under this Section 5.3(a) shall always represent a majority of the Board of Governors. After the expiration of the initial terms of the Governors, at each annual meeting of the Members, Governors shall be elected by the Members for staggered terms of three (3) years (except as hereafter provided with respect to the initial terms of Group I and Group II Governors) and until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Governor. The initial Governors shall conduct a lottery to separately identify the Governor positions to be elected at the first annual meeting following the date on which substantial operations of the Facilities commence, and shall so classify each such Governor position as Group I (5 Governors), Group II (4 Governors) or Group III (4 Governors), with such classification to serve as the basis for the staggering of terms among the elected Governors. The term of Group I Governors shall expire first (initial term of 1 year with successors elected to 3 year terms thereafter), followed by those of Group II Governors (initial term of 2 years with successors elected to 3 year terms thereafter), and then Group III Governors (initial and subsequent terms of 3 years).
     (b) Nominations for Governors. One or more nominees for Governor positions up for election shall be named by the then-current Governors or by a nominating committee established by the Governors. Nominations for the election of Governors may also be made by any Member entitled to vote in the election of Governors. Any Member that intends to nominate a Person for election as a Governor may do so only if written notice of such Member’s intent to make such nomination is given, either by personal delivery or by United Stated mail, postage prepaid, to the Secretary of the Company not less than Sixty (60) nor more than Ninety (90) days prior to the annual meeting of the Company at which such elections are to be held. Each such notice shall set forth: (i) the name and address of record of the Member who intends to make the nomination; (ii) a representation that the Member is a holder of record of Units entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Person specified in the notice; (iii) the name, age, address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other Person(s) pursuant to which such nominations are to be made; (v) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Governor of the Company if so elected; and (vii) a nominating petition signed and dated by the nominating Member clearly setting forth the proposed nominee as a candidate for the Governor’s seat to be filled.
     The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Governor. The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if so determined, the defective nomination shall be disregarded. The amendment or repeal of this Section 5.3 or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Membership Voting Interests.
     (c) Special Right of Appointment of Governors for Certain Members. Commencing with the first annual or special meeting of the Members following the commencement of substantial operations of the Facilities, each Member who invests $7.5 million or more in Units of the Company, all of which were purchased by such Member from the Company during the Company’s initial registered equity offering, (“Appointing Member”) may appoint one (1) Governor, so long as the appointing Member is the holder of such Units. If at the first annual or special meeting of the Members following the date on which substantial operations commence, Appointing Member elects to not appoint a Governor, or if Appointing Member fails to fill any vacancy within 30 days as required by this Section 5.3(c), this special right of appointment shall terminate. Units held by an Affiliate, spouse or lineal descendant or ancestor shall be included in the determination of whether the Member holds the requisite number of Units for purposes of this section. A Governor appointed under this section shall serve indefinitely at the pleasure of the Member appointing him or her until a successor is appointed, or until the early of death, resignation or removal. Any Governor appointed under this section may be removed for any reason by the Member appointing him or her, upon written notice to the Board of Governors, which notice may designate and appoint a successor Governor to fill the vacancy, and which notice may be given at a meeting of the Board of Governors attended by the person appointed to fill such vacancy. In addition, a Governor appointed under this section may be removed for any reason by the unanimous vote of the other Governors. Any vacancy shall be filled within thirty (30) days of its occurrence by the Member having the right of appointment. In the event the number of Units held by a Member falls below the threshold granting appointment the term of any Governor appointed by such Member under this section shall terminate and the Member’s right to appoint a Governor shall terminate. Units subject to this special right of appointment shall not be voted in the general election of Governors under Section 5.3(a) nor shall any Appointing Member under this Section 5.3(c) have the right to nominate any Governors under Section 5.3(b).
5.4 Authority of Governors. Subject to the limitations and restrictions set forth in this Agreement and the Act, the Governors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a “Governor” under the Act including, without limitation, the right and power to do or perform, and the further right and power by resolution to delegate to the Officers or such other Persons as the Governors deem appropriate, the right and power to do or perform, the following:
     (a) Conduct the business and carry on the operations of the Company, and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country, which may be necessary or convenient to effect any or all of the purposes for which the Company is organized;
     (b) Acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;
     (c) Operate, maintain, finance, improve, construct, own, operate, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;
     (d) Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business and affairs of the Company, including executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement, both as Governors and where permitted, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Governors;
     (e) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Company assets;
     (f) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Company assets;
     (g) Prepay in whole or in part, refinance, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith, execute any extensions or renewals of encumbrances on any or all of such assets;
     (h) Care for and distribute funds to the Members by way of cash income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company and this Agreement;
     (i) Hire or contract on behalf of the Company for the employment and services of employees and independent contractors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;
     (j) Engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

     (k) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement or the Articles, as may be necessary or appropriate to accomplish the purposes of the Company;
     (l) Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Governors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;
     (m) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;
     (n) Agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Membership Interests and Units in consideration for such Capital Contribution; and
     (o) Indemnify Members, Governors or Officers, or former Members, Governors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act and NASAA Omnibus Guidelines II.G as more particularly described in Section 5.22.
5.5 Governor as Agent. Notwithstanding the power and authority of the Governors to manage the business and affairs of the Company, no Governor shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Governors have authorized the Governor to take such action.
5.6 Restrictions on Authority of Governors.
     (a) Notwithstanding any provision in this Agreement to the contrary, the Governors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Members:
(i)	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 of this Agreement;

(ii)	Knowingly engage in any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii)	Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose; or

(iv)	Cause the Company to voluntarily take any action that would intentionally cause a bankruptcy of the Company.
     (b) The Governors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:
(i)	Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

(ii)	Confess a judgment against the Company in an amount in excess of $500,000;

(iii)	Issue Units at a purchase price of less than $0.33 per Unit;

(iv)	Issue an aggregate number of Units that is greater than one hundred twenty-five percent (125%) of the maximum number of Units to be offered to investors in the Company’s initial registered offering of Units; or

(v)	Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates, or otherwise make loans to any Governor or any of its Affiliates.
     The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Governor that are specified in the Act as requiring the consent or approval of the Members. Unless otherwise required by this Agreement or the Act, any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.
5.7 Meetings. A regular meeting of the Governors shall be held, without other notice than this Section, immediately after, and at the same place as, the annual meeting of the Members. Additionally, the Governors may, by resolution, prescribe the time and place for holding regular meetings and may provide that such resolution constitutes notice thereof. If the Governors do not prescribe the time and place for the holding of regular meetings, such regular meetings shall be held at the time and place specified in the notice of each such regular meeting. Unless otherwise prescribed by statute, special meetings may be called by, or at the request of, the Chairman, or any Two (2) or more Governors. The Governors may designate any location as the place of any regular or special meeting. If no designation is made, the place of meeting shall be the principal office of the Company.
5.8 Notice. Notice shall be given to each Governor with respect to any special meeting of the Governors, stating the date, time and place of the meeting. Such notice shall be given at least Two (2) days prior thereto and shall be in writing, unless oral notice is reasonable under the circumstances, and may be sent through mail, facsimile or e-mail. If mailed, such notice shall be deemed to be delivered on the earlier of Five (5) days after deposit in the U.S. mail addressed to the Governor’s address as shown on the Company’s records with postage prepaid, or upon receipt. Any Governor may waive notice of any meeting. Except as provided in the next sentence, the waiver must be in writing, signed by the Governor entitled to notice, and filed with the minutes relating to the action taken. A Governor’s attendance at a meeting shall constitute a waiver of notice of such meeting, except where such Governor attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Governors need be specified in the notice or waiver of notice of such meeting.
5.9 Conduct of Meeting. All Governors, to the extent possible, shall personally attend all Governors meetings. However, any Governor may participate in any regular or special meeting by any means of communication by which all Governors participating may simultaneously hear each other during the meeting. A Governor participating in a meeting by this means is deemed to be present in person.
5.10 Quorum. A majority of the duly elected and qualified Governors shall constitute a quorum for the transaction of business. If less than a quorum is represented at a meeting, the Governors represented may adjourn the meeting and reschedule it for a later date without further notice. At such adjourned and rescheduled meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. Governors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Governors to leave less than a quorum.
5.11 Manner of Acting; Informal Action. Except as otherwise provided in this Agreement, the act of a majority of the Governors at a meeting at which a quorum is present shall be the act of the Governors. Unless otherwise provided by law, any action required or permitted to be taken at a meeting of the Governors may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all Governors entitled to vote with respect the subject matter thereof.
5.12 [Reserved].
5.13 Presumption of Assent. A Governor present at a meeting shall be presumed to have assented to action taken, unless the dissent of such Governor is entered in the minutes of the meeting or unless such Governor files a written dissent to such action with the other Governors before the adjournment thereof or forwards such dissent by mail to the other Governors immediately after the adjournment thereof. Such right to dissent shall not apply to a Governor who voted in favor of an action.
5.14 Removal of Governors. The Members may remove a Governor, with or without cause, at a meeting called for that purpose, if notice has been given that a purpose of the meeting is such removal.
5.15 Vacancies. Any vacancy occurring in the Board of Governors may be filled by the affirmative vote of a majority of the remaining Governors. A Governor elected to fill a vacancy shall be elected for the unexpired term of such Governor’s predecessor in office. Any vacancy to be filled by reason of any increase in the number of Governors shall be filled by election at an annual or special meeting of the Members called for that purpose.
5.16 Compensation. \ The Governors shall have authority to establish reasonable compensation of all Governors for services to the Company as Governors, officers or otherwise in connection with the management, maintenance and operation of the business and affairs of the Company. In addition, the Governors shall have authority to authorize reimbursement to Governors of their reasonable expenses of attending Governors’ meetings, including but not limited to expenses related to travel and accommodations.
5.17 Committees; Authority. The Governors may create such committees, and appoint such Governors to serve on them, as the Governors deem appropriate. Each committee must have Two (2) or more Governors, who serve at the pleasure of the Governors. The creation of a committee, and the appointment of Governors to serve on it, must be approved by a majority of the Governors. The procedural requirements for Board of Governor meetings under this Article V shall also apply to committee meetings. Committees may exercise only those aspects of the Governors’ authority which are expressly conferred by the Governors by express resolution. Notwithstanding the foregoing, however, a committee may not, under any circumstances: (i) apportion or authorize distributions; (ii) approve or propose any action for which the Act requires Member approval; (iii) elect Officers; (iv) fill vacancies on the Board of Governors or on any of its committees; (v) adopt, amend, or repeal the Articles or this Agreement; (vi) approve a plan of merger; (vii) authorize or approve the reacquisition of Units, except according to a formula or method prescribed by the Governors; or (ix) authorize or approve the issuance or sale or contract for sale of Units or determine the designation and relative rights, preferences, and limitations of a class or series of Units.
5.18 Voting; Potential Financial Interest. A Governor shall be disqualified from voting on any matter if such Governor (or his/her Affiliate’s) has a material financial interest in the outcome of such vote, regardless of whether the Governor reasonably disclosed the potential conflict of interest at the time of such vote.
5.19 Duties and Obligations of Governors. The Governors shall cause the Company to conduct its business and operations separate and apart from that of any Governor or any Governor’s Affiliates. The Governors shall take all actions which may be necessary or appropriate: (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Minnesota and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged; and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company Property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Governor shall have the duty to discharge the foregoing duties in good faith, in a manner the Governor believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The Governors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.
     The Governors shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Governor’s immediate possession or control. The Governors shall not permit such funds or assets to be used except for the benefit of the Company. The Company shall not permit Members to contract away the fiduciary obligations owed to the Members by Governors under the common law. The Governors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner. Governors shall not receive any rebates or give-ups, nor may they participate in any reciprocal business arrangements. No Governor shall directly or indirectly pay or award any commissions or other compensation to any Person engaged to sell Units or give investment advice to potential Members, provided that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed Person of normal sales commissions for selling Units.
5.20 Officers. The officers of the Company shall be appointed by the Governors and shall include a Chairman and Vice Chairman, a President and Chief Executive Officer, a Chief Financial Officer, a Secretary, and such other Officers and assistant Officers as the Governors shall determine. One person may simultaneously hold more than one office. The Officers’ terms shall be specified by the Governors. If no term is specified, they shall hold office until the first meeting of the Governors held after the next annual meeting of the Members. If the appointment of Officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient. Each Officer shall hold office until the officer’s successor is duly appointed and qualified, until the Officer’s death, or until the Officer resigns or is removed by the Governors. The designation of a specified term does not grant to an Officer any contract rights; and unless otherwise provided in a signed contract with the Company, Officers will be “at-will employees” subject to removal by the Governors at any time, with or without cause.
     Any officer may resign at any time by giving written notice to the Chairman or the Secretary of the Company. Unless otherwise noted in the notice, the resignation shall be effective upon receipt.
     The Officers, and their duties and responsibilities shall be as follows:
     (a) Chairman and Vice Chairman. Unless provided otherwise by a resolution of the Governors, the Chairman shall preside at meetings of the Members and the Governors; shall see that all orders and resolutions of the Governors are carried into effect; may maintain records of and certify proceedings of the Governors and Members; and shall perform such other duties as may from time to time be prescribed by the Governors. The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Governors or the Chairman may from time to time prescribe. The Governors may designate more than one Vice Chairman, in which case the Vice Chairmen shall be designated by the Governors so as to denote which is most senior in office.
     (b) The President and Chief Executive Officer(s). Until provided otherwise by a resolution of the Governors, the Chairman shall also act as the interim President and CEO of the Company (herein referred to as the “President”; the titles of President and CEO shall constitute a reference to one and the same office and Officer of the Company), and the Chairman may exercise the duties of the office of Chairman using any such designations. The Governors shall appoint someone other than the Chairman as the President of the Company not later than the commencement of operations of the Facilities, and such President shall perform such duties as the Governors may from time to time prescribe, including without limitation, the management of the day-to-day operations of the Facilities.
     (c) Vice President. The Company may have one or more Vice Presidents. If more than one, the Governors shall designate which is most senior. The most senior Vice President shall perform the duties of the President in the absence of the President.
     (d) Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Governors, the Chief Financial Officer of the Company shall be the Chief Financial Officer of the Company and shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Governors shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Governors, making proper vouchers therefore; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Governors, shall render to the President and the Governors, whenever requested, an account of all such transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Governors or the President from time to time.
     (e) The Secretary. The Secretary shall: (i) keep the minutes of the Governor and Member meetings; (ii) see that all notices are duly given in accordance with this Agreement and as required by law; (iii) serve as the custodian of the Company’s records; (iv) when requested or required, authenticate any Company records; (v) keep and maintain the Unit Holder Register and the Unit transfer books of the Company; and (vi) perform all duties incident to the office of Secretary and such other duties as may be prescribed by this Agreement or by the Chairman or Governors.
     (f) Other Assistants and Acting Officers. The Governors shall have the power to appoint any Person to act as assistant to any Officer, or to perform the duties of such Officer, whenever for any reason it is impracticable for such officer to act personally. Any such assistant or acting Officer shall have the power to perform all the duties of the office to which he or she is appointed to be an assistant, or as to which he or she is appointed to act, except as such power may be otherwise defined or restricted by the Governors. Additionally, unless prohibited by a resolution of the Governors, any Officer may delegate in writing some or all of the duties and powers of such Officer’s position to other Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.
     Salaries of the Officers shall be fixed from time to time by the Governors, and no Officer shall be prevented from receiving a salary due to the fact that such Officer is also a Governor.
5.21 Execution of Instruments. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by: (i) the President or Chairman; or (ii) such other Officers or Persons who may be authorized to do so by specific resolution of the Governors.
5.22 Limitation of Liability; Indemnification.
     (a) Founding Governors. A Founding Governor shall mean any Governor that serves as an initial Governor and was also a Founder as that term is defined in Section 1.10(r). To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Founding Governor relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Founding Governor, in connection with the business of the Company, or in the event of any action by a Unit Holder against a Founding Governor, including a derivative suit, including reasonable attorneys’ fees incurred by such Founding Governor in connection with the defense of any action based on any such act or omission, provided that (i) the Founding Governor has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company; (ii) the Founding Governor was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of negligence or misconduct by the Founding Governor; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Company net assets and not from the holders of any Membership Interests.
     The advancement of Company funds to a Governor for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be allowed only if: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a holder of any Membership Interests, or the legal action is initiated by a holder of a Membership Interest and a court of competent jurisdiction specifically approves such advancement; and (iii) the Founding Governor undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such person is found not to be entitled to indemnification.
     Notwithstanding anything to the contrary above, a Founding Governor shall be indemnified for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws only if one or more of the following conditions is met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. The Company may purchase and maintain insurance on behalf of any Founding Governor in such Founding Governor’s official capacity against any liability asserted against and incurred by such Founding Governor in or arising from that capacity, so long as the Company does not incur the cost of that portion of liability insurance which insures such Founding Governor for any liability as to which the Founding Governor is prohibited from being indemnified under this paragraph.
     (b) Non-Founding Governors and Officers. The term Governor and Officer as used in this subparagraph (b) shall only apply to those Governors and Officers who are not also Founding Governors. To the maximum extent permitted under the Act and other applicable law, no Member, Governor or Officer shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a Member, Governor or Officer. Furthermore, no Governor or Officer shall be personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by such Governor or Officer; provided that this provision shall not eliminate or limit the liability of a Governor or Officer for any of the following: (i) any breach of the duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) a transaction from which the Governor or Officer derived an improper personal benefit (iv) a wrongful distribution in violation of Sections 80A.23 or 322B.56 of the Act; or (v) any act or omission occurring before the Effective Date of this Agreement. To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Governor or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Governor or Officer, in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Governor in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Governor or Officer, including a derivative suit, the Company shall indemnify, save and hold harmless, and pay all costs, liabilities, damages and expenses of such Governor or Officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no Governor or Officer shall be indemnified by the Company to the extent prohibited or limited by the Act. The Company may purchase and maintain insurance on behalf of any Governor or Officer in his or her official capacity against any liability described in this Section, whether or not the Company would otherwise be required to indemnify such Governor or Officer against such liability.
ARTICLE VI. MEMBERSHIP UNITS; MEMBERS
6.1 Membership Units. The Company is initially organized with One (1) class of Membership Interests, designated in Units, which Units are initially the only class of equity in the Company. The Units shall have no par value and shall be of a single class with identical rights. The Company shall have a first lien on the Units of any Member for any debt or liability owed by such Member to the Company. Additional and different classes of Membership Interests represented by different Units may be created and issued to new or existing Members on such terms and conditions as the Governors may determine. Such additional and different classes may have different rights, powers and preferences (including, without limitation, voting rights and distribution preferences), which may be superior to those of existing Members. Members shall have no preemptive rights to acquire additional or newly created Units.
6.2 Certificates; Surrender for Transfer. Certificates representing Units shall be in such form as shall be determined by the Governors, in their discretion. If a certificate is lost, destroyed or mutilated, a new one may be issued upon such terms and indemnity to the Company as the Governors may prescribe. No new certificate shall be issued until the former certificate for a like number of Units has been surrendered and canceled.
6.3 Members Each Person who desires to become a Member must complete and execute a signature page to this Agreement in the form of Exhibit “B” attached hereto and such other documents as may be required by the Governors. Membership Interests and Units of the Members shall be set forth on Exhibit “A” to this Agreement, as amended from time to time.
6.4 Additional Members No Person shall become a Member without the approval of the Governors. The Governors may refuse to admit any Person as a Member in their sole discretion. Any such admission must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company such documentation as determined by the Governors to be necessary and appropriate to effect such admission.
6.5 Members’ Voting Rights. Each Member shall be entitled to One (1) vote for each Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which such Member is entitled to vote under this Agreement or the Act. Members do not have cumulative voting rights as to any matter. Except as otherwise expressly provided for in this Agreement, Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.
6.6 Member Meetings. Beginning with the fiscal year ending in calendar year 2007, or sooner as determined by the Governors, and each Fiscal Year thereafter, an annual meeting of the Members shall be held within One Hundred Eighty (180) days of the close of the Company’s Fiscal Year, at a time and date determined by the Governors. Special meetings of the Members, for any purpose(s) described in the meeting notice, may be called by the Governors, and shall be called by the Governors at the request of not less than Ten Percent (10%) of all Members. A call by the Members for a special meeting shall be in writing, signed by the persons calling for the same, addressed and delivered to the Secretary, and shall state the time and purpose(s) of such meeting.
6.7 Place of Meeting. The Governors, or in the absence of action by the Governors, the Chairman, may designate any place within or without of the State of Minnesota as the place for any meeting of the Members, unless by written consents, all Members entitled to vote at the meeting designate a different place for the holding of such meeting. If no designation is made by the Governors, the Chairman or by unanimous action of the Members, the place of meetings shall be at the principal office of the Company in the State of Minnesota.
6.8 Conduct of Meetings. All meetings of the Members shall be presided over by the Chairman. All meetings of the Members shall be conducted with such rules and procedures as may be determined by the Chairman in his or her discretion. Subject to the discretion of the Governors, the Members may participate in any Member meeting by means of telephone conference or similar means of communication by which all participants in the meeting can hear and be heard by all other participants.
6.9 Notice. Written notice stating the place and time of any annual or special Member meeting shall be delivered or mailed not less than Fifteen (15) nor more than Sixty (60) days prior to the meeting date, to each Member of record entitled to vote at such meeting as of the close of business on the day before said notice is delivered or mailed. Notice of a special meeting of the Members shall be provided to the Members within Ten (10) days of the Secretary’s receipt of a call by the Members for a special meeting in accordance with Section 6.6. Such notices shall be deemed to be effective upon the earlier of: (i) deposit postage-prepaid in the U.S. mail, addressed to the Member at the Member’s address as it appears on the Unit Holder Register, or such other address as may have been provided in writing to the Company by a Member; (ii) the date shown on the return receipt if sent by registered or certified mail, return receipt requested; or (iii) actual receipt.
6.10 Contents of Notice. The notice of each Member meeting shall include a description of the purpose(s) for which the meeting is called. If a purpose of any Member meeting is to consider: (i) a proposed amendment to or restatement of the Articles requiring Member approval; (ii) a plan of merger or share exchange; (iii) the sale, lease, exchange or other disposition of all, or substantially all of the Company’s Property; (iv) the dissolution of the Company; or (v) removal of a Governor, then the notice must so state and must be accompanied, as applicable, by a copy or summary of the (1) amendment(s) to the Articles, (2) plan of merger or share exchange, (3) documents relating to the transaction for the disposition of all the Company’s property, and/or (4) plan and Articles of Dissolution.
6.11 Adjourned Meetings. If any Member meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place, if the new date, time and place is announced at the meeting before adjournment; provided that, if a new record date for the adjourned meeting is or must be fixed, then notice must be given to new Members as of the new record date.
6.12 Waiver of Notice. Whenever any notice is required to be given to any Member under the Act, the Articles or this Agreement, a waiver in writing, signed by such Member shall be deemed equivalent to the giving of such notice. Furthermore, a Member’s attendance at a meeting waives any objection that the Member might otherwise raise based on lack of notice or defective notice, unless the Member: (i) objects at the outset of the meeting; or (ii) in the case of an objection claiming that consideration of a particular matter is not within the purposes described in the meeting notice, objects at the time such matter is presented, and in either case, thereafter does not participate in the meeting.
6.13 Fixing of Record Date. For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Governors may provide that the Unit Transfer books shall be closed for a stated period, not to exceed Sixty (60) days. If the Unit Transfer books shall be closed for such purpose, such books shall be closed for at least Ten (10) days immediately preceding such meeting. In lieu of closing the Unit Transfer books, the Governors may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than Sixty (60) days, and in case of a meeting of Members not less than Ten (10) days, prior to the date on which the particular action requiring such determination is to be taken. If the Unit Transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Governors declaring a dividend is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Governors fix a new record date, which it must do if the meeting is adjourned to a date more than One Hundred Twenty (120) days after the date fixed for the original meeting.
6.14 Quorum and Proxies. The presence (in person or by proxy or mail ballot) of Members representing Fifty Percent (50%) of the Membership Voting Interests is required for the transaction of business at a meeting of the Members. Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Governors.
6.15 Voting; Action by Members If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests represented at the meeting and entitled to vote on the matter (including units represented in person, by proxy or by mail ballot when authorized by the Governors) shall constitute the act of the Members, unless the vote of a greater or lesser proportion or numbers is otherwise required by this Agreement.
6.16 Termination of Membership. If for any reason the membership of a Member is terminated as provided in this Agreement or the Act, the Member whose membership has terminated loses all Membership Voting Interests and shall be considered merely an unadmitted Assignee of the Membership Financial Rights owned before the termination of membership, having only the rights provided for unadmitted Assignees in Section 9.7 hereof.
6.17 Continuation of the Company. The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a Member, but rather the Company shall continue without dissolution, and its affairs shall not be required to be wound up.
6.18 No Member Right of Redemption or Return of Capital. Except as otherwise provided in this Agreement or the Act, no Member or transferee of any Member shall have any right to demand or receive a return of his/her/its Capital Contribution or to require the redemption of his/her/its Units.
6.19 Waiver of Dissenters Rights. To the fullest extent permitted by the Act, each Member hereby disclaims, waives and agrees not to assert: (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the Company or of any of its assets, or to cause the sale of any Company Property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any Company Property.
6.20 Loans. Any Member or Affiliate may, with the consent of the Governors, lend or advance money to the Company, in which case the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but rather shall be a debt due from the Company, repayable out of the Company’s cash, and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Governors for loans to its most creditworthy commercial borrowers, plus Four Percent (4%) per annum. If a Governor or an Affiliate of a Governor is the lending Member, the rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.
6.21 Limitation on Ownership. The board of Governors shall have the sole discretion to determine a limit on the number of membership units a Member may directly or indirectly own or control at any time. Units under indirect ownership or control by a Member shall include Units owned or controlled by such Member’s Related Parties, Subsidiaries and Affiliates.
ARTICLE VII. ACCOUNTING, BOOKS AND RECORDS
7.1 Accounting, Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal place of business: (i) a current list of the full name and last known address and business telephone number of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee which shall be updated at least quarterly; (ii) the full name and address of each Governor; (iii) a copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; (iv) copies of the Company’s federal, state and local income tax and information returns and reports, if any, for the Six (6) most recent taxable years; (v) a copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; and (vi) copies of the financial statements of the Company, if any, for the Six (6) most recent Fiscal Years. The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.
7.2 Delivery to Members and Inspection Any Member or such Member’s designated representative shall have reasonable access during normal business hours to the information and documents kept by the Company pursuant to Section 7.1 of this Agreement. Upon the request of any Member, the Governors shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Section 7.1 of this Agreement, except to the extent it constitutes trade secrets of the Company. Information that (i) derives independent economic value from not being known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy shall be deemed trade secrets of the Company. Each Member has the right, upon reasonable request, to: (i) inspect and copy during normal business hours any of the Company records described in Section 7.1 of this Agreement; and (ii) obtain from the Governors, promptly after their becoming available, copies of the Company’s federal, state and local income tax and information returns for each Fiscal Year. Each Assignee shall have the right to information regarding the Company except for information constituting trade secrets of the Company. A current alphabetical list of Members containing the names, addresses, and business telephone numbers of the Members shall be mailed to any Member within ten days of receiving such a request from a Member, such copy to be printed in alphabetical order, on white paper and in a readily readable type size with a reasonable charge for copies. The purposes for which a member list may be requested include, without limitation, matters relating to Members’ voting rights under the agreement and the exercise of Members’ rights under federal proxy laws. If the Company neglects or refuses to exhibit, produce or mail a copy of such list to the Member as requested, the Company shall be liable to any Member requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling production of the Member list, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection is for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company.
7.3 Reports. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. Public access to the financial statements through either the Company’s or the Securities and Exchange

Commission’s website shall constitute delivery pursuant to this Section 7.3. The following reports shall be delivered to the Members of Company:
     (a) If the Company becomes registered under Section 12(g) of the ‘34 Act, the Chief Financial Officer shall distribute within 60 days after the end of each quarter, a report containing the information required in the Form 10-Q;
     (b) If the Company does not register under Section 12(g) of the ‘34 Act, a report shall be Distributed, within 60 days after then end of the first six months of each fiscal year, containing a balance sheet, statement of income, statement of Member’s Equity, statement of cash flow, all of which can be unaudited, and any pertinent material pertaining to the Company’s activities during the period;
     (c) The Company shall cause to be delivered to each Member the financial statements listed below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied. Delivery of the financial statements shall occur as soon as practicable following the end of each Fiscal Year (and in any event not later than 120 days after the end of such Fiscal Year), and at such time as distributions are made to the Unit Holders pursuant to Article X of this Agreement following the occurrence of a Dissolution Event. The financial statements shall consist of a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the Two (2) immediately preceding Fiscal Years (in the case of the statements). If financial forecasts have been provided to the Members the Chief Financial Officer shall include a table comparing the forecasts to actual results with the financial statements. The Chief Financial Officer shall also provide a report setting forth distributions made to the Members during the period. Such report shall separately identify distributions from (i) Cash Flow from operations during the period; (ii) Cash Flow from operations during a prior period which have been held as reserves; (iii) proceeds from disposition of Company assets; and (iv) reserves from the gross proceeds originally obtained from Members; and
     (d) Within 75 days after the end of the fiscal year, all information necessary for the preparation of the Members’ income tax returns shall be distributed.
     If Membership Units are purchased on a deferred basis and there remain any unpaid balances during any of the periods mentioned above, the reports shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to defaults, and a discussion and analysis of the impact on the capital requirements of the Company.
7.4 Tax Matters. The Governors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Governors shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Governors shall designate a Person to be specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law; provided, however, that the Governors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than seventy-five (75) days after the end of each Fiscal Year.
ARTICLE VIII. AMENDMENTS
8.1 Amendments. Amendments to this Agreement may be proposed by the Governors or any Member. Following any such proposal, the Governors shall submit to the Members a verbatim statement of any proposed amendment and the Governors shall include therewith a recommendation as to the proposed amendment. The Governors shall seek the written vote of the Members on the proposed amendment and shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment to this Agreement only if approved by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting at which a quorum of the Members is present. Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or alter the Membership Financial Rights of a Member.
ARTICLE IX. TRANSFERS
9.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of such Member’s Units. In the event that any Member pledges or otherwise encumbers all or any part of such Member’s Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Agreement and all other agreements governing the rights and obligations of Unit Holders in the event such pledgee or secured party becomes a Unit Holder hereunder.
9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may: (a) at any time Transfer all or any portion of such Unit Holder’s Units (i) to the transferor’s administrator or trustee to whom such Units are Transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a Member; or (b) at any time following the date on which substantial operations of the Facilities commence, Transfer all or any portion of such Unit Holder’s Units (i) to any Person approved by the Governors, in writing, or (ii) to any Affiliate or Related Party of such Unit Holder. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.3 below is referred to herein as a “Permitted Transfer.”
9.3 Conditions Precedent to Transfers. In addition to the conditions set forth above, no Transfer of Units shall be effective unless and until all of the following conditions have been satisfied:
     (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of Transfer as may be necessary or appropriate in the opinion of counsel to the Company to affect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee shall pay all reasonable costs and expenses connected with the Transfer and the admission of the Transferee as a Member and incurred as a result of such Transfer, including but not limited to, legal fees and costs.
     (b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.
     (c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (i) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.
     (d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

     (e) Unless otherwise approved by the Governors and Members representing in the aggregate a 75% majority of the Membership Voting Interests, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by the Governors, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled to (or required, as the case may be): (i) immediately Transfer only that portion of its Units as may, in the opinion of such counsel, be Transferred without causing such a termination; and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s).
     (f) No notice or request initiating the procedures contemplated by this Section 9.3 may be given by any Member after a Dissolution Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.
     (g) No Person shall Transfer any Unit if, in the determination of the Governors, such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
     The Governors shall have the authority to waive any legal opinion or other condition required in this Section 9.3 other than the Member approval requirement set forth in Section 9.3(e).
9.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Governors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer): (i) the transferee’s rights shall be strictly limited to the transferor’s Membership Financial Rights associated with such Units; and (ii) the Company may offset against such Membership Financial Rights (without limiting any other legal or equitable rights of the Company) any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability and damage that such parties may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result thereof.
9.5 No Dissolution or Termination The Transfer of Units pursuant to the terms of this Article IX shall not dissolve or terminate the Company. No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.
9.6 Prohibition of Assignment Notwithstanding the foregoing provisions of this Article IX, no Transfer of Units may be made if the Units sought to be sold, exchanged or Transferred, when added to the total of all other Units sold, exchanged or Transferred within the period of Twelve (12) consecutive months prior thereto, would result in the termination of the Company under Section 708 of the Code. In the event of a Transfer of any Units, the Members will determine, in their sole discretion, whether or not the Company will elect pursuant to Section 754 of the Code (or corresponding provisions of future law) to adjust the basis of the assets of the Company.
9.7 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement shall be entitled only to the Membership Financial Rights with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interests with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

9.8 Admission of Substitute Members. As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:
     (a) The transferee shall, by written instrument in form and substance reasonably satisfactory to the Governors, agree to be bound by all of the terms and provisions of this Agreement, and assume the obligations of the transferor Member hereunder with respect to the Transferred Units.
     (b) The transferee shall pay for or reimburse the Company for all reasonable legal, filing and publication costs incurred in connection with the admission of the transferee as a Member; and
     (c) Except in the case of a Transfer involuntarily by operation of law, if required by the Governors, the transferee shall deliver to the Company evidence of his/her/its authority to become a Member.
     (d) The transferee and transferor shall each execute and deliver such other instruments as the Governors reasonably deem necessary or appropriate in connection with such Transfer.
9.9 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that: (i) it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the IRS or the Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Units (commonly referred to as “matching services”) as being a secondary market or the substantial equivalent thereof, no Member will Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person first agrees to be bound by this Article IX.
     Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Governors in their sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
9.10 Distributions And Allocations In Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Governors. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer to be effective not later than the first day of the month following the month in which all documents to effectuate the Transfer have been executed and delivered to the Company, provided that, if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Governors may reasonably require within Thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the person or entity who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.10, whether or not the Governors or the Company has knowledge of any Transfer of any Units.
9.11 Additional Members. Additional Members may be admitted from time to time upon the approval of the Governors, and in accordance with such terms and conditions, as the Governors may determine. All Members acknowledge that the admission of additional Members may result in a dilution of a Member’s Membership Interest. Prior to admission as a Member, a prospective Member shall agree in writing to be bound by this Agreement and shall execute and deliver to the Company an Addendum to this Agreement in the form of Exhibit “B” attached hereto. Upon the execution of such Addendum, such additional Member shall be deemed to be a party to this Agreement as if such additional Member had executed this Agreement on the original date hereof, and shall be bound by all of the provisions set forth herein.
ARTICLE X. DISSOLUTION AND WINDING UP
10.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”): (i) the affirmative vote of a 75% majority in interest of the Membership Voting Interests to dissolve, wind up and liquidate the Company; or (ii) the entry of a decree of judicial dissolution pursuant to the Act. The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.
10.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up of the Company’s business and affairs. Notwithstanding any provision in this Agreement to the contrary, the Members acknowledge and agree that all covenants and obligations set forth this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and Articles of Dissolution have been filed pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 of this Agreement), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order: (i) first, to creditors (including Members and Governors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (ii) second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; (iii) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.10 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.
10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article X may be: (i) distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company, in which case the assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement; or (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.
10.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.
10.5 Rights of Unit Holders. Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of such Unit Holder’s Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Governors.
10.6 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III of this Agreement.
10.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.
10.8 The Liquidator. The “Liquidator” shall mean a Person appointed by the Governors to oversee the liquidation of the Company. Upon the consent of a majority in interest of the Members, the Liquidator may be the Governors. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article X and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator and any officers, Governors, agents and employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, Governors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by fraud, intentional misconduct, or a knowing violation of the laws which was material to the cause of action.
10.9 Forms of Liquidating Distributions. For purposes of making distributions required by Section 10.2 of this Agreement, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

ARTICLE XI. MISCELLANEOUS
11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by regular or certified mail, postage prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by regular or certified mail, postage prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) If to the Company, to the address determined pursuant to Section 1.4 of this Agreement; (b) If to the Governors, to the address set forth on record with the Company; (c) If to a Unit Holder, either to the address set forth in the Unit Holder Register or to such other address that has been provided in writing to the Company.
11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Members, and their respective heirs, representatives, successors, transferees, and assigns.
11.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Company or any Member.
11.4 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
11.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
11.6 Incorporation By Reference. Every recital, exhibit, schedule and appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference unless this Agreement expressly provides otherwise.
11.7 Variation of Terms. All terms and variations thereof used in this Agreement shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.
11.8 Governing Law. The laws of the State of Minnesota shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
11.9 Waiver of Jury Trial. Each of the Members irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the business and affairs of the Company.
11.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
11.11 Specific Performance. Each Member acknowledges and agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically to enforce the terms and provisions of this Agreement.

11.12 No Third Party Rights. None of the provisions contained in this Agreement shall be deemed to be for the benefit of or enforceable by any third parties, including without limitation, any creditors of any Member or the Company.
     DULY ADOPTED by the Company’s Board of Governors effective as of November 2, 2007.

MINNERGY, LLC

By:	/s/ Daniel H. Arnold
Its:	Chairman

Attest:	/s/ Christopher L. Arnold
Its:	Secretary

EXHIBIT “A”
Initial Membership List

Name of Initial Member	Address	Units
Dave Arnold	1853 Edgewood Rd., Winona, MN 55987	331,875
Dan Arnold	56 Dresser Ct., Winona, MN 55987	361,875
Chris Arnold	660 Lafayette St., Winona, MN 55987	361,875
Tony Wasinger	92 Forest Oaks Ct., Winona, MN 55987	300,000
Ron Scherbing	18084 Middle Valley Rd., Minnesota City, MN 55985	190,000
Harland Knight	1305 Conrad Drive, Winona, MN 55987	190,000
Rich Mikrut	1355 Grandview Ct., Minnesota City, MN 55959	70,000
Michael A. Daley	18869 Hwy. 14, Lewiston, MN 55952	261,879
All American Coop	113 4th Street SE, Stewartville, MN 55976	261,879
Bertha M. Koch	71000 Hwy. 61, Lake City, MN 55041	261,879
Robert J. and Joyce A. Pennington	13004 10th Street SE, Eyota, MN 55934	240,004
Tim & Lynda Koch	14616 780th Avenue, LeRoy, MN 55951	101,871
Jeff Jennings	Rt. R1, Box 41, LeRoy, MN 55951	101,871
Hader Farms Partnership	40890 Hwy. 57 Blvd., Zumbrota, MN 55992	101,871
Sauer Valley View Farms Partnership	22482 Rupprechts Valley Rd., Lewiston, MN 55952	79,996
Patrick Daley	24375 Daley Drive, Lewiston, MN 55952	79,996
Duane H. Windhorst	719 River Bluff Road S.E., Mazeppa, MN 55956	101,871
Daniel L. and Jennie G. Florness	461 Glenview Drive, Winona, MN 55987	261,879
Eric Lawrence	2682 Southview Ridge, Red Wing, MN 55066	39,996
Steven G. Kohner	4980 W 6th, Winona, MN 55987	101,871
Jeff Metz	25909 County Road 102, Rushford, MN 55971	39,996
Gary Puetz	16671 County Road 18, Utica, MN 55979	79,996
Bruce Gilbeck	449 Meadowview Drive, St. Charles, MN 55972	79,996
Charles and Betty Meyer	18582 County Road 114, Rollingstone, MN 55969	39,996
G & R Farms Partnership	25772 County Road 102, Rushford, MN 55971	101,871
Dennis Verthein	P.O. Box 86, Altura, MN 55910	89,996
Jack R. Miller and Patricia A. Miller	25924 County Road 25, Lewiston, MN 55952	39,996
Eugene J. Speltz	21034 Fern Valley Drive, Rollingstone, MN 55969	39,996
Roger and Rita Baer	30271 County Road 109, Lewiston, MN 55952	101,871
Arland W. Otte and Myrna A. Otte	18534 Sylvan Heights Road, St. Charles, MN 55972	79,996
Don and Alice Brenengen	N11794 Fremont Street, Trempealeau, WI 54661	39,996
David and Patricia Geerdes	75148 305 Street, Racine, MN 55967	101,871
Jerry Pappenfuss	P.O. Box 767, Winona, MN 55987	79,996
Steven and Lanita Agrimson	33923 County Road 29, Peterson, MN 55962	39,996
Brenengen Family Farms	N11794 Fremont Street, Trempealeau, WI 54661	39,996
James R. Klavetter and Deborah L. Klavetter	4801 County Road 24 NE, Eyota, MN 55934	79,996
Gary and Linda Allen	3922 125th Avenue SE, Eyota, MN 55934	101,871
	Total	4,979,920

EXHIBIT “B”
MEMBER SIGNATURE PAGE
ADDENDUM TO THE
SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF MINNERGY, LLC
     The undersigned does hereby warrant, represent, covenant and agree that: (i) the undersigned, as a condition to becoming a Member in MinnErgy, LLC, has received a copy of the Second Amended and Restated Member Control Agreement dated November 2, 2007, and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Second Amended and Restated Member Control Agreement in all respects, as if the undersigned had executed said Second Amended and Restated Member Control Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Second Amended and Restated Member Control Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed to and Accepted on Behalf of the Company and its Members:

MINNERGY, LLC

By:

Its:

APPENDIX C
MINNERGY, LLC
SUBSCRIPTION AGREEMENT
Limited Liability Company Membership Units
$1.00 per Unit
Minimum Investment of 20,000 Units ($20,000)
5,000 Unit Increments Thereafter ($5,000)
The undersigned subscriber (“Subscriber”), desiring to become a member of MinnErgy, LLC (“MinnErgy”), a Minnesota limited liability company, with its principal place of business at 8 North Front Street NW, PO Box 86, Eyota, Minnesota 55934 hereby subscribes for the purchase of membership units of MinnErgy, and agrees to pay the related purchase price, identified below.
A. SUBSCRIBER INFORMATION. Please print your individual or entity name and address. If we accept your subscription, the units will be titled in the name of the subscriber as it appears below. Joint subscribers should provide both names. Your name and address will be recorded exactly as printed below. Please provide your home, business and/or mobile telephone number. If desired, please also provide your e-mail address.

1. Subscriber's Printed Name

2. Title, if applicable

3. Subscriber’s Address

Street

City, State, Zip Code

4. E-mail Address

5. Home Telephone Number

6. Business Telephone Number

7. Mobile Telephone Number

B. NUMBER OF UNITS PURCHASED. You must purchase at least 20,000 units. The minimum number of units to be sold is 58,000,000 and the maximum number of units to be sold in the offering is 89,000,000.

Unit(s)

C. PURCHASE PRICE. Indicate the dollar amount of your investment (minimum investment is $20,000).

1. Total Purchase Price	=	2. 1st Installment	+	3. 2nd Installment
($1.00 per unit multiplied		(10% of Total Purchase Price)		(90% of Total Purchase Price)
by number of units)
	=		+
D. GENERAL INSTRUCTIONS FOR SUBSCRIBERS:
     You should read the Prospectus dated [DATE OF EFFECTIVENESS] (the “Prospectus”) in its entirety including the exhibits for a complete explanation of an investment in MinnErgy.

1

     INSTRUCTIONS IF YOU ARE SUBSCRIBING PRIOR TO THE COMPANY’S RELEASE OF FUNDS FROM ESCROW: If you are subscribing prior to the Company’s release of funds from escrow, you must follow the instructions contained in paragraphs 1 through 5 below:
     1. Complete all information required in this Subscription Agreement, and date and sign the Subscription Agreement on page 6 and the Member Signature Page to our Second Amended and Restated Member Control Agreement attached to this Subscription Agreement as Exhibit A.
     2. Immediately provide a personal (or business) check for the first installment of ten percent (10%) of your investment amount. The check should be made payable to “Winona National Bank, escrow agent for MinnErgy, LLC.” You will determine this amount in box C.2 on page 1 of this Subscription Agreement.
     3. Execute the Promissory Note and Security Agreement on page 7 of this Subscription Agreement evidencing your commitment to pay the remaining ninety percent (90%) due for the units. The Promissory Note and Security Agreement is attached to this Subscription Agreement and grants MinnErgy, LLC a security interest in your units.
     4. Deliver the original executed documents referenced in paragraphs 1 and 3 of these instructions, together with a personal or business check as described in Paragraph 2 of these instructions to:
MinnErgy, LLC
8 North Front Street, PO Box 86
Eyota, Minnesota 55934
     5. Within 20 days of written notice from MinnErgy that your subscription has been accepted, you must remit an additional personal (or business) check for the second installment of ninety percent (90%) of your investment amount made payable to “Winona National Bank, escrow agent for MinnErgy, LLC” in satisfaction of the Promissory Note and Security Agreement. You will determine this amount in box C.3 on page 1 of this Subscription Agreement. You must deliver this check to the same address set forth above in paragraph 4 within twenty (20) days of the date of MinnErgy’s written notice. If you fail to pay the second installment pursuant to the Promissory Note and Security Agreement, MinnErgy shall be entitled to retain your first installment and to seek other damages, as provided in the Promissory Note and Security Agreement. This means that if you are unable to pay the 90% balance of your investment amount within 20 days of our notice, you may have to forfeit the 10% cash deposit.
     Your funds will be placed in MinnErgy’s escrow account at Winona National Bank. The funds will be released to MinnErgy or returned to you in accordance with the escrow arrangements described in the Prospectus. MinnErgy may, in its sole discretion, reject or accept any part or all of your subscription. If MinnErgy rejects your subscription, your Subscription Agreement and investment will be promptly returned to you, plus nominal interest. MinnErgy may not consider the acceptance or rejection of your subscription until a future date near the end of this offering.
     INSTRUCTIONS IF YOU ARE SUBSCRIBING AFTER THE COMPANY’S RELEASE OF FUNDS FROM ESCROW: If you are subscribing after the Company’s release of funds from escrow, you must follow the instructions contained in paragraphs 1 through 3 below:
     1. Complete all information required in this Subscription Agreement, and date and sign the Subscription Agreement on page 6 and the Member Signature Page to our Second Amended and Restated Member Control Agreement attached to this Subscription Agreement as Exhibit A.
     2. Immediately provide your personal (or business) check for the entire amount of your investment (as determined in box C.1 on page 1) made payable to “MinnErgy, LLC.”
     3. Deliver the original executed documents referenced in paragraph 1 of these instructions, together with your personal or business check as described in paragraph 2 to:
MinnErgy, LLC
8 North Front Street NW, P.O. Box 86
Eyota, Minnesota 55934
     If you are subscribing after we have released funds from escrow and we accept your investment, your funds will be immediately at-risk as described in the Prospectus. MinnErgy may, in its sole discretion, reject or accept any part or all

2

of your subscription. If MinnErgy rejects your subscription, your Subscription Agreement and investment will be returned to you promptly, plus nominal interest. MinnErgy may not consider the acceptance or rejection of your subscription until a future date near the end of this offering.
          You may direct your questions to the governors listed below or to MinnErgy at (507) ) 545-0197.

NAME	POSITION	PHONE NUMBER
Dan Arnold	Chairman of the Board and Governor	(507) 858-0022
Ron Scherbring	President/CEO and Governor	(507) 545-0196
Chris Arnold	Secretary, CFO and Governor	(507) 858-0051
Dave Arnold	Governor	(507) 858-0052
Mike Daley	Governor	(507) 858-0053
Harland Knight	Governor	(507) 858-0054
Bea Koch	Governor	(507) 858-0055
Glen Lutteke	Governor	(507) 858-0056
Rich Mikrut	Governor	(507) 858-0057
Bob Pennington	Governor	(507) 858-0058
Tony Wasinger	Governor	(507) 858-0059
E.	Additional Subscriber Information. Subscriber, named above, certifies the following under penalties of perjury:
1.	Form of Ownership. Check the appropriate box (one only) to indicate form of ownership. If the subscriber is a Custodian, Corporation, Partnership or Trust, please provide the additional information requested.

☐	Individual
☐	Joint Tenants with Right of Survivorship (Both signatures must appear on page 6.)
☐	Corporation, Limited Liability Company or Partnership (Corporate Resolutions, Operating Agreement or Partnership Agreement must be enclosed.)
☐	Trust
Trustee’s Name:

Trust Date:

☐	Other: Provide detailed information in the space immediately below.

2.	Subscriber’s Taxpayer Information. Check the appropriate box if you are a non-resident alien, a U.S. Citizen residing outside the United States, and/or subject to backup withholding. All individual subscribers should provide their Social Security Numbers. Trusts should provide the trust’s taxpayer identification number. Custodians should provide the minor’s Social Security Number. Other entities should provide the entity’s taxpayer identification number.

☐ Check box if you are a non-resident alien
☐ Check box if you are a U.S. citizen residing outside of the United States
☐ Check this box if you are subject to backup withholding

Subscriber’s Social Security No.

Joint Subscriber’s Social Security No.

Taxpayer Identification No.

3.	Member Report Address. If you would like duplicate copies of member reports sent to an address that is different than the address identified in section A, please complete this section.

Address:

3

4.	State of Residence.

State of Principal Residence:

State where driver’s license is issued:

State where resident income taxes are filed:

State(s) in which you have maintained your principal residence during the past three years:

a.	b.	c.

5.	Suitability Standards and Confidential Investor Information. You cannot invest in MinnErgy unless you meet one of the following suitability tests a) or b) or the heightened standards for Iowa investors set forth in c) set forth below. Please review the suitability tests and check the box next to the following suitability test that you meet. For husbands and wives purchasing jointly, the tests below will be applied on a joint basis.
a. ☐	I (We) have annual income from whatever source of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles; or

b. ☐	I (We) have a net worth of at least $150,000, exclusive of home, furnishings and automobiles.

c. ☐	I (We) reside in Iowa and I (We) have a net worth of $70,000 (exclusive of home, auto and furnishings) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home, auto and furnishings).
6.	Subscriber’s Representations and Warranties. You must read and certify your representations and warranties by placing your initials where indicated and by signing and dating this Subscription Agreement. Joint subscribers are also required to initial and sign as indicated.
(Initial here) (Joint initials) By signing below the subscriber represents and warrants to MinnErgy that:

a. he, she or it has received a copy of MinnErgy’s Prospectus dated [DATE OF EFFECTIVENESS] and the exhibits thereto or has received notice that this sale has been made pursuant to a registration statement in which a final prospectus would have been required to have been delivered in the absence of Rule 172;

b. the units of MinnErgy are offered and sold in reliance upon a federal securities registration; state registrations in Iowa, Minnesota, and Wisconsin; and exemptions from securities registrations in various other states, and understands that the units to be issued pursuant to this subscription agreement can only be sold to a person meeting requirements of suitability;

c. the securities purchased pursuant to this Subscription Agreement have not been registered under the securities laws of any state other than Iowa, Minnesota, and Wisconsin and that MinnErgy is relying in part upon the representations of the undersigned Subscriber contained herein;

d. the securities subscribed for have not been approved or disapproved by the SEC, or the Iowa, Minnesota, and Wisconsin Securities Departments or any other regulatory authority, nor has any regulatory authority passed upon the accuracy or adequacy of the Prospectus;

e. he, she or it intends to acquire the units for his/her/its own account without a view to public distribution or resale and that he/she/it has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person;

f. there is no present market for MinnErgy’s membership units, that the membership units will not trade on an exchange or automatic quotation system, that no such market is expected to develop in the future and that there are significant restrictions on the transferability of the membership units;

g. he, she or it is encouraged to seek the advice of his legal counsel and accountants or other financial advisers with respect to investor-specific tax and/or other considerations relating to the purchase and ownership of units;

h. he, she or it has received a copy of MinnErgy’s Second Amended and Restated

4

Member Control Agreement, dated November 2, 2007, and understands that upon closing the escrow by MinnErgy, the subscriber and the membership units will be bound by the provisions of the Second Amended and Restated Member Control Agreement which contains, among other things, provisions that restrict the transfer of membership units;

i. the units are subject to substantial restrictions on transfer under certain tax and securities laws along with restrictions in MinnErgy’s Second Amended and Restated Member Control Agreement, and agrees that if the membership units or any part thereof are sold or distributed in the future, the subscriber shall sell or distribute them pursuant to the terms of the Member Control Agreement, and the requirements of the Securities Act of 1933, as amended, and applicable tax and securities laws;

j. he, she or it meets the suitability test marked in Item E.5 above;

k. he, she or it is capable of bearing the economic risk of this investment, including the possible total loss of the investment [Minnesota subscribers should NOT initial this subsection];

l. MinnErgy will place a restrictive legend on any certificate representing any unit containing substantially the following language as the same may be amended by the Governors of MinnErgy in their sole discretion:

THE TRANSFERABILITY OF THE COMPANY UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND UNDER APPLICABLE STATE SECURITIES LAWS.

m. to enforce the above legend, MinnErgy may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

n. he, she or it may not transfer or assign this Subscription Agreement, or any of the subscriber’s interest herein without the prior written consent of MinnErgy;

o. he, she or it has written his, her, or its correct taxpayer identification number under Item E.2 on this Subscription Agreement;

p. he, she or it is not subject to back up withholding either because he, she or it has not been notified by the Internal Revenue Service (“IRS”) that he, she or it is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him, her or it that he is no longer subject to backup withholding (Note this clause (p) should be crossed out if the backup withholding box in Item E.2 is checked);

q. execution of the attached Promissory Note and Security Agreement will allow MinnErgy or its assigns to pursue the obligor for payment of the amount due thereon by any legal means, including, but not limited to, acquisition of a judgment against the obligor in the event that the subscriber defaults on that Promissory Note and Security Agreement; and

r. MinnErgy may retain possession of certificates representing subscriber’s units to perfect its security interest in those units.

5

Signature of Subscriber/Joint Subscriber:

Date:

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member
ACCEPTANCE OF SUBSCRIPTION BY MINNERGY, LLC:
MinnErgy, LLC hereby accepts Subscriber’s subscription for                      units.
Dated this                      day of                                         , 200                    .

MINNERGY, LLC

By:

Its:

6

PROMISSORY NOTE AND SECURITY AGREEMENT
Date of Subscription Agreement:                                                              , 200                    .
$1.00 per Unit
Minimum Investment of 20,000 Units ($20,000); Units Sold in 5,000 Unit Increments Thereafter ($5,000 each)

Number of Units Subscribed

Total Purchase Price ($1.00 per unit multiplied by number of units subscribed)

( )	Less Initial Payment (10% of Principal Amount)

Principal Balance

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of MinnErgy, LLC, a Minnesota limited liability company (“MinnErgy”), at its principal office located at 8 North Front Street NW, PO Box 86, Eyota, Minnesota 55934, or at such other place as required by MinnErgy, the Principal Balance set forth above in one lump sum to be paid without interest within 20 days following the call of the MinnErgy Board of Governors, as described in the Subscription Agreement. In the event the undersigned fails to timely make any payment owed, the entire balance of any amounts due under this full recourse Promissory Note and Security Agreement shall be immediately due and payable in full with interest at the rate of 12% per annum from the due date and any amounts previously paid in relation to the obligation evidenced by this Promissory Note and Security Agreement may be forfeited at the discretion of MinnErgy.
The undersigned agrees to pay to MinnErgy on demand, all costs and expenses incurred to collect any indebtedness evidenced by this Promissory Note and Security Agreement, including, without limitation, reasonable attorneys’ fees. This Promissory Note and Security Agreement may not be modified orally and shall in all respects be governed by, construed, and enforced in accordance with the laws of the State of Minnesota.
The provisions of this Promissory Note and Security Agreement shall inure to the benefit of MinnErgy and its successors and assigns, which expressly reserves the right to pursue the undersigned for payment of the amount due thereon by any legal means in the event that the undersigned defaults on obligations provided in this Promissory Note and Security Agreement.
The undersigned waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance or default of this Promissory Note and Security Agreement.
The undersigned grants to MinnErgy, and its successors and assigns (“Secured Party”), a purchase money security interest in all of the undersigned’s membership units of MinnErgy now owned or hereafter acquired. This security interest is granted as non-exclusive collateral to secure payment and performance on the obligation owed Secured Party from the undersigned evidenced by this Promissory Note and Security Agreement. The undersigned further authorizes Secured Party to retain possession of certificates representing such membership units and to take any other actions necessary to perfect the security interest granted herein.
Dated:                                              , 200          .

OBLIGOR/DEBTOR:	JOINT OBLIGOR/DEBTOR:

Printed or Typed Name of Obligor	Printed or Typed Name of Joint Obligor

By:	By:
(Signature)	(Signature)

Officer Title if Obligor is an Entity

Address of Obligor

7

Exhibit A
MEMBER SIGNATURE PAGE
ADDENDUM TO THE
SECOND AMENDED AND RESTATED MEMBER CONTROL AGREEMENT
OF MINNERGY, LLC
     The undersigned does hereby warrant, represent, covenant and agree that: (i) the undersigned, as a condition to becoming a Member in MinnErgy, LLC, has received a copy of the Second Amended and Restated Member Control Agreement dated November 2, 2007, and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Member Control Agreement in all respects, as if the undersigned had executed said Member Control Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Member Control Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed to and accepted on behalf of the
Company and its Members:

MINNERGY, LLC

By:

Its:

C-1

MINIMUM 58,000,000 UNITS
MAXIMUM 89,000,000 UNITS
PROSPECTUS
                                                            , 2008
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including                                         , 2008 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF GOVERNORS AND OFFICERS.
     Governors and officers of MinnErgy, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s member control agreement and the Minnesota Limited Liability Company Act. The general effect of these provisions is summarized below.
     Founding Governors
     Our amended and restated member control agreement provides that our governors which are also founding members of our Company (“Founding Governors”) will be indemnified and held harmless for any claims against such Founding Governors related to any liability or damage incurred by reason of such Founding Governor’s actions or omissions to act in connection with the business of the Company. The amended and restated member control agreement provides that Founding Governors will only be entitled to indemnification if the Founding Governor determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Company, the Founding Governor was acting on behalf of the Company, the liability or loss was not the result of the Founding Governor’s negligence or misconduct and indemnification expenses are only recoverable from the nets assets of the Company. Notwithstanding the above, a Founding Governor is entitled to indemnification for losses, liabilities or expenses arising out of an alleged violation of federal or state securities laws only if at least one of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
     Non-founding Governors and Officers
     Our amended and restated member control agreement further provides that none of the non-founding governors or officers of the Company will be personally liable to us or our members for monetary damages for a breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any governor for monetary damages arising out of a breach of that governor’s fiduciary duty. This provision does not affect possible injunctive or other equitable remedies to enforce a governor’s duty of loyalty, for acts or omissions not taken in good faith, involving intentional misconduct or a knowing violation of the law, or for any transaction from which the governor derived an improper financial benefit. It also does not eliminate or limit a governor’s liability for participating in unlawful payments or distributions or redemptions, or for knowing violations of state or federal securities laws. The indemnification includes reasonable attorneys’ fees incurred by a governor or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any governor, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the governor, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no governor shall be indemnified by the Company in contradiction of the Minnesota Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
     Generally, under Minnesota law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Minnesota law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the member control agreement provides. Our member control agreement does not impose personal liability on our members.
     The principles of law and equity supplement the Minnesota Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a governor, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any governor, officer, member, manager, employee or agent.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC filing fee	3,498
Legal fees and expenses	250,000
Consulting fees	150,000
Accounting fees	60,000
Blue sky fees	2,050
Printing expenses	50,000
Advertising	150,000
Miscellaneous expenses	44,452
Total	$710,000
All of the above offering expenses are estimated, except the SEC filing fee.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     During the time period beginning on MinnErgy’s formation on March 31, 2006 and ending in June, 2006, we issued and sold approximately 166,660 membership units to our seed capital investors at a purchase price of $6.00 per unit and 125,000 units to our founders at a purchase price of $4.00 per unit. The units were not registered with the SEC. On November 27, 2006 our board of governors determined that is was necessary to authorize a 12:1 unit split. The split resulted in the revaluation of our founders units from $4.00 to $0.33 per unit and the issuance of approximately 1,375,000 additional units to our founders and the revaluation of our seed capital units from $6.00 to $0.50 per unit and the issuance of approximately 1,850,000 additional units to our seed capital investors, without registering any of those units with the SEC. In May 2007, we issued and sold approximately 1,500,000 additional units to our seed capital investors and founders at a purchase price of $0.50 per unit. These units were not registered with the SEC. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was approximately $2,240,000.
ITEM 27. EXHIBITS.

Exhibit		Method of
No.	Description	Filing

3.1	Articles of Organization of registrant dated March 31, 2006.	1

3.2	Amended and Restated Member Control Agreement dated May 4, 2007.	1

3.3	Second Amended and Restated Member Control Agreement	4

4.1	Form of Membership Unit Certificate.	1

4.2	Form of Subscription Agreement of registrant.	5

4.3	Escrow Agreement between MinnErgy, LLC and Winona National Bank dated May 9, 2007.	1

4.4	Amended and Restated Escrow Agreement between MinnErgy, LLC and Winona National Bank, dated November 1, 2007.	4

4.5	Amended and Restated Escrow Agreement between MinnErgy, LLC and Winona National Bank, dated March 13, 2008.	*

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.	5

Exhibit		Method of
No.	Description	Filing

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.	5

10.1	Christianson Letter Agreement dated May 12, 2006.	1

10.2	Real Estate Option Agreement between Steven C. VonWald and MinnErgy, LLC dated May 12, 2006.	1

10.3	Real Estate Option Agreement between Isabelle O. Timm and MinnErgy, LLC dated May 17, 2006.	1

10.4	Real Estate Option Agreement between Dakota Minnesota and Eastern Railroad Corporation and MinnErgy, LLC dated May 26, 2006.	1

10.5	Agreement for Professional Services between Natural Resource Group, Inc. and MinnErgy, LLC dated May 30, 2006.	1

10.6	Real Estate Option Agreement between Gary Allen and Linda Allen and Dana Allen and MinnErgy, LLC dated June 12, 2006.	1

10.7	TranSystem Proposal for Professional Engineering Services dated July 19, 2006.	1

10.8	MPCA/DNR Environmental Permitting and Environmental Assessment Services between Natural Resources, Inc. and MinnErgy, LLC dated August 10, 2006.	1

10.9	Project Development Agreement between Delta-T Corporation and MinnErgy, LLC dated August 25, 2006.	1

10.10	Yaggy Colby Associates Proposal for Professional Services dated September 20, 2006.	1

10.11	Agreement for Field Services between Thein Well Company and MinnErgy, LLC dated September 20, 2006.	1

10.12	Yaggy Colby Associates Proposal for Professional Services dated October 31, 2006.	1

10.13	American Engineering Testing, Inc. Proposal for Geotechnical Services dated October 31, 2006.	1

10.14	Brookfield Resources, Inc. Scope of Services and Cost Estimate for Geophysical Surveys dated November 28, 2006.	1

10.15	Yaggy Colby Proposal for Traffic Study dated December 6, 2006.	1

10.16	Agreement to Terminate Project Development Agreement and Mutual Release between Delta-T Corporation and MinnErgy, LLC dated February 13, 2007.	1

10.17	Service Agreement between U.S. Water Services and MinnErgy, LLC dated April 11, 2007.	1

10.18	Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated March 28, 2007.	1

10.19	Extension of Real Estate Option Agreement between Isabelle O. Timm and MinnErgy, LLC dated May 16, 2007.	2

10.20	Extension of Real Estate Option Agreement between Dakota Minnesota and Eastern Railroad Corporation and MinnErgy, LLC dated May 17, 2007.	2

10.21	American Engineering Testing, Inc. Proposal for Additional Geotechnical Services dated May 23, 2007.	2

10.22	Phase I and Phase II Engineering Services Agreement between Fagen Engineering, LLC and MinnErgy, LLC dated May 23, 2007.+	2

Exhibit		Method of
No.	Description	Filing

10.23	PlanScape Partners Proposal for Services dated May 30, 2007.	2

10.24	Energy Management Agreement between U.S. Energy Services, Inc. and MinnErgy, LLC dated June 5, 2007.	2

10.25	Extension of Real Estate Option Agreement between Gary Allen and Linda Allen and Dana Allen and MinnErgy, LLC dated June 11, 2007	2

10.26	Amendment Number One to Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated September 13, 2007	3

10.27	Value-Added Producer Grant Agreement between Rural Business-Cooperative Service of the USDA and MinnErgy, LLC dated October 5, 2007	4

10.28	Amendment Number Two to Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated December 17, 2007	5

10.29	Sublease between All American Cooperative and MinnErgy, LLC dated November 12, 2007.	*

10.30	Promissory Note between Fagen, Inc. and MinnErgy, LLC dated April 2, 2008.	*

10.31	Negative Pledge Agreement between Winona National Bank and MinnErgy, LLC dated April 11, 2008.	*

10.32	Loan Agreement between Winona National Bank and MinnErgy, LLC dated April 11, 2008.	*

10.33	Agreement between Guarantors and MinnErgy, LLC dated April 11, 2008.	*

10.34	Guaranty between Winona National Bank and All American Co-Op dated April 11, 2008.	*

10.35	Guaranty between Winona National Bank and Chris Arnold dated April 11, 2008.	*

10.36	Guaranty between Winona National Bank and David Arnold dated April 11, 2008.	*

10.37	Guaranty between Winona National Bank and Dan Arnold dated April 11, 2008.	*

10.38	Guaranty between Winona National Bank and Mike Daley dated April 11, 2008.	*

10.39	Guaranty between Winona National Bank and Dan Florness dated April 11, 2008.	*

10.40	Guaranty between Winona National Bank and Harland Knight dated April 11, 2008.	*

10.41	Guaranty between Winona National Bank and Bertha Koch dated April 11, 2008.	*

10.42	Guaranty between Winona National Bank and Richard Mikrut dated April 11, 2008.	*

10.43	Guaranty between Winona National Bank and Ron Scherbring dated April 11, 2008.	*

10.44	Guaranty between Winona National Bank and Tony Wasinger dated April 11, 2008.	*

23.1	Consent of McGladrey & Pullen LLP dated April 25, 2008.	*

23.2	Consent of PRX Geographic, Inc. dated May 7, 2007.	1

23.3	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 5.1).	5

23.4	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 8.1).	5

*	Filed herewith

(+)	Material has been omitted pursuant to a request for confidential treatment and such materials have been filed separately with the Securities and Exchange Commission.

(1)	Filed as part of Registrant’s Registration Statement on Form SB-2 filed with the SEC on May 14, 2007 and incorporated by reference.

(2)	Filed as part of Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on July 27, 2007 and incorporated by reference.

(3)	Filed as part of Pre-Effective Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on September 21, 2007 and incorporated by reference.

(4)	Filed as part of Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on November 7, 2007 and incorporated by reference.

(5)	Filed as part of Pre-Effective Amendment No. 4 to Registrant’s Registration Statement on Form S-1/A filed with the SEC on March 21, 2008 and incorporated by reference.

ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to governors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a governor, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such governor, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.
     (4) To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this pre-effective amendment No. 5 to Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Eyota, State of Minnesota on April 25, 2008.

MINNERGY, LLC

Date: April 25, 2008	/s/ Ronald L. Scherbring
Ronald L. Scherbring
Chief Executive Officer and Governor
(Principal Executive Officer)

Date: April 25, 2008	/s/ Christopher L. Arnold

Christopher L. Arnold
Chief Financial Officer and Governor
(Principal Financial and Accounting Officer)
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: April 25, 2008	/s/ Daniel H. Arnold
Chairman of the Board

Date: April 25, 2008	/s/ Ronald L. Scherbring

Ronald L. Scherbring
President/Chief Executive Officer and Governor
(Principal Executive Officer)

Date: April 25, 2008	/s/ Christopher L. Arnold

Christopher L. Arnold
Secretary, CFO and Governor
(Principal Financial and Accounting Officer)

Date: April 25, 2008	/s/ David H. Arnold

David H. Arnold, Governor

Date: April 25, 2008	/s/ Daniel L. Florness

Daniel L. Florness, Governor

Date: April 25, 2008	/s/ Harland P. Knight

Harland P. Knight, Governor

Date: April 25, 2008	/s/ Bertha M. Koch

Bertha M. Koch, Governor

Date: April 25, 2008	/s/ Glenn M. Lutteke

Glenn M. Lutteke, Governor

Date: April 25, 2008	/s/ Richard J. Mikrut

Richard J. Mikrut, Governor

Date: April 25, 2008	/s/ Robert J. Pennington

Robert J. Pennington, Governor

Date: April 25, 2008	/s/ Anthony J. Wasinger

Anthony J. Wasinger, Governor

INDEX TO EXHIBITS

Exhibit		Method of
No.	Description	Filing

3.1	Articles of Organization of registrant dated March 31, 2006.	1

3.2	Amended and Restated Member Control Agreement dated May 4, 2007.	1

3.3	Second Amended and Restated Member Control Agreement	4

4.1	Form of Membership Unit Certificate.	1

4.2	Form of Subscription Agreement of registrant.	5

4.3	Escrow Agreement between MinnErgy, LLC and Winona National Bank dated May 9, 2007.	1

4.4	Amended and Restated Escrow Agreement between MinnErgy, LLC and Winona National Bank dated November 1, 2007.	4

4.5	Amended and Restated Escrow Agreeement between MinnErgy, LLC and Winona National Bank dated March 13, 2008.	*

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.	5

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.	5

10.1	Christianson Letter Agreement dated May 12, 2006.	1

10.2	Real Estate Option Agreement between Steven C. VonWald and MinnErgy, LLC dated May 12, 2006.	1

10.3	Real Estate Option Agreement between Isabelle O. Timm and MinnErgy, LLC dated May 17, 2006.	1

10.4	Real Estate Option Agreement between Dakota Minnesota and Eastern Railroad Corporation and MinnErgy, LLC dated May 26, 2006.	1

10.5	Agreement for Professional Services between Natural Resource Group, Inc. and MinnErgy, LLC dated May 30, 2006.	1

10.6	Real Estate Option Agreement between Gary Allen and Linda Allen and Dana Allen and MinnErgy, LLC dated June 12, 2006.	1

10.7	TranSystem Proposal for Professional Engineering Services dated July 19, 2006.	1

10.8	MPCA/DNR Environmental Permitting and Environmental Assessment Services between Natural Resources, Inc. and MinnErgy, LLC dated August 10, 2006.	1

10.9	Project Development Agreement between Delta-T Corporation and MinnErgy, LLC dated August 25, 2006.	1

10.10	Yaggy Colby Associates Proposal for Professional Services dated September 20, 2006.	1

10.11	Agreement for Field Services between Thein Well Company and MinnErgy, LLC dated September 20, 2006.	1

Exhibit		Method of
No.	Description	Filing

10.12	Yaggy Colby Associates Proposal for Professional Services dated October 31, 2006.	1

10.13	American Engineering Testing, Inc. Proposal for Geotechnical Services dated October 31, 2006.	1

10.14	Brookfield Resources, Inc. Scope of Services and Cost Estimate for Geophysical Surveys dated November 28, 2006.	1

10.15	Yaggy Colby Proposal for Traffic Study dated December 6, 2006.	1

10.16	Agreement to Terminate Project Development Agreement and Mutual Release between Delta-T Corporation and MinnErgy, LLC dated February 13, 2007.	1

10.17	Service Agreement between U.S. Water Services and MinnErgy, LLC dated April 11, 2007.	1

10.18	Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated March 28, 2007.	1

10.19	Extension of Real Estate Option Agreement between Isabelle O. Timm and MinnErgy, LLC dated May 16, 2007.	2

10.20	Extension of Real Estate Option Agreement between Dakota Minnesota and Eastern Railroad Corporation and MinnErgy, LLC dated May 17, 2007.	2

10.21	American Engineering Testing, Inc. Proposal for Additional Geotechnical Services dated May 23, 2007.	2

10.22	Phase I and Phase II Engineering Services Agreement between Fagen Engineering, LLC and MinnErgy, LLC dated May 23, 2007.	2

10.23	PlanScape Partners Proposal for Services dated May 30, 2007.	2

10.24	Energy Management Agreement between U.S. Energy Services, Inc. and MinnErgy, LLC dated June 5, 2007.	2

10.25	Extension of Real Estate Option Agreement between Gary Allen and Linda Allen and Dana Allen and MinnErgy, LLC dated June 11, 2007	2

10.26	Amendment Number One to Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated September 13, 2007.	3

10.27	Value-Added Producer Grant Agreement between Rural Business-Cooperative Service of the USDA and MinnErgy, LLC dated October 5, 2007	4

10.28	Amendment Number Two to Letter of Intent between Fagen, Inc. and MinnErgy, LLC dated December 17, 2007	5

10.29	Sublease between All American Cooperative and MinnErgy, LLC dated November 12, 2007.	*

10.30	Promissory Note between Fagen, Inc. and MinnErgy, LLC dated April 2, 2008.	*

10.31	Negative Pledge Agreement between Winona National Bank and MinnErgy, LLC dated April 11, 2008.	*

10.32	Loan Agreement between Winona National Bank and MinnErgy, LLC dated April 11, 2008.	*

10.33	Agreement between Guarantors and MinnErgy, LLC dated April 11, 2008.	*

10.34	Guaranty between Winona National Bank and All American Co-Op dated April 11, 2008.	*

10.35	Guaranty between Winona National Bank and Chris Arnold dated April 11, 2008.	*

10.36	Guaranty between Winona National Bank and David Arnold dated April 11, 2008.	*

10.37	Guaranty between Winona National Bank and Dan Arnold dated April 11, 2008.	*

10.38	Guaranty between Winona National Bank and Mike Daley dated April 11, 2008.	*

10.39	Guaranty between Winona National Bank and Dan Florness dated April 11, 2008.	*

10.40	Guaranty between Winona National Bank and Harland Knight dated April 11, 2008.	*

10.41	Guaranty between Winona National Bank and Bertha Koch dated April 11, 2008.	*

10.42	Guaranty between Winona National Bank and Richard Mikrut dated April 11, 2008.	*

10.43	Guaranty between Winona National Bank and Ron Scherbring dated April 11, 2008.	*

10.44	Guaranty between Winona National Bank and Tony Wasinger dated April 11, 2008.	*

23.1	Consent of McGladrey & Pullen LLP dated April 25, 2008.	*

23.2	Consent of PRX Geographic, Inc. dated May 7, 2007.	1

23.3	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 5.1).	5

23.4	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in Exhibit 8.1).	5

*	Filed herewith

(+)	Material has been omitted pursuant to a request for confidential treatment and such materials have been filed separately with the Securities and Exchange Commission.

(1)	Filed as part of Registrant’s Registration Statement on Form SB-2 filed with the SEC on May 14, 2007 and incorporated by reference.

(2)	Filed as part of Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on July 27, 2007 and incorporated by reference.

(3)	Filed as part of Pre-Effective Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on September 21, 2007 and incorporated by reference.

(4)	Filed as part of Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form SB-2 filed with the SEC on November 7, 2007 and incorporated by reference.

(5)	Filed as part of Pre-Effective Amendment No. 4 to Registrant’s Registration Statement on Form S-1/A filed with the SEC on March 21, 2008 and incorporated by reference.